As filed with the Securities and Exchange Commission on June 23, 2008
No. 333-151415
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EDCI HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	3663	26-2694280
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

825 8th Avenue, 23rd Floor
New York, NY 10019
(212) 333-8400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JORDAN M. COPLAND
Interim Chief Executive Officer,
Chief Financial Officer, Secretary and Treasurer
825 8th Avenue, 23rd Floor
New York, NY 10019
(212) 333-8400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

ELIZABETH H. NOE, ESQ.
Paul Hastings Janofsky & Walker LLP
600 Peachtree St., Suite 2400
Atlanta, Georgia 30308
(404) 815-2400

Approximate date of commencement of proposed sale to the public:  Upon consummation of the reorganization described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered(1)	Per Unit(2)	Offering Price	Registration Fee
Common Stock, $0.02 par value	6,869,436	$4.35	$29,882,047	$1,174.36

(1)	Based upon an estimate of the maximum number of shares of common stock, $0.02 par value per share, of EDCI Holdings, Inc. that will be exchanged for shares of common stock, $0.02 par value, of Entertainment Distribution Company, Inc. pursuant to the reorganization described below.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, based on the average of the high and low prices for Entertainment Distribution Company Inc.’s common stock on June 2, 2008, as reported on The NASDAQ Global Market.

(3)	The full registration fee of $1,174.36 was paid with the initial filing on June 4, 2008.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR IS IT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER AND SALE ARE NOT PERMITTED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION.

SUBJECT TO COMPLETION DATED JUNE 23, 2008

ENTERTAINMENT DISTRIBUTION COMPANY, INC.
825 8TH AVENUE, 23RD FLOOR
NEW YORK, NEW YORK 10019

June 30, 2008

Dear Stockholder:

On behalf of the board of directors and management of Entertainment Distribution Company, Inc., (“EDCI” or the “Company”), I cordially invite you to the Annual Meeting of Stockholders to be held on August 22, 2008 at the Courtyard by Marriott, 1856 Remount Road, Gastonia, North Carolina 28054 at 9:00 a.m. local time. At the Annual Meeting, you will be asked to:

(1)	consider and vote upon a proposal to adopt a plan of reorganization intended to assist in protecting the long-term value to the Company of its substantial net operating loss carryforwards (“NOLs”) and to help ensure compliance with stock market listing standards by engaging in a transaction following which the Company will become a wholly owned subsidiary of EDCI Holdings, Inc. (“EDCI Holdings”), a newly formed holding company, and each ten outstanding shares of the common stock of the Company (the “Common Stock”) will be exchanged for one share of EDCI Holdings’ common stock (the “Reorganization”);

(2)	elect two Class III Directors;

(3)	ratify the selection of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company; and

(4)	transact any other business that may properly come before the 2008 Annual Meeting and any adjournment(s) or postponement(s) thereof.

As indicated above, in addition to the customary actions of electing the members of the Board of Directors of EDCI (the “Board of Directors” or the “Board”) and ratifying the appointment of our independent accountants, at this year’s Annual Meeting we are seeking stockholder approval of a transaction intended to protect the long-term value of our NOLs and thereby help maximize stockholder value. There are two principal reasons for proposing this transaction.

First, as we have previously disclosed, we have substantial NOLs. We consider these loss carryforwards to be an important part of our overall strategy because they can be used to reduce the amount of income tax we would be required to pay in the future on earnings from our business. Under United States tax laws, certain changes in the ownership of the Company’s stock could, over time, result in significant limitations being imposed on our ability to use these loss carryforwards — thereby reducing their long-term value to us. Because we consider these loss carryforwards to be important assets that can provide the Company with substantial value in the future, we feel it is important to protect our ability to use them. As announced on April 3, 2008, EDCI has adopted a rights plan to assist in protecting these loss carryforwards. We believe the Reorganization and the transfer restrictions that will be imposed thereby will be a more effective way to preserve this important asset. Therefore, if the Reorganization is approved, EDCI will terminate the rights plan upon the implementation of the Reorganization.

Second, as we have previously disclosed, on January 4, 2008, the Company received a letter from The NASDAQ Stock Market (“NASDAQ”) advising that for the previous 30 consecutive trading days, the bid price of the Common Stock had closed below the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 4450(a)(5). Shares of the Common Stock may be delisted from The NASDAQ Global Market if the price of the shares does not close above $1.00 for ten consecutive trading days before July 2, 2008, subject to an additional 180 day extension period if the Common Stock begins trading on The NASDAQ Capital Market instead of on The NASDAQ Global Market. In connection with the Reorganization, the Company intends to apply for listing of EDCI Holdings’ common stock on The NASDAQ Capital Market, which the Board of Directors believes is a more appropriate market than The NASDAQ Global Market for the common stock of EDCI Holdings to trade. The Board of Directors believes that the proposed Reorganization would, among other things, better enable EDCI Holdings to maintain the listing of its common stock on The NASDAQ Capital Market. Therefore, in the Reorganization we are proposing to exchange shares of Common Stock for shares of EDCI Holdings’ common stock at a ratio of ten to one (the “Exchange Ratio”) with the primary goal of raising the per share trading price of EDCI Holdings’ common stock above the per share trading price of EDCI’s Common Stock. If the Reorganization is implemented, you will own fewer shares of EDCI Holdings’ common stock than you do of the Company’s Common Stock. Nevertheless, the shares that you do own will represent the same proportional ownership interest in EDCI Holdings as you have in the Company. You should not expect, however, that the market price for a share of EDCI Holdings’ common stock will necessarily increase in direct proportion to the Exchange Ratio. In connection with the Reorganization, the Company has applied for listing of the Common Stock on The NASDAQ Capital Market prior to the Reorganization in order to obtain the benefit of the additional 180 day compliance period.

To effect the Reorganization, we have formed two new subsidiaries — EDCI Holdings and EDC Merger Sub, Inc. (“EDC Merger Sub”). They are both Delaware corporations, like the Company. Under the terms of a short agreement, we would complete a merger between EDCI and EDC Merger Sub that would result in EDCI becoming a wholly owned subsidiary of EDCI Holdings. In the merger, each ten shares of your existing Common Stock would be exchanged for one share of EDCI Holdings’ common stock. (EDC Merger Sub would cease to exist following the merger.) In addition, the consolidated assets and liabilities of EDCI Holdings immediately after the merger would be the same as the consolidated assets and liabilities of the Company immediately prior to the merger. In addition to a detailed description of the proposed Reorganization, the attached proxy statement/prospectus also includes (on page 21) diagrams of the proposed transaction. Our Board of Directors, after discussing the situation with our outside professional advisors, decided to approve and recommend for your approval the Reorganization described in the attached proxy statement/prospectus. The Reorganization requires the approval of the holders of a majority of our outstanding shares of Common Stock, and, for this reason, we are sending the attached proxy statement/prospectus to you to solicit your support for the Reorganization.

If the Reorganization is approved and completed, the only changes you, our stockholders, are likely to notice are the following:

•	You would become stockholders of EDCI Holdings, rather than of the Company. Each ten shares of Common Stock that you now own would be exchanged for one share of common stock of EDCI Holdings, so that your proportional ownership interest in EDCI Holdings will be the same as your ownership interest in the Company, except to the extent that you receive cash for fractional shares of EDCI Holdings in connection with the Reorganization. The treatment of fractional shares is discussed in greater detail in the attached proxy statement/prospectus. Following the Reorganization, you will be asked to exchange your shares of Common Stock for shares of common stock of EDCI Holdings. If you have certificates for your shares of Common Stock, you will receive certificates representing your shares of EDCI Holdings.

•	Shares of EDCI Holdings will be subject to transfer restrictions designed to protect our NOLs. However, as long as you own less than 5% of the outstanding shares of EDCI Holdings, these transfer restrictions generally will not affect you. The transfer restrictions are described in detail beginning on page 29 of the attached proxy statement/prospectus, and the complete transfer restrictions are included in Appendix B to the attached proxy statement/prospectus.

Immediately following the Reorganization, the only assets and liabilities of EDCI Holdings will be 100% of the stock of the Company. Therefore, as stockholders of EDCI Holdings, you will continue to own 100% of the Company — through your ownership of EDCI Holdings. The certificate of incorporation and the by-laws of EDCI Holdings will be virtually identical to the Company’s, except that they will now include the transfer restrictions described in detail in the attached proxy statement/prospectus and authorize EDCI Holdings to issue fewer shares of its common stock than EDCI is authorized to issue. The directors and executive officers of EDCI Holdings will be the same as the directors and executive officers of the Company. In addition, we will remain a publicly traded company, with EDCI Holdings’ common stock listed and traded on The

NASDAQ Capital Market under the symbol “EDCI” — the same symbol under which our Common Stock now trades on The NASDAQ Global Market.

We believe that the Reorganization is an important part of the Company’s future, and we hope you will agree to support it. The Company’s Board of Directors recommends that you vote FOR the Reorganization, FOR the election of the board’s nominees for directors, and FOR approval of Ernst & Young LLP as our independent accountants.

Before deciding how to vote, you should review the attached proxy statement/prospectus for a detailed explanation of the Reorganization, the transfer restrictions, and the implications of the Exchange Ratio. You should also review the appendices to the proxy statement/prospectus, which contain the complete terms and conditions of the Reorganization and the complete transfer restrictions, as well as our annual report to stockholders accompanying the attached proxy statement/prospectus.

Whether or not you plan to attend the Annual Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

Sincerely,

Clarke H. Bailey
Chairman of the Board

Your Vote is Important.

Please execute and return the enclosed proxy promptly,
whether or not you plan to attend the Annual Meeting.

Neither the Securities and Exchange Commission nor any state securities commission has approved the common stock to be issued under this proxy statement/prospectus or has determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated June 23, 2008,
and is first being mailed to stockholders on or about June 30, 2008.

ENTERTAINMENT DISTRIBUTION COMPANY, INC.
825 8TH AVENUE, 23RD FLOOR
NEW YORK, NEW YORK 10019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 22, 2008

The 2008 Annual Meeting of the Stockholders of Entertainment Distribution Company, Inc., a Delaware corporation (the “Company”), will be held at the Courtyard by Marriott, 1856 Remount Road, Gastonia, North Carolina 28054 on August 22, 2008 at 9:00 a.m., local time, for the following purposes:

(1)	To consider and vote upon a proposal to adopt a plan of reorganization intended to assist in protecting the long-term value to the Company of its substantial net operating loss carryforwards (“NOLs”) and to help ensure compliance with stock market listing standards by engaging in a transaction following which the Company will become a wholly owned subsidiary of EDCI Holdings, Inc. (“EDCI Holdings”), a newly formed holding company, and each ten outstanding shares of the common stock of the Company (the “Common Stock”) will be exchanged for one share of EDCI Holdings’ common stock (the “Reorganization”);

(2)	To elect two Class III Directors;

(3)	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company; and

(4)	To transact any other business that may properly come before the 2008 Annual Meeting and any adjournment(s) or postponement(s) thereof.

The Board of Directors of the Company has approved and recommends that you vote “FOR” all of the proposals that are described in the attached proxy statement/prospectus.

The close of business on June 20, 2008 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the 2008 Annual Meeting and any adjournment(s) or postponement(s) thereof. A proxy statement/prospectus, a form of proxy, and the Company’s 2008 Annual Report are enclosed with this Notice.

A list of stockholders entitled to vote at the 2008 Annual Meeting will be open to the examination of any stockholder for any purpose relevant to the 2008 Annual Meeting, during ordinary business hours, for a period of 10 days prior to the 2008 Annual Meeting at the Company’s offices located at 825 8th Avenue, 23rd floor, New York, New York and will be available at the meeting for such purpose.

Please do not send any stock certificates to us at this time. If the Reorganization is completed, you will receive letters of transmittal and instructions regarding the exchange of your certificates of stock in the Company.

Stockholders are cordially invited to attend this meeting. Each stockholder, whether or not he or she expects to be present in person at the 2008 Annual Meeting, is requested to SIGN, DATE and RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible.

BY ORDER OF THE BOARD OF DIRECTORS

/s/  Jordan M. Copland

Jordan M. Copland
Interim Chief Executive Officer,
Chief Financial Officer, Secretary and Treasurer

June 30, 2008

i

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

Set forth below are some key questions and answers to provide you with more information about the annual meeting. These questions and answers are qualified in their entirety by reference to the more detailed information appearing elsewhere in or accompanying this proxy statement/prospectus. You are urged to review the entire proxy statement/prospectus and accompanying materials carefully.

In this proxy statement/prospectus, “EDCI,” the “Company,” “we” and “our” refer to Entertainment Distribution Company, Inc. and its consolidated subsidiaries (other than EDCI Holdings and EDC Merger Sub) and predecessors, “EDCI Holdings” refers to EDCI Holdings, Inc., the Company’s wholly owned subsidiary before the Reorganization and the parent company after the Reorganization, and “EDC Merger Sub” refers to EDC Merger Sub, Inc., the wholly owned subsidiary of EDCI Holdings before the Reorganization into which the Company will merge if the Reorganization is approved.

INTRODUCTION

Q:	Why am I receiving this proxy statement/prospectus?

A:	You have received this proxy statement/prospectus and the enclosed proxy card from the Company because you held shares of common stock of the Company (the “Common Stock”) on June 20, 2008.

Q:	What are the proposals I will be voting on at the annual meeting?

A:	As a stockholder, you will:

(1)	consider and vote upon a proposal to adopt a plan of reorganization intended to assist in protecting the long-term value to the Company of its substantial net operating loss carryforwards (“NOLs”) and to help ensure compliance with stock market listing standards by engaging in a transaction following which the Company will become a wholly owned subsidiary of EDCI Holdings, Inc. (“EDCI Holdings”), a newly formed holding company, and each ten outstanding shares of Common Stock will be exchanged for one share of EDCI Holdings’ common stock (the “Reorganization”);

(2)	elect two Class III Directors; and

(3)	ratify the selection of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company.

Q:	Who is entitled to vote?

A:	Only holders of record of shares of Common Stock on the close of business on June 20, 2008 will be entitled to vote at the annual meeting. On June 30, 2008, the Company began mailing this proxy statement/prospectus to all persons entitled to vote at the annual meeting.

Q:	When and where is the annual meeting being held?

A:	The annual meeting is being held on August 22, 2008 at the Courtyard by Marriott, 1856 Remount Road, Gastonia, North Carolina 28054, at 9:00 a.m., local time.

THE REORGANIZATION

Q:	Why is the Company proposing the Reorganization?

A:	One reason the Company is proposing the Reorganization is to assist in protecting the long-term value to the Company of its substantial net operating loss carryforwards, which are an important part of the Company’s business strategy. In the Reorganization, restrictions on certain transfers of common stock of EDCI Holdings received in exchange for the Common Stock will be put in place that will reduce the risk that the Company would experience an ownership change for tax purposes, which would impose significant limitations on the use of the Company’s NOLs. The second reason for the Reorganization is that the

Company expects that by fixing the ratio at which shares of Common Stock are converted into shares of EDCI Holdings’ common stock at ten to one (the “Exchange Ratio”), EDCI Holdings will be able to meet the requirements for the continued listing of its common stock on The NASDAQ Capital Market, as a successor of the Company.

Q:	What will I receive in the Reorganization for my shares of Common Stock?

A:	You will receive one share of common stock of EDCI Holdings in exchange for each ten shares of Common Stock that you hold at the time of the Reorganization. For example, if you currently own 10,000 shares of the Common Stock, after the Reorganization you will receive 1,000 shares of EDCI Holdings’ common stock.

Q:	After the Reorganization, will EDCI Holdings have the same directors and executive officers that the Company currently has?

A:	Yes. The executive officers of EDCI Holdings immediately after the Reorganization will be the same as EDCI’s current executive officers, and the directors of EDCI Holdings immediately after the Reorganization will be the continuing EDCI directors as well as the directors who are elected at the annual meeting.

Q:	What will be the business of EDCI Holdings after the Reorganization?

A:	The sole activity of EDCI Holdings immediately after the Reorganization will be to hold 100% of the stock of EDCI. The consolidated assets, liabilities and stockholders’ equity of EDCI Holdings immediately following the Reorganization will be the same as the consolidated assets, liabilities and stockholders’ equity of the Company immediately prior to the Reorganization.

Q:	Will I have appraisal rights in connection with the Reorganization?

A:	No. You are not entitled to appraisal rights under Delaware law.

Q:	What will happen to my shares of Common Stock after the Reorganization?

A:	If the Reorganization is approved, EDCI Holdings will send you a letter of transmittal that will explain how to obtain common stock of EDCI Holdings in exchange for your shares of Common Stock.

Q:	What if I fail to exchange my Common Stock for common stock of EDCI Holdings?

A:	If you fail to surrender your certificates of Common Stock, you will not receive certificates representing common stock of EDCI Holdings. In this case, you will not be entitled to any distributions made with respect to common stock of EDCI Holdings, and you will not be able to transfer your EDCI Holdings common stock until your Common Stock is surrendered.

Q:	Will the common stock of EDCI Holdings be publicly traded?

A:	Yes. After the Reorganization, EDCI’s Common Stock will no longer be listed on The NASDAQ Global Market, but EDCI Holdings’ common stock will be listed on The NASDAQ Capital Market for trading under the symbol “EDCI.” (The Common Stock is currently traded under this same symbol on The NASDAQ Global Market.) The Company will not complete the Reorganization unless and until EDCI Holdings’ common stock is approved for listing on The NASDAQ Capital Market.

Q:	What if the Reorganization is not approved by the stockholders?

A:	The reorganization transaction will not occur and you will continue to hold shares of the Company’s Common Stock. The Company will not have the same ability to prohibit transfers that could lead to or cause an ownership change had the Company completed the Reorganization. An ownership change could severely limit the Company’s ability to use the net operating loss carryforwards.

Also, EDCI’s Common Stock may be delisted from The NASDAQ Global Market or The NASDAQ Capital Market regardless of whether the Reorganization is approved. One purpose of the Reorganization is to reduce the likelihood of delisting by reducing the number of issued and outstanding shares of the common stock of EDCI Holdings below the number of issued and outstanding shares of EDCI, thereby raising the trading price for EDCI Holdings stock and making it more likely that shares of such stock will continue to qualify for listing on The NASDAQ Capital Market, which the Board of Directors believes is a more appropriate market than The NASDAQ Global Market for the common stock of EDCI Holdings to trade.

Q:	What are the U.S. federal income tax consequences of the Reorganization on the stockholders of the Company?

A:	Stockholders will, for federal income tax purposes: (1) recognize no gain or loss upon the receipt of stock of EDCI Holdings in exchange for their Common Stock; (2) have an initial tax basis in the stock of EDCI Holdings received that is the same as their adjusted tax basis in their EDCI stock; and (3) have a holding period for stock of EDCI Holdings that includes their holding period for their stock of the Company.

THE EXCHANGE RATIO

Q:	How will the Exchange Ratio accomplish the stated objectives?

A:	EDCI believes the Exchange Ratio is likely to result in a market price per share of the common stock of EDCI Holdings above the level necessary to achieve and maintain EDCI Holdings’ listing on The NASDAQ Capital Market. You should not expect, however, that the market price for a share of common stock of EDCI Holdings will necessarily increase above the price for a share of Common Stock of EDCI at the rate suggested by the Exchange Ratio or will maintain any such price, if achieved.

Q:	Will my ownership position in EDCI be diluted in the Reorganization?

A:	Generally, no. The number of outstanding shares of EDCI Holdings after the Reorganization will be less than the number of outstanding EDCI shares before the Reorganization, but the aggregate economic interests represented by these shares will remain the same as they are today because all of the shares of Common Stock are subject to the Reorganization. Consequently, you will own indirectly the same portion of the Company after the Reorganization that you do directly now, unless the number of shares of the Company you own is not evenly divisible by the Exchange Ratio.

Q:	What if the number of EDCI shares I own is not evenly divisible by the Exchange Ratio?

A:	You will not receive any fractional shares of EDCI Holdings. In lieu of issuing fractional shares, the Company may either (i) directly pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of the Common Stock, as quoted by the NASDAQ on the date the Reorganization becomes effective (the “Effective Date”), multiplied by the fractional share amount, or (ii) make arrangements with the Company’s transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the Reorganization and sell these whole shares as soon as possible after the Effective Date at the prevailing market prices on the open market on behalf of those holders, and then pay each such holder his, her or its pro rata portion of the sale proceeds.

THE TRANSFER RESTRICTIONS

Q:	What is the purpose of the transfer restrictions?

A:	The purpose of the transfer restrictions is to help preserve the long-term value to the Company of its accumulated net operating loss carryforwards. The proposed transfer restrictions are designed to prohibit certain transfers of EDCI Holdings’ stock in excess of amounts that, because of provisions of the Internal Revenue Code, could inhibit the Company’s ability to use its NOLs to reduce its future income tax liability.

Q:	What transfers will the proposed restrictions prohibit?

A:	Subject to certain limited exceptions, the transfer restrictions would restrict any person from buying or selling EDCI Holdings’ stock (or any interest in EDCI Holdings’ stock) if the transfer would result in a stockholder (or several stockholders, in the aggregate, who hold their stock as a “group” under the federal securities laws) owning 5% or more of EDCI Holdings’ stock. The purpose of these restrictions is to limit direct or indirect transfers of stock of EDCI Holdings that would affect the percentage of stock that is treated as being owned by “5% stockholders” (within the meaning of section 382 of the Internal Revenue Code). Changes in ownership of the Company’s stock by such 5% stockholders and the creation of new 5% stockholders can result in limitations on the Company’s ability to use the Company’s NOLs to reduce the Company’s future income tax liability. Stockholders who own more than 5% of the Company’s stock prior to the Reorganization will be allowed to acquire additional shares of EDCI Holdings’ common stock representing up to one-half of 1% of the total outstanding shares of EDCI Holdings’ common stock immediately following the Reorganization (and taking into account in calculating the number of additional shares acquired, any shares exchanged in the Reorganization for shares of common stock of EDCI acquired by such pre-existing 5% stockholder on or after April 2, 2008).

Q:	How will the restrictions affect me if I already own more than 5% of the Company’s stock?

A:	If you already own more than 5% of the Company’s stock, you would be able to transfer your shares following the Reorganization if both of the following conditions are met: (i) such transfer does not increase the percentage stock ownership of another holder of 5% or more of EDCI Holdings’ common stock or create a new holder of 5% or more of EDCI Holdings’ common stock (but you will be able to transfer your shares in such a way that creates a new public group) and (ii) the stock that is the subject of the transfer was acquired by you in the Reorganization. In addition, if you owned more than 5% of the Company’s stock prior to the Reorganization, the transfer restrictions would allow you to acquire additional shares of EDCI Holdings’ common stock representing up to one-half of 1% of the total outstanding shares of EDCI Holdings’ common stock immediately following the Reorganization (and taking into account in calculating the number of additional shares acquired, any shares exchanged in the Reorganization for shares of common stock of EDCI acquired by you on or after April 2, 2008).

Q:	Will the transfer restrictions apply to me if I own less than 5% of EDCI’s stock?

A:	Yes, but there will be no restrictions on the sale of common stock of EDCI Holdings by a stockholder who owns less than 5% of EDCI Holdings’ common stock to a purchaser who, after the sale, also would own less than 5% of EDCI Holdings’ common stock.

Q:	How long will the transfer restrictions remain in effect?

A:	The transfer restrictions will remain in effect until the Board of Directors determines that the Company’s NOLs are no longer available to reduce the Company’s future income tax liability, which should be the earlier of full usage of the loss carryforwards or their expiration. The Company estimates that the latest date of expiration of the current loss carryforwards is 2027.

Q:	Will the transfer restrictions apply to me if I vote against the Reorganization?

A:	Yes, if a majority of holders of the Company’s issued and outstanding Common Stock approve the Reorganization, your stock will be subject to the transfer restrictions even if you vote against the Reorganization.

Q:	Can I sell my shares before the annual meeting without being subject to the transfer restrictions?

A:	Yes. Transfers of the Common Stock prior to the completion of the Reorganization will not be subject to the transfer restrictions. However, as announced on April 3, 2008, EDCI has adopted a rights plan that would be triggered if any one individual or entity acquires 4.9% or more of EDCI’s Common Stock. Therefore, the rights plan may limit your ability to transfer your shares of Common Stock.

Q:	Will the Board of Directors be able to make exceptions for transfers that would otherwise be restricted?

A:	Yes, the Board of Directors will have the discretion to approve transfers that would otherwise be restricted. In addition, the Board of Directors has determined that in some circumstances, stockholders that own 5% or more of the common stock of EDCI Holdings immediately following the consummation of the Reorganization will not be prohibited from selling shares received in the Reorganization so long as such sales do not create a new 5% stockholder or increase the ownership of an existing 5% stockholder (in each case, other than a public group).

Q:	Are there risks that I should consider in deciding on how to vote on the Reorganization?

A:	Yes, you should carefully read this proxy statement/prospectus, including the factors discussed in the section titled “Risk Factors of the Reorganization” beginning on page 34.

VOTING

Q:	What vote is required to approve the Reorganization?

A:	Under Delaware law and the Company’s by-laws, the affirmative vote of the holders of a majority of the Company’s outstanding shares of Common Stock is required to approve the Reorganization.

Q:	What vote is required for the election of directors?

A:	The two nominees for director who receive the most votes will be elected to the Company’s Board of Directors.

Q:	What vote is required for the ratification of the appointment of Ernst & Young LLP as the Company’s independent accountant for 2008?

A:	Ernst & Young LLP will be ratified as the Company’s independent accountant for the 2008 fiscal year if a majority of the shares represented at the annual meeting and eligible to vote ratify the board of director’s appointment of Ernst & Young LLP.

Q:	Who is soliciting my proxy?

A:	The Company’s Board of Directors.

Q:	How does the Board of Directors recommend that I vote at the annual meeting?

A:	The Company’s Board of Directors recommends that you vote “FOR” the Reorganization, and “FOR” each of the other proposals.

Q:	How is my vote counted if I vote by proxy?

A:	If you decide to vote by proxy, your proxy card will be valid only if you sign, date and return it before the annual meeting to be held on August 22, 2008. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposals One (the Reorganization) and Three (ratification of the appointment of Ernst & Young LLP). You may vote “FOR” all director nominees, or to “WITHHOLD” voting authority with respect to one or both director nominees. If you fail to vote “FOR” the Reorganization, or you “ABSTAIN” from voting on the Reorganization, it has the same effect as a vote “AGAINST” the Reorganization. If you “WITHHOLD” authority with regard to one or both of the director nominees, your vote on this proposal will not be counted in determining its outcome. If you “ABSTAIN” from voting on the ratification of the appointment of Ernst & Young LLP, your vote on this proposal will be treated as a vote against the ratification of Ernst & Young LLP.

Q:	If my shares are held in “street name,” will my broker be able to vote my shares?

A:	Yes, but only if you provide instructions to your broker on how to vote on the Reorganization. Brokers will have discretionary authority to vote on the election of directors and the ratification of the appointment of Ernst & Young LLP.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes, you may change your vote at any time before your shares are voted at the annual meeting by giving written notice of revocation to the Chairman or the Secretary of the Company, by filing a later-dated proxy with either of them prior to the commencement of the 2008 Annual Meeting, or by voting in person at the 2008 Annual Meeting. Proxies and notices of revocation should be mailed or delivered to Entertainment Distribution Company, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717 for receipt by Broadridge no later than two business days prior to the 2008 Annual Meeting, or should be deposited with the Chairman or the Secretary of the Company immediately prior to the commencement of the 2008 Annual Meeting.

Q:	Whom can I contact with questions about the Reorganization or the annual meeting?

A:	If you have questions about the Reorganization or the annual meeting or would like additional copies of this proxy statement/prospectus, you should contact EDCI’s Chief Financial Officer at (212) 333-8400.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus regarding the Reorganization and may not contain all of the information that may be important to you in evaluating the proposed Reorganization. The information contained in this summary is qualified in its entirety by, and should be read in conjunction with, the detailed information appearing elsewhere in this proxy statement/prospectus and in the appendices. To understand fully the proposed Reorganization, you are strongly encouraged to read this proxy statement/prospectus, the appendices and the Company’s annual report to stockholders that accompanies this proxy statement/prospectus. Page references are included in this summary to direct you to a more complete discussion in this proxy statement/prospectus.

EDCI (see page 18)	The Company, through its majority owned subsidiary, is an industry leader in providing pre-recorded products and distribution services to the entertainment industry with operations serving the United States, central Europe and the United Kingdom. The Company’s principal place of business is at 825 8th Avenue, 23rd Floor, New York, New York 10019, telephone: (212) 333-8400.

EDCI Holdings (see page 18)	EDCI Holdings, Inc. is a Delaware corporation and wholly owned subsidiary of EDCI. EDCI Holdings was recently formed for the purpose of effecting the Reorganization. EDCI will be a wholly owned subsidiary of EDCI Holdings after the Reorganization.

EDC Merger Sub (see page 19)	EDC Merger Sub, Inc. is a Delaware corporation and a wholly owned subsidiary of EDCI Holdings. EDC Merger Sub was recently formed for the purpose of effecting the Reorganization and will cease to exist following the Reorganization.

Reasons for the Reorganization (see pages 28-34)	The Reorganization is intended to help EDCI preserve the long- term value of its net operating loss carryforwards, which can be used to reduce its future income tax liability. Under current tax laws, an ownership change could severely limit EDCI’s ability to use these tax benefits. As a result of the Reorganization, EDCI Holdings’ (the Company’s new parent) stock would be subject to transfer restrictions intended to decrease the risk that an ownership change would occur. While, as announced on April 3, 2008, EDCI has adopted a rights plan to assist in protecting these loss carryforwards, we believe the Reorganization and the transfer restrictions that will be imposed thereby will be a more effective way to preserve this important asset. Therefore, if the Reorganization is approved, EDCI will terminate the rights plan prior to the implementation of the Reorganization.

Another primary objective of the Reorganization is to raise the per share trading price of the common stock of EDCI Holdings above the per share trading price of the Common Stock of EDCI. The Board of Directors believes that the Reorganization would, among other things, better enable EDCI Holdings to achieve and maintain the listing of its common stock on The NASDAQ Capital Market.

Reorganization (see pages 18-27)	As depicted in the diagrams on page 21, in the Reorganization, EDC Merger Sub will merge with and into EDCI, and EDCI will be the surviving corporation. As a result, EDCI will become a wholly owned subsidiary of EDCI Holdings.

At the time of the Reorganization,

• you will become a stockholder of EDCI Holdings, and each ten shares of your Common Stock will be automatically converted into the right to receive one share of common stock of EDCI Holdings (subject to the cash out of fractional shares);

• each share of common stock of EDCI Holdings will be subject to the transfer restrictions, whether or not you vote in favor of the Reorganization;

• each share of EDC Merger Sub common stock held by EDCI Holdings will be converted into one share of EDCI; and

• each share of common stock of EDCI Holdings held by EDCI will be cancelled.

After the Reorganization, outstanding options to purchase Common Stock will be exercisable only for common stock of EDCI Holdings.

The relative powers, designations, preferences, rights and qualifications of EDCI Holdings’ common stock as in effect immediately prior to the Reorganization will be identical in all respects to the Common Stock, except for the transfer restrictions described below under the section entitled “Transfer Restrictions.”

Completion of the Reorganization may be deferred by the Company’s Board of Directors or an authorized officer following the annual meeting if the Board of Directors or an authorized officer determines that deferral would be in the best interests of the Company and its stockholders.

The Agreement and Plan of Reorganization, attached as Appendix A, may be terminated and the Reorganization abandoned prior to the filing of the certificate of merger, whether before or after approval by EDCI stockholders, if the Board of Directors determines that the Reorganization for any reason would not be in the best interests of EDCI and its stockholders.

If the Reorganization is implemented, the number of issued and outstanding shares of common stock of EDCI Holdings will be 15,000,000 authorized and approximately 6,849,666 outstanding, as compared with 200,000,000 authorized shares and 68,496,658 outstanding shares of Common Stock of EDCI as of June 18, 2008.

The number of outstanding shares of EDCI Holdings will be less than the number of outstanding EDCI shares, but the aggregate economic interests represented by these shares will remain the same as they are today. You should not expect, however, that the market price for a share of EDCI Holdings’ common stock will necessarily be the same as the market price of Common Stock before the Reorganization multiplied by the Exchange Ratio.

Management of EDCI Holdings (see pages 22-23)	Immediately after the Reorganization, the executive officers of EDCI Holdings will be the same persons who currently serve as officers of EDCI and the directors of EDCI Holdings will be the directors who are elected at the annual meeting together with the continuing directors of EDCI. There will be no change in the compensation or benefits of the directors or executive officers of EDCI as a result of the Reorganization. They will continue to receive the same aggregate compensation and benefits as they presently receive from EDCI (unless and until such compensation and benefits are changed at some future time by the board of directors of EDCI Holdings).

Listing of EDCI Holdings’ common stock (see page 20)	After the Reorganization, EDCI’s Common Stock will be delisted and cease to trade, and EDCI Holdings’ common stock will be listed for trading on The NASDAQ Capital Market under the symbol “EDCI” — the same symbol under which the Common Stock now trades on The NASDAQ Global Market.

Conditions to the Reorganization (see page 23)	The Reorganization is subject to the satisfaction of the following conditions:

• approval by the vote of the holders of a majority of the Company’s issued and outstanding Common Stock;

• receipt of an opinion from counsel with respect to the enforceability of the transfer restrictions under Delaware law;

• EDCI Holdings’ common stock having been approved for listing by The NASDAQ Capital Market; and

• obtaining any other consents, approvals or authorizations deemed necessary or appropriate.

Effective Time (see page 23)	The Reorganization will become effective immediately upon the filing of a certificate of merger with the Secretary of State of Delaware (or at such later time that may be specified in the certificate of merger), which the Company expects to occur promptly following approval of the Reorganization at the annual meeting.

Transfer Restrictions (see pages 29-34)	Subject to certain exceptions described elsewhere in this proxy statement/prospectus, the transfer restrictions will prohibit, without prior approval of EDCI Holdings’ board of directors, the direct or indirect sale, transfer, or disposition of any stock of EDCI Holdings (as defined by section 382 of the Internal Revenue Code) by any 5% holder or to any holder:

• who beneficially owns directly or through attribution 5% or more of such stock (subject to the exceptions for pre-existing 5% stockholders described below);

• who, upon the direct or indirect sale, transfer, disposition, purchase or acquisition of any of such stock, would beneficially own directly or through attribution 5% or more of such stock; or

• if the effect of transfer would create a new public group under the Internal Revenue Code.

Any transfer that violates the transfer restrictions will be void as of the date of the purported transfer, and the purported transferee will not be recognized as the owner of the stock. Any stockholder who knowingly violates the transfer restrictions will be liable for any and all damages suffered by EDCI Holdings as a result of the violation.

The transfer restrictions will include the right to require a proposed transferee to provide all information reasonably requested regarding such person’s ownership of common stock of EDCI Holdings.

Pre-existing 5% stockholders will be permitted to dispose of shares of common stock of EDCI Holdings received in the Reorganization so long as the disposition would not:

• increase the ownership of stock by any person (other than a public group) to 5% or more of the stock of EDCI Holdings or

• increase the ownership of stock owned by any person (other than a public group) which owns 5% or more of the stock of EDCI Holdings prior to such attempted transfer.

These permitted transfers include transfers to a public group even though the public group becomes a new public group and is treated as a 5% stockholder under section 382.

In addition, certain pre-existing 5% stockholders will be permitted to acquire additional shares of common stock of EDCI Holdings representing up to one-half of 1% of the outstanding shares of EDCI Holdings’ common stock immediately following the Reorganization (and taking into account in calculating the number of additional shares acquired, any shares exchanged in the Reorganization for shares of common stock of EDCI acquired by such pre-existing 5% stockholder on or after April 2, 2008).

The transfer restrictions will remain in effect until EDCI Holdings’ board of directors determines that the NOLs are no longer available to reduce the Company’s future income tax liability, which should be the earlier of full usage of the loss carryforwards or their expiration. The Company estimates that the latest date of expiration of the NOLs is currently 2027.

In addition, following a change in law, in certain circumstances EDCI Holdings’ board of directors will have the authority to eliminate, or modify certain terms of, the transfer restrictions.

As soon as practicable after the completion of the Reorganization, EDCI Holdings will send to the Company’s stockholders a letter of transmittal for use in exchanging Common Stock for EDCI Holdings’ common stock.

Each certificate of EDCI Holdings’ common stock issued in the Reorganization will bear a legend that indicates that subsequent transfers of EDCI Holdings’ common stock will be subject to the transfer restrictions.

As of June 18, 2008, the Company’s directors and executive officers beneficially owned 11,275,278 shares of the Company’s outstanding Common Stock, representing approximately 16.16% of the outstanding votes of Common Stock. The vote of holders of a majority of the shares of EDCI’s Common Stock outstanding on the record date is required to approve the Reorganization.

Tax Consequences (see pages 25-26)	The Company’s stockholders will recognize neither gain nor loss for federal income tax purposes as a result of the Reorganization.

However, you should consult your own tax adviser to determine the specific tax consequences of the Reorganization to you.

Accounting Consequences (see page 26)	The consolidated assets, liabilities, stockholders’ equity and income of EDCI Holdings immediately after the Reorganization will be the same as those of EDCI immediately prior to the Reorganization.

Rule 144 and Section 13(d) of the Exchange Act (see page 27)	Sales under Rule 144 of common stock of EDCI Holdings received in the Reorganization will not be any different than sales of Common Stock under Rule 144, except that the average weekly reported volume of trading in Common Stock may not be taken into account by holders of common stock of EDCI Holdings for purposes of Rule 144(e)(1) and (2).

EDCI’s prior reports will be taken into account in determining EDCI Holdings’ compliance with the current public information requirements of Rule 144(c)(1). In addition, for purposes of resales by affiliates of EDCI under Rule 145, you will be able to tack on to the common stock of EDCI Holdings the period of time during which you held Common Stock for purposes of Rule 144(d).

Stockholders of EDCI who have filed statements on Schedule 13D or Schedule 13G reporting beneficial ownership of Common Stock of EDCI will not be required to make additional or amended filings of such statements as a result of the Reorganization.

Exchange of Certificates and the Reorganization (see page 24)	At the effective time of the Reorganization, certificates representing the Common Stock will no longer entitle you to any rights with respect to EDCI’s Common Stock, and each certificate will be deemed to evidence the shares of common stock of EDCI Holdings. The Company’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of Common Stock will be asked to surrender to the Company’s transfer agent certificates representing Common Stock in exchange for certificates representing EDCI Holdings’ common stock in accordance with the procedures set forth in a letter of transmittal that will be delivered to the Company’s stockholders. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

Interests of Directors and Executive Officers (see page 27)	Certain of the Company’s executive officers and directors own the Common Stock and/or options to purchase shares of the Common Stock and, to that extent, their interest in the Reorganization is the same as that of the other holders of the Common Stock.

Risk Factors (see pages 34-35)	There are risks and uncertainties related to the Reorganization that you should carefully consider in deciding how to vote on the Reorganization. If any of these risks occur, the Company’s business and the value of the Common Stock could be materially adversely affected.

Appraisal Rights (see page 24)	Under Delaware law, the Company’s stockholders do not have appraisal rights with respect to the Reorganization.

Expenses (see page 27)	All expenses related to the Reorganization will be paid by the Company whether or not the Reorganization is approved by the Company’s stockholders.

Vote Required (see page 23)	The affirmative vote of the holders of a majority of the Company’s issued and outstanding shares of Common Stock is required to approve the Reorganization.

Recommendation (see page 35)	The Board of Directors of EDCI recommends you vote “FOR” the approval of the Reorganization.

Please vote your shares as soon as possible so that your shares may be represented at the annual meeting. You may vote by signing and dating your proxy card and mailing it in the enclosed return envelope, or you may vote in person at the annual meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This Proxy Statement/Prospectus is furnished in connection with the solicitation by the Board of Directors of Entertainment Distribution Company, Inc. (“EDCI” or the “Company”) of proxies for use at the 2008 Annual Meeting of Stockholders to be held at the Courtyard by Marriott, 1856 Remount Road, Gastonia, North Carolina 28054 on August 22, 2008 at 9:00 a.m., local time, and any adjournment(s) or postponement(s) thereof.

This Proxy Statement/Prospectus, the Notice of the 2008 Annual Meeting and the form of proxy were first mailed to stockholders on or about June 30, 2008. The Company’s principal executive offices are located at 825 8th Avenue, 23rd floor, New York, New York.

Proposals to be Considered

At the annual meeting, the Company will ask its stockholders to:

(1)	consider and vote upon a proposal to adopt a plan of reorganization intended to assist in protecting the long-term value to the Company of its substantial net operating loss carryforwards (“NOLs”) and to help ensure compliance with stock market listing standards by engaging in a transaction following which the Company will become a wholly owned subsidiary of EDCI Holdings, Inc. (“EDCI Holdings”), a newly formed holding company, and each ten outstanding shares of the common stock of the Company (the “Common Stock”) will be exchanged for one share of EDCI Holdings’ common stock (the “Reorganization”);

(2)	elect two Class III Directors, each for a three-year term; and

(3)	ratify the selection of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company.

The Company’s Board of Directors is not aware of any other matters to be presented at the annual meeting. If any other matters should properly come before the annual meeting or any adjournments or postponements of the annual meeting, the persons named as proxies in the enclosed proxy card will vote the proxies in accordance with their best judgment. If necessary to solicit additional proxies, the Company may ask its stockholders to vote upon the adjournment or postponement of the annual meeting.

Recommendation of the Board of Directors

The Board of Directors has approved the agreement and plan of reorganization and recommends that the stockholders vote “FOR” the approval and adoption of the agreement and the Reorganization, “FOR” the election of the Board of Directors’ nominees for director and “FOR” ratification of the selection by the Board of Directors of Ernst & Young LLP as the Company’s independent public accountants for the 2008 fiscal year. Each director has advised the Company that he plans to vote all of his shares of Common Stock in favor of the Reorganization.

This Proxy Solicitation

Any stockholder giving a proxy for the 2008 Annual Meeting may revoke it at any time prior to the voting thereof by giving written notice of revocation to the Chairman or the Secretary of the Company, by filing a later-dated proxy with either of them prior to the commencement of the 2008 Annual Meeting, or by voting in person at the 2008 Annual Meeting. Proxies and notices of revocation should be mailed or delivered to Entertainment Distribution Company, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717 for receipt by Broadridge no later than two business days prior to the 2008 Annual Meeting, or should be deposited with the Chairman or the Secretary of the Company immediately prior to the commencement of the 2008 Annual Meeting.

Solicitation of proxies is being made primarily by mail; however, there may also be further solicitation in person and by telephone at nominal cost by directors, officers, employees and agents of the Company, who will receive no additional compensation therefore. The Company will bear all costs of soliciting proxies including charges made by brokers and other persons holding stock in their names or in the names of nominees for reasonable expenses incurred in sending proxy materials to beneficial owners and obtaining their proxies.

Voting Your Shares

You may vote your shares at the annual meeting either in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot. Ballots for voting in person will be available at the annual meeting. To vote by proxy, you must complete and return the enclosed proxy card in time to be received by the Company before the annual meeting. By completing and returning the proxy card, you will be directing the persons designated on the proxy card to vote your shares at the annual meeting in accordance with the instructions you give on the proxy card.

Stockholders who hold shares registered in the name of a broker or other nominee may generally only vote pursuant to the instructions given to them by their broker or other nominee. If you hold shares registered in the name of a broker or other nominee, generally the nominee may only vote your shares as you direct the nominee, pursuant to the instructions given to you by the nominee. However, if the nominee has not timely received your directions, the nominee may vote on matters for which it has discretionary voting authority. Brokers will not have discretionary voting authority to vote on the Reorganization. Brokers will have discretionary voting authority to vote on Proposal Two and Proposal Three. If a nominee cannot vote on a matter because it does not have discretionary voting authority, this is a “broker non-vote” on that matter. In order to vote their shares by attending the annual meeting, as opposed to directing their broker or nominee to vote their shares, stockholders who hold shares registered in the name of a broker or other nominee generally must bring to the annual meeting a legal proxy from the broker or nominee authorizing them to vote the shares.

Quorum

One-third of the total outstanding shares of Common Stock will constitute a quorum at the meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Approval Required

As of June 20, 2008, the record date for the determination of stockholders of the Company entitled to notice of and to vote at the 2008 Annual Meeting, the Company had 68,447,958 shares of common stock, $0.02 par value (“Common Stock”), outstanding and entitled to vote. Each holder of Common Stock at the close of business on June 20, 2008 will be entitled to one vote for each share held of record.

Proposal One

The affirmative vote of the holders of a majority of the shares of the Common Stock outstanding as of the record date is required to approve the Reorganization.

Abstentions and broker non-votes will have the same effect as votes against the Reorganization. In addition, the failure of a stockholder to return a proxy or to vote in person or to direct its broker or other nominee to vote its shares will have the effect of a vote against the Reorganization. Brokers holding shares for beneficial owners cannot vote on the Reorganization without the owners’ specific instructions. Accordingly, stockholders are encouraged to return the enclosed proxy card marked to indicate their grant of a proxy or to follow the instructions for voting provided by their broker or other nominee.

Proposal Two

The two nominees for director receiving a plurality of the votes cast at the meeting will be elected as directors to serve until the expiration of their terms or until their successors have been duly elected or qualified. If you do not vote “FOR” a particular nominee or you indicate “WITHHELD” on your proxy card, your vote will neither be counted for or against the nominee. Abstentions and broker non-votes will not affect the outcome of this proposal.

Proposal Three

Ernst & Young LLP will be ratified as the Company’s independent accountant for the 2008 fiscal year if a majority of shares represented at the annual meeting and eligible to vote on the matter consent to the proposal. If you do not vote “FOR” the appointment of Ernst & Young LLP or you indicate “WITHHELD” on your proxy card, your vote will count against the proposal.

Broker non-votes will not affect the outcome of this proposal because the shares will not be considered eligible to vote on this proposal. Abstentions will be treated as a vote against the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Listed in the following table are the beneficial owners known to the Company as of June 18, 2008, of more than 5% of the outstanding Common Stock. In addition, this table includes the number of shares of Common Stock beneficially owned by each director and each of the executive officers listed in the Summary Compensation Table, and the number of shares owned by directors and executive officers as a group. Except as noted below, the address of the beneficial owners is Entertainment Distribution Company, Inc., 825 8th Avenue, 23rd floor, New York, New York 10019.

	Number of Shares
Name of Beneficial Owner	Beneficially Owned(1)		Percent of Class

Clarke H. Bailey	1,046,997	(2)	1.51%
James Caparro	—		*
Jordan M. Copland	115,000		*
Thomas Costabile	—		*
Matthew K. Behrent	—		*
Roger J. Morgan	—		*
John V. Madison	—		*
Ramon D. Ardizzone	207,324	(3)	*
Donald S. Bates	118,897	(4)	*
Cliff O. Bickell	53,927	(5)	*
Peter W. Gilson	166,551	(6)	*
Horace H. Sibley	141,351	(7)	*
Howard W. Speaks, Jr.	111,551	(8)	*
Robert L. Chapman, Jr. et al(11)	9,313,680	(9)	13.60%
All directors and executive officers as a group (14 persons)	11,275,278	(10)	16.16%
State of Wisconsin Investment Board(12)	6,844,305		9.99%
Dimensional Fund Advisors, Inc.(13)	3,934,757		5.74%

*	Less than 1%.

(1)	In each case the beneficial owner has sole voting and investment power except as otherwise noted.

(2)	Includes 700 shares held by Mr. Bailey’s son and 725,480 shares that may be acquired at or within 60 days of June 18, 2008, pursuant to the exercise of options.

(3)	Includes 130,000 shares that may be acquired at or within 60 days of June 18, 2008 pursuant to the exercise of options.

(4)	Includes 1,039 shares held by Mr. Bates’ spouse and 90,000 shares that may be acquired at or within 60 days of June 18, 2008 pursuant to the exercise of options.

(5)	Includes 40,000 shares that may be acquired at or within 60 days of June 18, 2008 pursuant to the exercise of options.

(6)	Includes 90,000 shares that may be acquired at or within 60 days of June 18, 2008 pursuant to the exercise of options.

(7)	Includes 90,000 shares that may be acquired at or within 60 days of June 18, 2008 pursuant to the exercise of options.

(8)	Includes 80,000 shares that may be acquired at or within 60 days of June 18, 2008 pursuant to the exercise of options.

(9)	Includes 10,000 shares that may be acquired at or within 60 days of June 18, 2008 pursuant to the exercise of options.

(10)	Includes 1,236,970 shares that may be acquired at or within 60 days of June 18, 2008 pursuant to the exercise of options.

(11)	Robert L. Chapman, Jr., Chap-Cap Activist Partners Master Fund, Ltd., Chap-Cap Partners II Master Fund, Ltd., and Chapman Capital L.L.C. jointly report beneficial ownership of certain shares of Common Stock. Chap-Cap Activist Partners Master Fund, Ltd. has shared voting power and sole dispositive power over 5,534,814 shares, Chap-Cap Partners II Master Fund, Ltd. has shared voting power and sole dispositive power over 3,518,866 shares, Chapman Capital L.L.C. has shared voting and dispositive power over 9,053,680 shares and Mr. Chapman has shared voting and dispositive power over 9,053,680 shares and sole voting and dispositive power over 260,000 shares (which includes the options referenced in footnote 9 above). Mr. Chapman’s and the reporting entities’ address is 1007 N. Sepulveda Blvd. #129, Manhattan Beach, CA 90267.

(12)	The address of State of Wisconsin Investment Board (“SWIB”) is P.O. Box 7842, Madison, Wisconsin 53707. The information about SWIB is based on the Schedule 13G filed by SWIB on February 8, 2008.

(13)	The address of Dimensional Fund Advisors, Inc. (“DFA”) is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. This information is based on the Schedule 13G filed by DFA on February 6, 2008. Such shares are owned by certain investment companies, commingled group trusts and accounts with respect to which DFA acts as an investment advisor or manager. DFA disclaims beneficial ownership of all such shares.

EXECUTIVE OFFICERS OF THE REGISTRANT

Jordan M. Copland; age 46; Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company since December 2006; Interim Chief Executive Officer of the Company and Chief Executive Officer of Entertainment Distribution Company, LLC, a majority owned subsidiary of the Company (“EDC”) since November 2007; Executive Vice President of Strategic Development and Chief Financial Officer of GSI Commerce, Inc. from February, 2000 to November 2006; Senior Vice President and Chief Financial Officer of Virgin Entertainment Group, Inc. from March 1999 to February 2000; various financial and executive positions within Disney Consumer Products, a division of The Walt Disney Company from October 1990 to March 1999.

Matthew K. Behrent; age 37; Executive Vice President, Corporate Development of the Company and EDC since November 2007; Senior Vice President & Chief Acquisitions Officer of the Company from July 2005 to November 2007; Vice President of Revolution Partners from March 2004 until June 2006; Associate at Credit Suisse First Boston from June 2000 until January 2003; Associate at Cleary Gottlieb Steen & Hamilton from June 1998 until May 2000.

Thomas Costabile; age 54; President of EDC since November 2007; Executive Vice President and Chief Operating Officer of EDC from May 2005 until November 2007; President of Warner Elektra Atlantic Manufacturing from 2002 to 2004; Senior Vice President of Operations for Sony Music from 1994 to 2002.

Roger J. Morgan; age 44; Executive Vice President International Operations of EDC since June 2005; Head of Operations Universal Manufacturing & Logistics International from January 2005 to May 2005; Chief Financial Officer of Universal Manufacturing & Logistics International from July 1999 to December 2004.

PROPOSAL ONE — THE REORGANIZATION

The Parties

Entertainment Distribution Company, Inc.

EDCI, through its majority owned subsidiary, EDC, is an industry leader in providing pre-recorded products and distribution services to the entertainment industry with operations serving the United States (“U.S.”), central Europe and the United Kingdom (“UK”). EDC was formed by the acquisition of the U.S. and central European CD and DVD manufacturing and distribution operations from Universal Music Group (“Universal”) in May 2005. As part of the transaction, EDC entered into supply agreements with Universal with initial terms of 10 years under which the Company became the exclusive manufacturer and distributor for Universal’s CD and DVD manufacturing requirements and distribution requirements for the U.S. and central Europe.

In July 2006, EDC’s presence in the European market was expanded when EDC acquired a CD manufacturing operation in Blackburn, UK (“Blackburn”). Blackburn is the largest CD replicator in the UK. Its customer base includes Universal Music Group, its largest customer, as well as Ministry of Sound, Union Square Music, Demon Music Group and Warner Music Group. This acquisition also allowed EDC to secure all of Universal’s UK CD manufacturing business, a portion of which was scheduled to revert to EDC in 2007 as part of EDC’s international supply agreement with Universal.

Together these two acquisitions comprise EDC’s operations. The results of the our U.S., central European and UK operations have been included in the consolidated financial statements since their applicable acquisition dates.

Evolving retail trends have caused entertainment content owners to seek out opportunities to lower their costs and to shorten their supply chain. Our core competencies are CD and DVD replication and logistic services, and EDC is well positioned to participate in this supply chain evolution. As an independent service provider, with the world’s largest music company as its primary customer, EDC is pursuing opportunities to increase revenue by providing a wide range of physical manufacturing, distribution and value added services to entertainment content owners and their customers. These opportunities consist of manufacturing and/or distribution services agreements with existing or new customers. In evaluating these opportunities, the Company will consider the continued downward pressure on pre-recorded entertainment product pricing and the interest from the third party market for CD and DVD production and distribution services. The Company is also focused on implementing various strategic operational initiatives to increase capabilities and capacity and reduce costs over time. With respect to sales and business development, EDC continues to win competitive bids for new business due to our outstanding reputation in the industry and our ability to offer a complete supply chain solution as well as individual manufacturing and distribution services. This new business should help partially offset the industry declines, which are impacting our customer base. EDC is also monitoring the consolidation of smaller and independent labels as the decline in the physical market continues to affect this market segment.

After exploring numerous strategic opportunities for the EDC business in 2007, the Company has determined that a potential transaction is unlikely to happen at this time. However, the Company is continuing to explore strategic options and conversations remain ongoing with several parties. In addition, the Company is also examining business opportunities outside EDC’s industry to take advantage of our unrestricted NOLs and corporate cash and expects this process to accelerate in 2008.

EDCI Holdings

EDCI Holdings is a newly formed and wholly owned subsidiary of EDCI. EDCI Holdings was formed for the purpose of effecting the Reorganization. EDCI Holdings has no operating history and nominal assets, liabilities and capitalization. After the Reorganization, EDCI will be a wholly owned subsidiary of EDCI Holdings.

EDC Merger Sub

EDC Merger Sub is a newly formed and wholly owned subsidiary of EDCI Holdings. EDC Merger Sub was formed for the purpose of effecting the Reorganization. EDC Merger Sub has no operating history and nominal assets, liabilities and capitalization and will cease to exist after the Reorganization.

See the diagrams on page 21 for a depiction of the pre- and post-Reorganization relationship of these parties.

The principal place of business of each of EDCI, EDCI Holdings and EDC Merger Sub is located at 825 8th Avenue, 23rd Floor, New York, New York 10019, telephone: (212) 333-8400.

Agreement and Plan of Reorganization

As depicted in the diagrams on page 21, pursuant to the terms of the agreement and plan of reorganization:

Reorganization

•	EDC Merger Sub will be merged with and into EDCI, EDCI will survive and the separate existence of EDC Merger Sub will cease;

•	EDCI will become a wholly owned subsidiary of EDCI Holdings;

•	EDCI, as the surviving corporation, shall succeed (to the extent permitted by applicable law) to all of the rights, assets, liabilities and obligations of EDC Merger Sub; and

•	the corporate existence of EDCI will continue unaffected and unimpaired by the Reorganization, except that all of the outstanding shares of Common Stock of EDCI will be owned by EDCI Holdings.

Conversion of Shares

•	Each ten shares of Common Stock outstanding will be automatically converted into the right to receive one share of common stock of EDCI Holdings;

•	each share of common stock of EDC Merger Sub held by EDCI Holdings will be automatically converted into one share of Common Stock of EDCI;

•	each share of common stock of EDCI Holdings held by EDCI will be cancelled;

•	each outstanding option to acquire Common Stock of EDCI will become an option to acquire an equal number of shares of common stock of EDCI Holdings (subject to the cash out of fractional shares); and

•	EDCI Holdings will assume and continue EDCI’s 1996 Incentive Stock Plan.

Certificate of Incorporation and By-laws

•	The certificate of incorporation of EDCI, as amended, in effect immediately prior to the Reorganization will remain the certificate of incorporation of EDCI immediately after the Reorganization, except that the authorized capital stock will be reduced to 1,000 shares;

•	the certificate of incorporation of EDCI Holdings is substantially similar to the current certificate of incorporation of EDCI, except that the certificate of incorporation of EDCI Holdings will (i) include the transfer restrictions, (ii) include provisions regarding the classification of directors that reflect the fact that EDCI Holdings was formed in 2008 and will hold its first annual meeting in 2009, and (iii) will authorize EDCI Holdings to authorize fewer of its shares of EDCI Holdings than EDCI is authorized to issue;

•	the by-laws of EDCI in effect immediately prior to the Reorganization will remain the by-laws immediately after the Reorganization; and

•	the by-laws of EDCI Holdings will be substantially similar to the current by-laws of EDCI, except that the by-laws of EDCI Holdings will include (i) a qualification on transfers of common stock to reference the transfer restrictions, (ii) provisions regarding the classification of directors that reflect the fact that EDCI Holdings was formed in 2008 and will hold its first annual meeting in 2009, and (iii) an updated address of EDCI Holdings’ registered agent in the State of Delaware.

The relative powers, designations, preferences, rights and qualifications of the common stock of EDCI Holdings, as in effect immediately after the Reorganization, will be substantially equivalent in all material respects to the Common Stock of EDCI, except that the common stock of EDCI Holdings will be subject to the transfer restrictions.

After the Reorganization, the certificate of incorporation and by-laws of EDCI will be changed to reflect the fact that EDCI will be a wholly owned subsidiary of EDCI Holdings and will no longer be a publicly traded company.

Listing of EDCI Holdings’ common stock

The common stock of EDCI Holdings will be approved for listing on The NASDAQ Capital Market prior to the completion of the Reorganization. After the Reorganization, the common stock of EDCI Holdings will be listed for trading on The NASDAQ Capital Market under the symbol “EDCI” — the same symbol under which the Common Stock now trades on The NASDAQ Global Market.

After the Reorganization, EDCI’s Common Stock will be delisted and cease to trade on The NASDAQ Global Market.

Structure Charts

Depicted below are diagrams describing the Reorganization.

See pages 18-35 for a description of the Reorganization.

Certificate of Incorporation and By-laws

The following is a summary of the material differences between EDCI Holdings’ certificate of incorporation and by-laws to be in effect immediately after the Reorganization, on the one hand, and EDCI’s certificate of incorporation and by-laws, on the other. The full text of EDCI Holdings’ certificate of incorporation and by-laws to be in effect immediately after the reorganization is attached as Appendices B and C, respectively, to this proxy statement/prospectus, and any discussion of EDCI Holdings’ certificate of incorporation and by-laws contained in this proxy statement/prospectus, including the discussion below, is qualified in its entirety by reference to the complete text of each of them.

The certificate of incorporation of EDCI Holdings is identical to EDCI’s certificate of incorporation, with the following exceptions:

•	EDCI Holdings’ certificate of incorporation contains provisions regarding the classification of directors that reflect the fact that EDCI Holdings was formed in 2008 and will hold its first annual meeting in 2009;

•	EDCI’s certificate of incorporation authorizes the Company to issue 200,000,000 shares of its Common Stock and 5,000,000 shares of its Preferred Stock whereas EDCI Holdings’ certificate of incorporation authorizes EDCI Holdings to issue 15,000,000 shares of its common stock and 1,000,000 shares of its preferred stock;

•	EDCI’s certificate of incorporation does not contain the transfer restrictions that are included in Article Thirteenth of the certificate of incorporation of EDCI Holdings; and

•	Article First of EDCI’s certificate of incorporation provides that the corporate name is “Entertainment Distribution Company, Inc.,” while Article First of the certificate of incorporation of EDCI Holdings provides that the corporate name is “EDCI Holdings, Inc.”

The by-laws of EDCI Holdings will be identical to EDCI’s by-laws as in effect immediately before the Reorganization, with the following exceptions:

•	the provision currently in Section 5.2 of EDCI’s by-laws relating to the obligations of EDCI and its transfer agent with respect to transfers of stock will be included in the by-laws of EDCI Holdings, but it will contain a qualification referencing the transfer restrictions and any by-laws or other written rules adopted pursuant to them;

•	EDCI Holdings’ by-laws contain provisions regarding the classification of directors that reflect the fact that EDCI Holdings was formed in 2008 and will hold its first annual meeting in 2009; and

•	EDCI Holdings’ by-laws include an updated address of EDCI Holdings’ registered agent in the State of Delaware.

Effect of the Reorganization on Stockholders

After the Reorganization, the shares of common stock of EDCI Holdings will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized. Each stockholder’s percentage ownership of EDCI Holdings’ common stock will not be altered except for the effect of eliminating fractional shares. The common stock of EDCI Holdings issued pursuant to the Reorganization will remain fully paid and non-assessable. The Reorganization is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934. Following the Reorganization, EDCI Holdings will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

Board of Directors and Management

Immediately after the Reorganization, the board of directors of EDCI Holdings will consist of the same eight individuals who comprise the Company’s Board of Directors immediately before completion of the Reorganization (i.e., the two directors elected at the annual meeting and the six directors remaining in office), with their respective terms of office as directors of EDCI Holdings expiring when their respective terms of office as directors of EDCI would have expired.

Immediately after the Reorganization, the board of directors of EDCI Holdings will have committees identical to the committees currently established by the Company’s Board of Directors, which, after the Reorganization, will have the same members as the current comparable committees of the EDCI Board of Directors. Each committee of EDCI Holdings will have a charter that is identical to such committee’s charter prior to the Reorganization.

The individuals who are executive officers of EDCI immediately before the completion of the Reorganization will be the only executive officers of EDCI Holdings immediately following the Reorganization, holding corresponding offices.

Although no determination has yet been made as to the allocation of the compensation of the present directors and executive officers of EDCI as between their service for EDCI Holdings and their service (if any) for EDCI following the Reorganization, the aggregate compensation and benefits of those individuals will not increase as a result of the Reorganization. They will continue to receive the same aggregate compensation and benefits as they presently receive from EDCI (unless and until such compensation and benefits are changed at some future time by the board of directors of EDCI Holdings).

Conditions to the Reorganization

The consummation of the Reorganization is subject to the satisfaction or waiver of the following conditions:

•	receipt by EDCI of any consents, approvals or authorizations that EDCI deems necessary or appropriate;

•	approval of the Reorganization agreement by holders of a majority of the issued and outstanding Common Stock of EDCI as of June 20, 2008;

•	approval for listing by The NASDAQ Capital Market of EDCI Holdings’ common stock to be issued in the Reorganization; and

•	receipt by EDCI of an opinion from Delaware counsel on the enforceability of the transfer restrictions.

If the stockholders of EDCI do not approve the Reorganization, EDCI will continue to operate without the transfer restrictions, and EDCI Holdings and EDC Merger Sub will be dissolved. In addition, if the Reorganization is not approved, the rights plan adopted by EDCI on April 2, 2008 will remain in place, provided that the rights plan will terminate if (i) it has not been submitted for approval and approved by the requisite number of the Company’s stockholders on or before April 2, 2009 or (ii) it is submitted for the approval and not approved by the requisite number of the Company’s stockholders.

Deferral and Abandonment

Completion of the Reorganization may be deferred by the Company’s Board of Directors or any authorized officer following the annual meeting if the Board of Directors or an authorized officer determines that deferral would be in the best interests of EDCI and its stockholders. The Reorganization agreement may be terminated and the Reorganization abandoned prior to the filing of the certificate of merger with the Secretary of State of Delaware, whether before or after approval by the stockholders, if the Board of Directors determines that consummation of the Reorganization would not, for any reason, be in the best interests of EDCI and its stockholders.

Effective Time

The Reorganization will become effective immediately upon the filing of a certificate of merger with the Secretary of State of Delaware (or at such later time that may be specified in the certificate of merger). The Company expects that the certificate of merger will be filed and the Reorganization will be effective promptly following approval by the stockholders at the annual meeting.

Appraisal Rights

No holder of Common Stock will have appraisal rights in connection with the Reorganization because Common Stock is listed on The NASDAQ Global Market and the common stock of EDCI Holdings will be listed on The NASDAQ Capital Market following the Reorganization.

Exchange of Stock Certificates

The Company’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of Common Stock will be asked to surrender to the Company’s transfer agent certificates representing Common Stock in exchange for certificates representing EDCI Holdings’ common stock, in accordance with the procedures set forth in a letter of transmittal that will be delivered to the Company’s stockholders. As soon as practicable after the Reorganization, the Company’s transfer agent will mail to each holder of record of certificates representing Common Stock a letter of transmittal and instructions for use in effecting the surrender of Common Stock in exchange for certificates representing EDCI Holdings’ common stock. Upon proper surrender of a certificate of Common Stock for exchange and cancellation to the Company’s transfer agent, together with a properly completed letter of transmittal, the holder of certificates representing Common Stock will be entitled to receive in exchange therefor a certificate representing a number of shares of EDCI Holdings’ common stock equal to one-tenth the number of shares of Common Stock represented by the surrendered certificate (subject to the cash out of fractional shares).

Each certificate of EDCI Holdings’ common stock issued in the Reorganization will bear a legend that indicates that subsequent transfers of EDCI Holdings’ common stock will be subject to the transfer restrictions, including the requirements for the forced sale of such stock under certain circumstances as described under the heading “Transfer Restrictions — Summary of Transfer Restrictions.”

Restrictions on Dividends and Distributions

Stockholders who fail to exchange their Common Stock certificates by surrendering such certificates, together with a properly completed letter of transmittal, to the Company’s transfer agent will not receive certificates representing their EDCI Holdings common stock. Any dividends declared or distributions made on shares of EDCI Holdings’ common stock which such holders have a right to receive will be retained by EDCI Holdings until such holders surrender their Common Stock certificates in exchange for EDCI Holdings’ common stock certificates or until paid to a public official pursuant to applicable abandoned property, escheat or similar laws. No interest will accrue or be payable with respect to any dividends or distributions retained on unissued shares of common stock of EDCI Holdings. In no event will the Company’s transfer agent, EDCI or EDCI Holdings be liable to any holder of Common Stock for dividends or distributions on shares of EDCI Holdings’ common stock delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

After the effective time of the Reorganization, there shall be no transfers on the stock transfer books of EDCI of the shares of Common Stock that were issued and outstanding immediately prior to the effective time. If, after the effective time, certificates representing shares of Common Stock are presented for transfer, no transfer shall be effected on the stock transfer books of EDCI Holdings with respect to such shares and no certificate shall be issued representing the shares of EDCI Holdings’ common stock for which such shares of Common Stock of EDCI are exchanged unless and until the certificate representing such shares of Common Stock is delivered to the Company’s transfer agent together with a properly completed letter of transmittal (or such other documents as are satisfactory to EDCI Holdings and the Company’s transfer agent in their sole discretion). In addition, it will be a condition to the issuance of any certificate for any shares of EDCI Holdings’ common stock in a name other than the name in which the surrendered Common Stock certificate is registered that the person requesting the issuance of such certificate either pay to the Company’s transfer agent any transfer or other taxes required by reason of the issuance of a certificate of EDCI Holdings’ common stock in a name other than the registered holder of the certificate surrendered or establish to the satisfaction of the Company’s transfer agent that such tax has been paid or is not applicable.

Certain Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences relating to the Reorganization as of the date hereof. Except where noted, this summary deals only with a stockholder who holds their Common Stock as a capital asset. This summary is qualified in its entirety by reference to, and is based upon, laws, regulations, rulings and decisions now in effect, all of which are subject to change, which changes may or may not be retroactive.

For purposes of this summary, a “U.S. holder” means a beneficial owner of Common Stock who is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A non-U.S. holder of Common Stock is a stockholder who is not a U.S. holder.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings, and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax considerations different from those summarized below.

This summary does not represent a detailed description of the U.S. federal income tax consequences to a stockholder in light of his, her or its particular circumstances. In addition, it does not represent a description of the U.S. federal income tax consequences to a stockholder who is subject to special treatment under the U.S. federal income tax laws and does not address the tax considerations applicable to stockholders who may be subject to special tax rules, such as: partnerships; financial institutions; insurance companies; real estate investment trusts; regulated investment companies; grantor trusts; tax-exempt organizations; dealers or traders in securities or currencies; stockholders who hold Common Stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. holders that have a functional currency other than the U.S. dollar; stockholders who actually or constructively own 10 percent or more of the Company’s voting stock; or a non-U.S. holder who is a U.S. expatriate, “controlled foreign corporation” or “passive foreign investment company.”

Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the Reorganization.

If any entity classified as a partnership for U.S. federal income tax purposes holds Common Stock, the tax treatment of an owner of such entity will generally depend on the status of the owner and the activities of the entity.

Each stockholder should consult his, her or its own tax advisers concerning the particular U.S. federal tax consequences of the Reorganization, as well as the consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign income tax consequences.

To ensure compliance with Treasury Department Circular 230, each stockholder is hereby notified that: (a) any discussion of U.S. federal tax issues in this proxy statement/prospectus is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Code; (b) any such discussion has been included by the Company in furtherance of the Reorganization on the terms described herein; and (c) each such holder should seek advice based on its particular circumstances from an independent tax advisor.

As a result of the Reorganization, for federal income tax purposes, holders of Common Stock will: (1) recognize no gain or loss upon the receipt of common stock of EDCI Holdings in exchange for their Common Stock; (2) have an initial tax basis in the common stock of EDCI Holdings received that is the same as their adjusted tax basis in Common Stock exchanged therefor; and (3) have a holding period for federal income tax purposes for common stock of EDCI Holdings that includes their holding period for their Common Stock exchanged therefor.

In addition, (a) EDCI, EDCI Holdings and EDC Merger Sub will not, for federal income tax purposes, recognize any taxable gain or loss as a result of the Reorganization and (b) the Reorganization and the adoption of the transfer restrictions will not, for federal income tax purposes, impair the ability of EDCI Holdings, EDCI and other members of their affiliated group which file consolidated income tax returns to utilize the net operating loss carryforwards.

U.S. Holders.  Generally, the Reorganization will not result in the recognition of gain or loss by a U.S. holder for U.S. federal income tax purposes (except to the extent of cash received in lieu of a fractional share). The aggregate adjusted basis of shares of EDCI Holdings’ common stock will be the same as the aggregate adjusted basis of the Common Stock exchanged for such shares of EDCI Holdings’ common stock, reduced by the amount of the adjusted basis of any Common Stock exchanged for such shares of EDCI Holdings’ common stock that is allocated to the fractional share for which cash is received. The holding period of the new, post-Reorganization shares of EDCI Holdings’ common stock resulting from implementation of the Reorganization will include a U.S. holder’s holding periods for the pre-Reorganization Common Stock. A stockholder who receives cash in lieu of a fractional share of EDCI Holdings’ common stock generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received and the portion of the stockholder’s aggregate adjusted tax basis in the shares of old Common Stock allocated to the fractional share. If the shares of Common Stock allocated to the fractional shares were held by the stockholder as capital assets, the gain or loss resulting from the payment of cash in lieu of the issuance of a fractional share will be taxed as a capital gain or loss. Such capital gain or loss will be short term if the pre-Reorganization shares were held for one year or less and long term if held more than one year.

Non U.S. Holders.  A non-U.S. holder of the Common Stock generally will not be subject to U.S. federal income tax with respect to any gain recognized as a result of cash received in lieu of a fractional share in connection with the Reorganization; provided, however, that gain will be subject to tax if (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (in which case, for a non-U.S. holder that is a foreign corporation, the branch profits tax may also apply), and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder, (ii) the gain is recognized by a non-U.S. holder who is present in the United States for 183 or more days in the taxable year of the Reorganization and certain other conditions are met, or (iii) the Company is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes. The Company believes it currently is not and it does not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding.  Payment of cash in lieu of fractional shares within the United States or conducted through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is not a U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. holder) or the stockholder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such stockholder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Accounting Consequences

The consolidated assets and liabilities of EDCI Holdings will be recorded at the historical cost of EDCI as reflected on the consolidated financial statements of EDCI immediately prior to the Reorganization. Accordingly, the consolidated financial statements of EDCI Holdings immediately following the Reorganization will be the same as the consolidated financial statements of EDCI immediately prior to the Reorganization. For this reason, pro forma and comparative financial information regarding EDCI Holdings and its consolidated subsidiaries giving effect to the Reorganization have not been included in this proxy statement/prospectus. Similarly, no selected historical pro forma and other financial data have been included in this proxy statement/prospectus because the Reorganization will have no effect on EDCI’s historical consolidated financial statements.

Interests of Directors and Executive Officers in the Reorganization

Many of the Company’s directors and executive officers own Common Stock and/or options to purchase shares of Common Stock, and to that extent their interest in the Reorganization is the same as the interest in the Reorganization of the Company’s stockholders generally.

As of June 18, 2008, the Company’s directors and executive officers beneficially owned 11,275,278 shares of the Company’s outstanding Common Stock, representing approximately 16.16% of the outstanding shares of Common Stock. Each director and executive officer has advised the Company that he plans to vote all of his shares of Common Stock in favor of the Reorganization. The vote of holders of a majority of the shares of EDCI’s Common Stock outstanding on the record date is required to approve the Reorganization.

Transfer of Securities Under Rule 144 and Section 13(d) of the Exchange Act

Sales under Rule 144 of common stock of EDCI Holdings received in the Reorganization will not be any different than sales of Common Stock under Rule 144, except that the average weekly reported volume of trading in Common Stock may not be taken into account by holders of common stock of EDCI Holdings for purposes of Rule 144(e)(1)(ii) and (iii) and 144(e)(2) (with respect to Rule 144(e)(1)(ii) and (iii)). After the common stock of EDCI Holdings has traded for four calendar weeks after the effective time of the Reorganization, sales under Rule 144(e)(1)(ii) and (iii) and Rule 144(e)(2) (with respect to Rule 144(e)(1)(ii) and (iii)) will be permitted.

In determining EDCI Holdings’ compliance with the current public information requirements of Rule 144(c)(1), EDCI’s prior reports will be taken into account. In addition, for purposes of Rule 144(d) and resales by affiliates of EDCI under Rule 145, the holding period for EDCI Holdings’ common stock received in the Reorganization will commence on the date of acquisition of EDCI’s Common Stock.

Stockholders of EDCI who have filed statements on Schedule 13D or Schedule 13G reporting beneficial ownership of Common Stock of EDCI will not be required to make additional or amended filings of such statements as a result of the Reorganization.

Fractional Shares

EDCI Holdings will not issue fractional certificates for post-Reorganization shares in connection with the Reorganization. In lieu of issuing fractional shares, EDCI Holdings may either (i) directly pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of the Common Stock, as quoted by the NASDAQ on the Effective Date, multiplied by the fractional share amount, or (ii) make arrangements with EDCI Holdings’ transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the Reorganization and sell these whole shares as soon as possible after the Effective Date at then prevailing market prices on the open market on behalf of those holders, and then pay each such holder his, her or its pro rata portion of the sales proceeds.

Expenses

All expenses related to the Reorganization, including fees and expenses of the Company’s attorneys and accountants and expenses and costs of preparing, mailing and soliciting proxies pursuant to this proxy statement/prospectus, will be paid by the Company whether or not the Reorganization is approved by the Company’s stockholders.

EXCHANGE RATIO

If the Reorganization is implemented, the number of issued and outstanding shares of common stock of EDCI Holdings as compared to the number of outstanding shares of Common Stock immediately prior to the Reorganization will be reduced in accordance with the ten to one Exchange Ratio. The total number of authorized shares of common stock of EDCI Holdings will be 15,000,000, as contrasted with 200,000,000 authorized shares of EDCI. We are reducing the number of authorized shares to bring that number closer to the number of shares of common stock that will be issued after the Reorganization, which should reduce our franchise tax obligations. The par value per share of the Common Stock will not change.

Reasons for Fixing the Exchange Ratio at Ten for One

EDCI’s Common Stock is currently listed on The NASDAQ Global Market. As we have previously disclosed, on January 4, 2008, the Company received a letter from NASDAQ advising that for the previous 30 consecutive trading days, the bid price of the Common Stock had closed below the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 4450(a)(5). Shares of the Common Stock may be delisted from The NASDAQ Global Market if the price of the shares does not close above $1.00 for ten consecutive trading days before July 2, 2008, subject to an additional 180 day extension described below. Therefore, in the Reorganization we are proposing to exchange shares of Common Stock for shares of EDCI Holdings’ common stock at the ten to one Exchange Ratio with the primary goal of raising the per share trading price of EDCI Holdings’ common stock above the per share trading price of EDCI’s Common Stock.

The NASDAQ letter also stated that if, at any time before July 2, 2008, the bid price of the Common Stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the NASDAQ staff will provide the Company with written notification that it has achieved compliance with the minimum bid price requirement. If the Company does not regain compliance with the minimum bid price requirement by July 2, 2008, the NASDAQ staff will provide the Company with written notification that the Common Stock will be delisted from The NASDAQ Global Market. At that time, the Company may appeal the delisting determination to a NASDAQ Listing Qualifications Panel pursuant to applicable NASDAQ rules. Alternatively, NASDAQ Marketplace Rule 4450(i) may permit the Company to transfer the Common Stock to The NASDAQ Capital Market if the Common Stock satisfies all criteria, other than compliance with the minimum bid price requirement, for initial inclusion on such market. In the event of such a transfer, the NASDAQ Marketplace Rules provide that the Company will be afforded an additional 180 calendar days to comply with the minimum bid price requirement while listed on The NASDAQ Capital Market.

The Board of Directors believes that The NASDAQ Capital Market is a more appropriate market than The NASDAQ Global Market for the trading of common stock of EDCI Holdings. Accordingly, in connection with the Reorganization, the Company intends to apply for listing of EDCI Holdings’ common stock on The NASDAQ Capital Market as a successor to the Company. In addition, in connection with the Reorganization, the Company has applied for listing of the Common Stock on The NASDAQ Capital Market prior to the Reorganization in order to obtain the benefit of the additional 180 day compliance period.

If a delisting from The NASDAQ Global Market were to occur, the Common Stock might be eligible for listing on The NASDAQ Capital Market as described above. If a delisting from The NASDAQ Capital Market were to occur, the Common Stock would then trade on the OTC Bulletin Board or in the “pink sheets.” The OTC Bulletin Board and the “pink sheets” are generally considered to be less efficient than, and not as broad as, The NASDAQ Capital Market or The NASDAQ Global Market.

The closing sale price of the Common Stock on June 18, 2008 was $0.49 per share. The Board of Directors has considered the potential harm to the Company of a delisting from The NASDAQ Global Market and believes that fixing the Exchange Ratio at ten for one is necessary to help EDCI Holdings gain compliance with The NASDAQ Capital Market’s minimum bid price listing standard and maintain its listing on The NASDAQ Capital Market.

Material Effects of Fixing the Exchange Ratio at Ten for One

The Reorganization will affect all stockholders of the Company uniformly and will not affect any stockholder’s percentage ownership interests or proportionate voting power, except to the extent that the Reorganization results in any of the stockholders owning a fractional share. In lieu of issuing fractional shares, EDCI Holdings may either (i) directly pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of the Common Stock, as quoted by the NASDAQ on the Effective Date, multiplied by the fractional share amount, or (ii) make arrangements with EDCI Holdings’ transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the Reorganization and sell these whole shares as soon as possible after the Effective Date at the prevailing market prices on the open market on behalf of those holders, and then pay each such holder his, her or its pro rata portion of the sale proceeds.

The par value of EDCI Holdings’ common stock is the same as the par value of EDCI’s Common Stock. As a result, on the effective date of the Reorganization, the stated capital on EDCI Holdings’ balance sheet attributable to the Common Stock will be reduced to one-tenth of its present amount and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Common Stock will be retroactively increased for each period because there will be fewer shares of EDCI Holdings’ common stock outstanding.

The Reorganization may result in some stockholders owning “odd-lots” of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

TRANSFER RESTRICTIONS

Introduction

As of December 31, 2007, the Company had unrestricted U.S. net operating losses, or NOLs, totaling approximately $277.7 million that the Company can carry forward as potential tax deductions until they expire between 2019 and 2027. If the Reorganization is approved, EDCI Holdings will be able to carry forward and utilize the Company’s NOLs to the same extent as the Company is able prior to the Reorganization.

NOLs benefit the Company by offsetting U.S. federal taxable income dollar-for-dollar by the amount of the NOLs, thereby reducing or eliminating the Company’s U.S. federal corporate income tax (other than the U.S. federal alternative minimum tax) on such income. The maximum U.S. federal corporate income tax rate is currently 35%. However, assuming that the Company can fully use its NOLs to reduce the Company’s U.S. federal corporate income tax, the Company expects to be subject to the U.S. federal alternative minimum tax, which would result in 10% of the Company’s alternative minimum taxable income being subject to the 20% alternative minimum tax.

The benefit of the NOLs to the Company can be reduced or eliminated under section 382 of the Code if the Company experiences an “ownership change,” as defined in section 382 of the Code and described in more detail below. An ownership change can occur through one or more acquisitions of the Company’s stock, whether occurring contemporaneously or pursuant to a single plan, by which stockholders or groups of stockholders, each of whom owns or is deemed to own directly or indirectly at least 5% of the Company’s stock, increase their ownership of the Company’s stock by more than 50 percentage points within a three-year period.

While the Company implemented a rights plan on April 2, 2008 to assist in protecting the NOLs, the Company currently does not have the ability to completely restrict transactions that could result in an ownership change. The Company’s Board of Directors believes the best interests of EDCI and its stockholders will be served by adopting provisions that are designed to restrict direct and indirect transfers of the Company’s stock if such transfers will affect the percentage of stock that is treated as owned by a 5% stockholder. In order to implement these transfer restrictions, the Company must consummate the

Reorganization so that the transfer restrictions can be included in the certificate of incorporation of EDCI Holdings. This proxy statement/prospectus refers to these provisions as the “transfer restrictions.”

As of March 31, 2008, the Company does not believe that it has experienced an ownership change, but calculating whether an ownership change has occurred is subject to inherent uncertainty. This uncertainty results from the complexity and ambiguity of the section 382 provisions, as well as limitations on the knowledge that any publicly traded company can have about the ownership of and transactions in its securities.

The transfer restrictions will be included as Article Thirteenth in the certificate of incorporation of EDCI Holdings. Stockholders are urged to read carefully the accompanying Appendix B, which sets forth the complete text of the certificate of incorporation of EDCI Holdings that will be in effect after the Reorganization.

Limitations on use of NOLs

The benefit of the NOLs to the Company can be reduced or eliminated under section 382 of the Code if the Company experiences an “ownership change,” as defined in section 382. Generally, an ownership change can occur through one or more acquisitions, whether occurring contemporaneously or pursuant to a single plan, by which one or more stockholders, each of whom owns or is deemed to own directly or indirectly 5% or more in value of a corporation’s stock, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such stockholders (with the lowest percentage measured separately for each stockholder) at any time during the preceding three-year period. The amount of the increase in the percentage of stock ownership of each 5% stockholder is computed separately, and each such increase is then added together with any other such increases to determine whether an ownership change has occurred. For this purpose, all holders who own less than 5% of a corporation’s stock are generally treated together as one 5% stockholder (although in some circumstances these smaller holders may be counted as two or more separate stockholders, with each being a “public group” and a separate 5% stockholder, for purposes of section 382 of the Code). Transactions in the public markets among stockholders owning less than 5% of the equity securities generally do not affect the calculation of an ownership change (but can if a corporation has more than one public group). In addition, certain constructive ownership rules, which generally attribute ownership of stock owned by estates, trusts, corporations, partnerships or other entities to the ultimate indirect individual owner thereof, or to related individuals, are applied in determining the level of stock ownership of a particular stockholder. Special rules can result in the treatment of options (including warrants) or other similar interests as having been exercised if such treatment would result in an ownership change. All percentage determinations are based on the fair market value of a corporation’s stock.

For example, if a single investor acquired 50.1% of the Company’s stock in a three-year period, a change of ownership would occur. Similarly, if ten persons, none of whom owned the Company’s stock, each acquired slightly over 5% of the Company’s stock within a three-year period (so that such persons owned, in the aggregate, more than 50%), an ownership change would occur.

If the Company were to experience an ownership change, then the amount of taxable income in any year (or portion of a year) subsequent to the ownership change that could be offset by NOLs from periods prior to such ownership change could not exceed the product obtained by multiplying (i) the aggregate value of the Company’s stock immediately prior to the ownership change (with certain adjustments) by (ii) the then applicable federal long-term tax exempt rate (this resulting product is referred to as the section 382 limitation). If the Company experiences an ownership change for tax purposes, the section 382 limitation would be reduced to zero in the event the Company was deemed to fail to continue the business enterprise that the Company engaged in before the ownership change for the two-year period following the ownership change. Any portion of the annual section 382 limitation amount not utilized in any year may be carried forward and increase the available section 382 limitation amount for the succeeding tax year. Thus, an ownership change could significantly reduce or eliminate the annual utilization of the Company’s NOLs and cause a substantial portion or all of such NOLs to expire prior to their use.

Summary of Transfer Restrictions

The following is a summary of the proposed transfer restrictions. This summary is qualified in its entirety by reference to the full text of the proposed transfer restrictions, which is contained in Article Thirteenth of the certificate of incorporation of EDCI Holdings and set forth in the accompanying Appendix B. Stockholders are urged to read in their entirety the transfer restrictions set forth in the accompanying Appendix B.

Prohibited Transfers.  Subject to certain exceptions pertaining to existing 5% stockholders (described below), the transfer restrictions generally will restrict any direct or indirect transfer (such as transfers of stock of EDCI Holdings that result from the transfer of interests in other entities that own stock of EDCI Holdings) if the effect would be to:

1. increase the direct or indirect ownership of EDCI Holdings stock by any person (or public group) from less than 5% to 5% or more of the stock of EDCI Holdings;

2. increase the percentage of EDCI Holdings stock owned directly or indirectly by a person (or public group) owning or deemed to own 5% or more of the stock of EDCI Holdings; or

3. create a new public group.

Transfers included under the transfer restrictions include sales to persons (or public groups) whose resulting percentage ownership (direct or indirect) of stock would exceed the 5% thresholds discussed above, or to persons whose direct or indirect ownership of stock would by attribution cause another person (or public group) to exceed such threshold. Complicated rules of constructive ownership, aggregation, segregation, combination and other stock ownership rules prescribed by the Code (and related regulations) will apply in determining whether a person or group of persons constitute a 5% stockholder under section 382 and whether less than 5% stockholders will be treated as one or more “public groups,” each of which is a 5% stockholder under section 382.

For purposes of determining the existence and identity of, and the amount of stock owned by, any stockholder, EDCI Holdings will be entitled to rely conclusively on (a) the existence or absence of filings with the SEC of Schedules 13D and 13G (or any similar SEC filings) as of any date and (b) EDCI Holdings’ actual knowledge of the ownership of its stock. The transfer restrictions will include the right to require a proposed transferee, as a condition to registration of a transfer of stock, to provide all information reasonably requested regarding such person’s direct and indirect ownership of EDCI Holdings’ stock. The transfer restrictions may result in the delay or refusal of certain requested transfers of EDCI Holdings’ common stock.

As a result of these rules, the transfer restrictions could result in prohibiting ownership (thus requiring dispositions) of stock of EDCI Holdings as a result of a change in the relationship between two or more persons or entities, or of a transfer of an interest in an entity other than EDCI Holdings, such as an interest in an entity that, directly or indirectly, owns stock of EDCI Holdings. The transfer restrictions will also apply to proscribe the creation or transfer of certain “options” (which are broadly defined by section 382) in respect of EDCI Holdings stock to the extent that, in certain circumstances, creation, transfer or exercise of the option would result in a proscribed level of ownership.

Treatment of Pre-existing 5% Stockholders.  The transfer restrictions will contain exceptions permitting certain otherwise prohibited transfers by pre-existing 5% stockholders. Pre-existing 5% stockholders are:

•	any person or entity who has filed a Schedule 13D or 13G on or before April 2, 2008 and

•	certain persons and entities with specified ownership interests in the foregoing persons or entities.

Pre-existing 5% stockholders will receive the following different treatment under the transfer restrictions.

In contrast to the treatment of persons who become “5-percent stockholders” (as defined in section 382) after the Reorganization, who will be prohibited from disposing of any shares of EDCI Holdings’ common stock without the express consent of EDCI Holdings’ board of directors, a direct or indirect transfer of shares of common stock of EDCI Holdings by (but not to) a pre-existing 5% stockholder will be permitted so long as such a transfer would not:

•	increase the ownership of stock by any person (other than a public group) to 5% or more of the stock of EDCI Holdings or

•	increase the percentage of stock owned by a person (other than a public group) owning 5% or more of the stock of EDCI Holdings.

These permitted transfers by pre-existing 5% stockholders include transfers to a public group even though the public group becomes a new public group as a result of such transfer and is treated as a 5% stockholder under section 382. In addition, the transferred shares must have been received in exchange for shares of Common Stock already owned by such pre-existing 5% stockholder in the Reorganization.

Pre-existing 5% stockholders will also be able to acquire additional shares of common stock of EDCI Holdings representing up to one-half of 1% of the outstanding shares of EDCI Holdings’ common stock immediately following the Reorganization (and taking into account in calculating the number of additional shares acquired, any shares exchanged in the Reorganization for shares of common stock of EDCI acquired by such pre-existing 5% stockholder on or after April 2, 2008).

These provisions will not permit pre-existing 5% stockholders to increase their ownership of common stock of EDCI Holdings without specific approval of the board of directors of EDCI Holdings, except for acquisitions and transfers by pre-existing 5% stockholders as described above, but they will permit pre-existing 5% stockholders to dispose of shares of EDCI Holdings received in exchange for shares of Common Stock already owned by them prior to the Reorganization, subject to the conditions above.

Consequences of Prohibited Transfers.  Upon adoption of the transfer restrictions, any direct or indirect transfer attempted in violation of the restrictions would be void as of the date of the purported transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of EDCI Holdings’ stock would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such stock, or in the case of options, receiving stock in respect of their exercise. In this proxy statement/prospectus, stock acquired in violation of the transfer restrictions is referred to as “excess stock.”

In addition to the purported transfer being void as of the date of the purported transfer, upon demand, the purported transferee must transfer the excess stock to EDCI Holdings’ agent along with any dividends or other distributions paid with respect to such excess stock. EDCI Holdings’ agent is required to sell such excess stock in an arms’ length transaction (or series of transactions) that would not constitute a violation under the transfer restrictions. The net proceeds of the sale, together with any other distributions with respect to such excess stock received by EDCI Holdings’ agent, after deduction of all costs incurred by the agent, will be distributed first to the purported transferee in an amount, if any, equal to the cost (or in the case of gift, inheritance or similar transfer, the fair market value of the excess stock on the date of the violative transfer) incurred by the purported transferee to acquire such excess stock, and the balance of the proceeds, if any, will be distributed to a charitable beneficiary. If the excess stock is sold by the purported transferee, such person will be treated as having sold the excess stock on behalf of the agent, and will be required to remit all proceeds to EDCI Holdings’ agent (except to the extent EDCI Holdings grants written permission to the purported transferee to retain an amount not to exceed the amount such person otherwise would have been entitled to retain had EDCI Holdings’ agent sold such shares).

Any stockholder who knowingly violates the transfer restrictions will be liable for any and all damages suffered by EDCI Holdings as a result of such violation, including damages resulting from a reduction in or elimination of the ability to utilize the NOLs and any professional fees incurred in connection with addressing such violation.

With respect to any transfer of stock which does not involve a transfer of “securities” of EDCI Holdings within the meaning of the Delaware General Corporation Law but which would cause any 5% stockholder to violate the transfer restrictions, the following procedure will apply in lieu of those described above. In such case, no such 5% stockholder shall be required to dispose of any interest that is not a security of EDCI Holdings, but such 5% stockholder and/or any person whose ownership of securities of EDCI Holdings is attributed to such 5% stockholder will be deemed to have disposed of (and will be required to dispose of) sufficient securities, simultaneously with the transfer, to cause such 5% stockholder not to be in violation of the transfer restrictions, and such securities will be treated as excess stock to be disposed of through the agent under the provisions summarized above, with the maximum amount payable to such 5% stockholder or such other person that was the direct holder of such excess stock from the proceeds of sale by the agent being the fair market value of such excess stock at the time of the prohibited transfer.

Modification and Waiver of Transfer Restrictions.  The board of directors of EDCI Holdings will have the discretion to approve a transfer of stock that would otherwise violate the transfer restrictions. If the board of directors of EDCI Holdings decides to permit a transfer that would otherwise violate the transfer restrictions, that transfer or later transfers may result in an ownership change that could limit the Company’s use of the NOLs. As a condition to granting an exemption from the transfer restrictions, the Board of Directors may require an opinion of counsel (the cost of which will be borne by the transferor and/or the transferee) that the transfer will not result in a limitation on the use of the NOLs under section 382.

In addition, in the event of a change in law, the board of directors of EDCI Holdings will be authorized to eliminate the transfer restrictions, modify the applicable allowable percentage ownership interest (now 5%) or modify any of the terms and conditions of the transfer restrictions, provided that the board of directors of EDCI Holdings concludes in writing that such change is reasonably necessary or advisable to preserve the NOLs or that the continuation of the affected terms and conditions of the transfer restrictions is no longer reasonably necessary for such purpose. The board of directors of EDCI Holdings’ determination in such circumstances must be based upon a written opinion of tax counsel. Written notice of any such determination will be provided to stockholders.

The board of directors of EDCI Holdings may establish, modify, amend or rescind by-laws, regulations and procedures for purposes of determining whether any transfer of stock of EDCI Holdings would jeopardize EDCI Holdings’ ability to preserve and use the NOLs.

Expiration of Transfer Restrictions

The transfer restrictions will remain in effect until the board of directors of EDCI Holdings determines that the NOLs are no longer available to reduce EDCI Holdings’ future income tax liability, which should be the earlier of full usage of the NOLs or their expiration. The current estimated latest date of expiration of the NOLs is 2027. The board of directors of EDCI Holdings is permitted to accelerate or extend the expiration date of the transfer restrictions in the event of a change in the law.

Reasons for Transfer Restrictions

The purpose of the transfer restrictions is solely to help preserve the long-term value of the Company’s accumulated net operating loss carryforwards. The proposed transfer restrictions are designed to prohibit certain transfers of the Company’s stock in excess of amounts that, because of provisions of the Code, could inhibit the Company’s ability to use the Company’s NOLs to reduce future income tax liability.

The transfer restrictions may have anti-takeover effects because they will restrict the ability of a person or group from accumulating an aggregate of 5% or more of stock of EDCI Holdings and the ability of persons or groups now owning 5% or more of stock of EDCI Holdings from acquiring additional stock. The transfer restrictions are not in response to any effort to accumulate the Common Stock or to obtain control of EDCI. The Company’s Board of Directors considers the transfer restrictions to be reasonable and in the best interests of EDCI and its stockholders because the transfer restrictions reduce certain of the risks related to the Company’s future use of the NOLs. In the opinion of the Company’s Board of Directors, the fundamental importance to the Company’s stockholders of maintaining the availability of the NOLs is a more significant consideration than the indirect “anti-takeover” effect the transfer restrictions may have or the cost and expense of preparing this proxy statement/prospectus, soliciting proxies in favor of the Reorganization and holding the annual meeting.

RISK FACTORS OF THE REORGANIZATION

You should carefully consider the risk factors described below as well as other information provided to you in this proxy statement/prospectus in deciding how to vote on the Reorganization. If any of the following risk factors actually occur, the Company’s business and the value of its Common Stock could be materially adversely affected. You should also consider the other information contained in or incorporated by reference into this proxy statement/prospectus, particularly the Company’s Annual Report, which accompanies this proxy statement/prospectus and was filed with the SEC on March 14, 2008 (and subsequently amended on April 25, 2008).

Risks Related to the Reorganization and Transfer Restrictions

The imposition of transfer restrictions may cause the market price of EDCI Holdings’ stock to decline.

If the Reorganization is approved and completed, you will receive shares of common stock of EDCI Holdings as the parent company of EDCI after the Reorganization. These shares will be subject to the transfer restrictions described in this proxy statement/prospectus. These transfer restrictions currently do not apply to the Common Stock. It is possible that the transfer restrictions will have an adverse effect on the liquidity and market price of EDCI Holdings’ common stock. Because of the implementation of the transfer restrictions, the Company cannot assure you that the market price of the shares of EDCI Holdings’ common stock will be comparable to the market price of the Common Stock multiplied by the Exchange Ratio of ten for one. If the transfer restrictions are approved, they will remain in effect until such time as the board of directors of EDCI Holdings determines that they are no longer necessary, which should be the earlier of full usage of the NOLs or their expiration. The latest date of expiration of the NOLs is currently estimated to be 2027.

The transfer restrictions may impede or discourage efforts by a third party to acquire EDCI Holdings, even if doing so would benefit EDCI Holdings’ stockholders.

Although the transfer restrictions are designed as a protective measure to preserve the NOLs, the transfer restrictions may have the effect of impeding or discouraging a merger, tender offer or proxy contest, even if such a transaction may be favorable to the interests of some or all of the stockholders of EDCI Holdings. This effect might prevent stockholders from realizing an opportunity to sell all or a portion of their shares of common stock of EDCI Holdings at a premium above market prices. In addition, the transfer restrictions may delay the assumption of control by a holder of a large block of the common stock of EDCI Holdings and the removal of incumbent directors and management, even if such removal may be beneficial to some or all of the stockholders of EDCI Holdings.

The transfer restrictions may not be enforceable, and an ownership change may occur with the result that the ability to use the NOLs could be severely limited.

The transfer restrictions could be challenged, and a court could refuse to enforce them. It also is possible that the tax authorities (including the IRS) could take the position that the transfer restrictions were not effective and did not protect the company from an ownership change for tax purposes. Furthermore, transactions permitted under the transfer restrictions, such as transfers by pre-existing 5% stockholders, could trigger an ownership change for purposes of section 382 and result in limitations on EDCI Holdings ability to use the NOLs in the future.

Shares of common stock of EDCI Holdings could be delisted from NASDAQ.

The market price per share of the common stock of EDCI Holdings after the Reorganization may not rise in proportion to the reduction in the number of shares of Common Stock outstanding resulting from the

Reorganization. The market price per share of common stock of EDCI Holdings may not remain in excess of the $1.00 minimum bid price as required by The NASDAQ Capital Market, or EDCI Holdings may not otherwise meet the additional requirements for continued listing on The NASDAQ Capital Market. The market price of the common stock of EDCI Holdings will also be based on EDCI Holdings’ performance and other factors, some of which are unrelated to the number of shares outstanding.

Risks Related to the EDCI Holdings’ Future use of NOLs

Future legislation may result in EDCI Holdings being unable to realize the tax benefits of the NOLs.

It is possible that legislation or regulations will be adopted that would limit EDCI Holdings’ ability to use the tax benefits associated with the NOLs. However, the Company is not aware of any proposed changes in the tax laws or regulations that would materially impact the ability of EDCI Holdings to use the NOLs.

EDCI Holdings may not be able to make use of the existing tax benefits of the NOLs because EDCI Holdings may not generate taxable income.

The use of the NOLs is subject to uncertainty because it is dependent upon the amount of taxable income and capital gains generated by EDCI Holdings. The Company has not consistently generated taxable income on an annual basis, and there can be no assurance that EDCI Holdings will have sufficient taxable income or capital gains in future years to use the NOLs before they expire.

The IRS could challenge the amount of the NOLs or claim the Company or EDCI Holdings experienced an ownership change, which could reduce the amount of NOLs that EDCI Holdings can use.

The amount of the NOLs has not been audited or otherwise validated by the IRS. The IRS could challenge the amount of the NOLs, which could result in an increase in the liability of EDCI Holdings in the future for income taxes. In addition, calculating whether an ownership change has occurred is subject to uncertainty, both because of the complexity and ambiguity of section 382 and because of limitations on a publicly traded company’s knowledge as to the ownership of, and transactions in, its securities. Therefore, the Company cannot assure you that a governmental authority will not claim that the Company or EDCI Holdings experienced an ownership change and attempt to reduce or eliminate the benefit of the NOLs even though the stock of EDCI Holdings is subject to the transfer restrictions.

The Company’s business could be adversely affected if the Reorganization is not approved.

While the Company recently implemented a rights plan to assist in protecting the Company’s NOLs, which creates a deterrent to transfers that could impact the NOLs, there are no restrictions in place that completely prohibit transfers of the Common Stock that would jeopardize the NOLs. If the Reorganization is not approved, the Company will not have the ability to completely prohibit such transfers. As a result, an ownership change could occur. An ownership change could severely limit the Company’s ability to use the NOLs. The Company’s ability to use the NOLs to reduce its future liability to pay federal income tax is an important aspect of its business strategy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL ONE.

PROPOSAL TWO — ELECTION OF DIRECTORS

The total number of directors on the Company’s Board of Directors is eight. Pursuant to the Company’s certificate of incorporation and by-laws, the Board of Directors is divided into three classes each consisting, as nearly as may be possible, of one-third of the total number of directors, for terms of three years. At the 2008 Annual Meeting, two Class III Directors are to be elected. As proposed and recommended by the Governance and Nominating Committee, the Board of Directors has nominated Ramon D. Ardizzone and Cliff O. Bickell each of whom is currently serving as a director of the Company, for election as Class III Directors to serve for three-year terms expiring at the Annual Meeting of Stockholders in 2011, and until their respective successors shall have been elected and qualified.

The Board of Directors recommends a vote FOR all of the nominees. Each of the nominees has indicated his willingness to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable. In the event that a vacancy arises among such nominees by death or any other reason prior to the 2008 Annual Meeting, the proxy may be voted for a substitute nominee or nominees designated by the Board of Directors.

Biographical information follows for each person nominated and each person whose term as a director will continue after the 2008 Annual Meeting.

NOMINEES FOR ELECTION AS CLASS III DIRECTORS UNTIL THE 2011 ANNUAL MEETING

Name	Age	Positions with Company, Business Experience and Other Directorships

Ramon D. Ardizzone	70	Director of the Company since November 1992; Vice Chairman of the Company since May 2001; Chairman of the Company from June 1996 to September 1999; President and Chief Executive Officer of the Company from December 1998 to June 1999; President of the Company from December 1994 to June 1996; Chief Executive Officer of the Company from May 1995 through December 1996; Acting Chief Executive Officer of the Company from December 1994 to May 1995; Chief Operating Officer of the Company from June 1994 to December 1994; Acting Chief Operating Officer of the Company from May 1994 to June 1994; Executive Vice President of the Company from November 1992 to December 1994; Executive Vice President of the Company in charge of Sales and Marketing from November 1992 to May 1994
Cliff O. Bickell	65	Director of the Company since October 2004; Acting President, Scientific Games, Inc. Printed Parts Division from January 2008; Full-time and part-time consultant to Scientific Games, Inc. from January 2007 to December 2007; President, Scientific Games, Inc. Printed Products Division from September 2000 to December 2006; Vice President, Chief Financial Officer and Treasurer of Scientific Games, Inc. from January 1995 to August 2000; Vice President, Chief Financial Officer, and Treasurer of Paragon Trade Brands, Inc. from May 1992 to January 1995

DIRECTORS CONTINUING IN OFFICE AS CLASS I DIRECTORS UNTIL THE 2009 ANNUAL MEETING

Name	Age	Positions with Company, Business Experience and Other Directorships

Clarke H. Bailey	54	Director of the Company since December 1990; Chief Executive Officer of the Company from October 2003 to November 2006; Chairman of the Company since October 1999; Vice Chairman of the Company from November 1992 to June 1996; Chief Executive Officer of the Company from December 1990 to March 1994; Acting Chief Executive Officer of the Company from May 1994 to December 1994; Director of Iron Mountain Incorporated; Director of ACT Teleconferencing, Inc.
Donald S. Bates	79	Director of the Company since January 1997; Private consultant in the electronics and telecommunications industry since 1988; employed by General Electric Company from 1951 to 1981 holding various managerial positions in electronics, communications and computing services, retiring as Senior Vice President and Group Executive
Peter W. Gilson	68	Director of the Company since March 1997; Chairman of the Board of Directors of Swiss Army Brands, Inc. from May 1998 to August 2002; Chairman of the Executive Committee of Swiss Army Brands, Inc. from 1998 to May 2002; President, Chief Executive Officer and Director of Physician Support Systems, Inc. from 1991 to December 1997

DIRECTORS CONTINUING IN OFFICE AS CLASS II DIRECTORS UNTIL THE 2010 ANNUAL MEETING

Name	Age	Positions with Company, Business Experience and Other Directorships

Horace H. Sibley	68	Director of the Company since August 1997; Partner with the law firm of King and Spalding from 1973 to December 2001
Howard W. Speaks, Jr.	60	Director of the Company since May 2001; Chief Executive Officer of Rosum Corp, a maker of global positioning system products, since August 2003; President and Chief Operating Officer of Kyocera Wireless Corp., a developer and manufacturer of wireless phones and accessories, from August 2001 to August 2003; President and Chief Executive Officer of Triton Network Systems, Inc., a wireless communications equipment company, from September 1999 to August 2001; Executive Vice President and General Manager, Network Operators Group of Ericsson, Inc. from January 1999 to September 1999; Executive Vice President and General Manager, Wireless Division of Ericsson, Inc. from January 1998 to December 1999; Vice President, Western Region of Ericsson, Inc. from 1995 to 1997; Director of Triton Network System, Inc.
Robert L. Chapman, Jr.	41	Director of the Company since November 2007; Founder and Managing Member of Los Angeles, CA-based Chapman Capital L.L.C., an investment advisor focusing on activist and turnaround investing, since May 1996; Co-manager of the Value Group within Scudder Stevens & Clark from 1993 to 1995, which followed employment with NatWest Securities USA from 1991 to 1993, Junction Advisors from 1990 to 1991, and Goldman, Sachs & Co from 1987 to 1989. Mr. Chapman serves on the Board of Directors as a nominee of Chap-Cap Activist Partners Master Fund, Ltd., Chap-Cap Partners II Master Fund, Ltd., Chapman Capital L.L.C. and Robert L. Chapman, Jr. (collectively, the “Stockholders”) pursuant to a Stockholders Agreement discussed below.

In connection with Mr. Chapman’s appointment to the Board of Directors, the Company and the Stockholders entered into a stockholders agreement dated November 5, 2007 (the “Stockholders Agreement”). The Stockholders Agreement provides for Mr. Chapman’s appointment to the Board of Directors and obligates the Company to nominate a designee selected in accordance with the Stockholders Agreement, recommend the designee for election to the Board of Directors and solicit proxies in his/her favor, in each case, until the termination date of the Stockholders Agreement. Upon the termination of the Stockholders Agreement, the Stockholders’ designee shall resign from the Board of Directors. In addition, until the termination date of the Stockholders Agreement, the Stockholders will vote (a) in favor of director nominees recommended by the Board of Directors, (b) in accordance with the recommendation of the Board of Directors on certain stockholder proposals and (c) in their discretion with respect to all other proposals.

The Stockholders Agreement also provides that until the termination date, the Stockholders will not, among other things, (a) solicit proxies or submit any proposal for consideration at any meeting of the stockholders of the Company, (b) engage in, or form or participate in a group which proposed to take, any of the activities prohibited by paragraphs (a) through (j) of Item 4 of Schedule 13D promulgated by the Securities and Exchange Commission, provided that the Stockholders shall not be restricted from buying or selling the Company’s voting securities as long as the aggregate beneficial ownership of the Stockholders (1) does not exceed 20% of the total outstanding voting securities of the Company and (2) is not less than 5% of the total outstanding voting securities of the Company (a “Schedule 13D Transaction”).

The Stockholders Agreement will terminate upon the earliest to occur of one of the following: (a) the date of the annual stockholder meeting of the Company to be held during 2009; (b) if there is no longer a

Chapman Designee on the Board of Directors; (c) the first date on which (i) a Stockholder engages in any of the activities prohibited by the Stockholders Agreement (following a three business day cure period), (ii) a Stockholder engages in a Schedule 13D Transaction, or (iii) the filing of certain amendments to the Schedule 13D previously filed by certain of the Stockholders; (d) if the Stockholders own less than 5% of the total outstanding voting securities of the Company or own more than 20% of the total outstanding voting securities of the Company; or (e) the first date on which (i) the Company is no longer required to file periodic reports with the Securities and Exchange Commission or (ii) any person or group of related persons (within the meaning of Section 13(d) of the Exchange Act) shall become the beneficial owner of shares representing more than 50% of the aggregate ordinary voting power represented by the Company’s issued and outstanding voting stock; provided that in the case of the termination events described in clauses (c), (d) and (e) above, termination shall occur only after an affirmative determination by the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors met 10 times during 2007. The Board of Directors operates under the terms of a charter, a copy of which is available on the Company’s website at www.edcllc.com under the headings “Investor Center” and “Corporate Governance.” The full Board of Directors has determined that the following directors are independent under the standards set forth in the Board of Directors charter and the listing standards of NASDAQ: Donald S. Bates, Cliff O. Bickell, Peter W. Gilson, Robert L. Chapman, Jr., Horace H. Sibley and Howard W. Speaks, Jr. The independent directors met in executive session 6 times during 2007.

The Board of Directors has standing Audit, Governance and Nominating, and Compensation and Plan Administration Committees. Each of these committees operates under the terms of a charter, a copy of which is available on the Company’s website at www.edcllc.com under the headings “Investor Center” and “Corporate Governance.” The Board of Directors also appointed a Special Litigation Committee during 2007, which was an ad hoc committee formed to address issues related to previously announced stock option litigation. The functions and membership of the Audit, Governance and Nominating and Compensation and Plan Administration Committees are set forth below.

Each member of the Board of Directors attended 90% or more of the aggregate number of meetings of the Board of Directors and the meetings of all committees of the Board of Directors on which he served during 2007.

Audit Committee

Cliff O. Bickell, Donald S. Bates, and Horace H. Sibley currently serve on the Audit Committee. The Audit Committee met 13 times during 2007. All of the members of the Audit Committee are independent directors within the meaning of applicable NASDAQ listing standards. The Board of Directors has determined that Mr. Bickell is an “audit committee financial expert” within the meaning of the regulations of the Securities and Exchange Commission.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee’s role includes a particular focus on the qualitative aspects of financial reporting to stockholders and on the Company’s processes and procedures for the management of business and financial risks. The function of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its responsibility to stockholders, potential stockholders and the investment community in monitoring:

•	the accounting and reporting practices of the Company,

•	the Company’s compliance with legal and regulatory requirements related to financial reporting,

•	the qualifications and independence of the Company’s independent registered public accounting firm,

•	the performance of the Company’s internal audit function and independent registered public accounting firm, and

•	the quality and integrity of the financial reports of the Company.

A full description of the Audit Committee’s primary responsibilities, operating principles, and relationship with the internal auditor and the independent registered public accounting firm is contained in the Audit Committee Charter, a copy of which is available on the Company’s website at www.edcllc.com under the headings “Investor Center” and “Corporate Governance.”

Governance and Nominating Committee

Horace H. Sibley, Cliff O. Bickell, and Peter W. Gilson currently serve on the Governance and Nominating Committee. All of the members of the Governance and Nominating Committee are independent directors within the meaning of applicable NASDAQ listing standards. The Governance and Nominating Committee met four times during 2007. The Governance and Nominating Committee’s functions include assisting the Board of Directors in ensuring that it is appropriately constituted to meet its fiduciary obligations to the stockholders and the Company by developing and implementing policies and processes regarding corporate governance matters, by assessing Board of Directors membership needs, and by proposing director candidates to the Board of Directors. The Governance and Nominating Committee is also responsible for reviewing and recommending action to the Board of Directors concerning related party transactions or relationships involving a possible conflict of interest between the Company and either a director or a senior executive officer.

In identifying potential director candidates, the Governance and Nominating Committee seeks input from other members of the Board of Directors and executive officers and also considers recommendations by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Governance and Nominating Committee. The Governance and Nominating Committee will also consider director candidates recommended by stockholders to stand for election at the Annual Meeting of Stockholders, so long as such recommendations are submitted in accordance with the procedures described below.

The Governance and Nominating Committee has not set specific, minimum qualifications that must be met by a director candidate. Rather, in evaluating candidates for recommendation to the Board of Directors, the Governance and Nominating Committee considers the following factors, in addition to any other factors that it deems appropriate:

•	whether the candidate is of the highest ethical character and shares the values of the Company,

•	whether the candidate’s reputation, both personal and professional, is consistent with the image and reputation of the Company,

•	whether the candidate’s characteristics, experiences, perspectives and skills would benefit the Board of Directors given the current composition of the Board of Directors,

•	whether the candidate is “independent” as defined by NASDAQ listing standards and other applicable laws, rules or regulations regarding independence,

•	whether the candidate qualifies as someone who is “financially sophisticated” or as an “audit committee financial expert” as described in NASDAQ listing standards or any other applicable laws, rules or regulations,

•	whether the candidate is free from material conflicts of interest that would interfere with the candidate’s ability to perform the duties of a director or violate any applicable NASDAQ listing standard or other applicable law, rule or regulation,

•	whether the candidate’s service as an executive officer of another company or on the boards of directors of other public companies would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director, and

•	if the candidate is an incumbent director, the director’s overall service to the Company during the director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.

Qualified candidates are selected for recommendation to the Board of Directors by majority vote of the Governance and Nominating Committee. The Board of Directors, taking into consideration the recommendations of the Governance and Nominating Committee, is responsible for filling vacancies and selecting nominees for election as directors at the Annual Meeting of Stockholders, with the primary emphasis on the guidelines set forth above.

Stockholders who wish to recommend director candidates for consideration by the Governance and Nominating Committee may do so by mailing a written recommendation to Chairman, Governance and Nominating Committee, c/o Secretary, Entertainment Distribution Company, Inc., 825 8th Avenue, 23rd floor, New York, New York 10019. Such recommendation must include the following information:

•	the name and address of the stockholder submitting the recommendation, the beneficial owner, if any, on whose behalf the recommendation is made and the director candidate,

•	the class and number of shares of stock of the Company that are owned beneficially and of record by the stockholder and, if applicable, the beneficial owner, including the holding period for such shares as of the date of the recommendation,

•	full biographical information concerning the director candidate, including a statement about the director’s qualifications,

•	all other information regarding each director candidate proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission,

•	description of all arrangements or understandings among the stockholder and the candidate and any other person or persons pursuant to which the recommendation is being made, and

•	a written consent of the candidate (1) to be named in the Company’s proxy statement and stand for election if nominated by the Board of Directors and (2) to serve if elected by the stockholders.

Recommendations by stockholders for director candidates to be considered by the Governance and Nominating Committee must be submitted not later than the 120th calendar day before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. The submission of a recommendation by a stockholder in compliance with these procedures will not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in the Company’s proxy statement.

The by-laws of the Company also provide that nominations of persons for election to the Board of Directors may be made at any Annual Meeting of Stockholders by any stockholder entitled to vote on such election. Such nominations must be submitted to the Secretary of the Company in accordance with the procedures specified in Section IX of Article II of the Company’s by-laws as described under “PROPOSALS OF STOCKHOLDERS” below. The Company’s by-laws require the presiding officer of the Annual Meeting of Stockholders to refuse to acknowledge the nomination of any person that is not submitted in compliance with such procedures.

Compensation and Plan Administration Committee

Howard W. Speaks, Jr., Donald S. Bates and Peter W. Gilson currently serve on the Compensation and Plan Administration Committee. All of the members of the Compensation and Plan Administration Committee are independent directors within the meaning of applicable NASDAQ listing standards. The Compensation and Plan Administration Committee met 13 times during 2007. The function of the Compensation and Plan Administration Committee is to develop and review all compensation philosophies and practices and to review and approve all bonus and incentive programs, as well as all compensation and benefits for executive officers. The Compensation and Plan Administration Committee is also responsible for reviewing, overseeing and making recommendations to the Board of Directors on the Company’s incentive stock plans, employee stock purchase plan and 401(k) plan and for reviewing and recommending to the Board of Directors compensation and benefits for the Board of Directors. The charter of the Compensation and Plan Administration Committee does not provide for the delegation by the committee of its duties to any other committee or executive officers of the Company. Regarding most compensation matters, including executive and director compensation, Company management provides recommendations to the Compensation and Plan Administration Committee, which are considered by the committee in the discharge of its duties. The charter of the Compensation and Plan Administration Committee is posted on the Company’s website at www.edcllc.com under the headings “Investor Center” and “Corporate Governance.”

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Plan Administration Committee has ever been an officer or employee of the Company. During 2007, no executive officer of the Company served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which a member of the Board of Directors of the Company was an executive officer. During 2007, no director or member of the Compensation and Plan Administration Committee served as an executive officer of any other entity of which an executive officer of the Company served as a member the Board of Directors or compensation committee.

DIRECTOR COMPENSATION

The following table provides the compensation earned by the Company’s non-employee directors during the year ended December 31, 2007. Clarke H. Bailey, the non-executive Chairman of the Board of the Company, is not included in the Director Compensation table because he is an employee of the Company. He does not receive compensation under the non-employee director compensation plan described below. However, in his position as non-executive Chairman of the Company he received a salary of $320,000 during fiscal year 2007 and received other compensation of $9,000 comprised of matching contributions paid to a defined contribution plan.

	Fees	Stock	Option
	Earned	Awards	Awards
Name	($)(1)	($)(2)	($)(3)	Total ($)

Ramon D. Ardizzone	36,990	18,000	—	54,990
Donald S. Bates	45,000	18,000	—	63,000
Cliff O. Bickell	46,880	18,000	22,200	87,080
Robert L. Chapman, Jr.(4)	4,600	—	14,700	19,300
Peter W. Gilson	44,080	18,000	—	62,080
John J. Hurley(5)	26,500	18,000	—	44,500
Horace H. Sibley	39,580	18,000	—	57,580
Howard W. Speaks, Jr.	39,000	18,000	40,800	97,800

(1)	For 2007 non-employee directors earned the following fees: an annual fee of $20,000 plus $1,500 for attendance at in-person meetings and $500 for attendance at meetings via telephonic conference call; an annual fee of $4,000 for Executive Committee participation; an annual fee of $8,000 for Audit Committee participation; an annual fee of $5,000 for Compensation and Plan Administration Committee participation; an annual fee of $3,000 for Governance and Nominating Committee participation; $500 for attendance at meetings of the Special Litigation Committee; an annual fee of $8,000 for the Audit Committee and Executive Committee chair positions, $5,000 for the Compensation and Plan Administration Committee chair position and $3,000 for the Governance and Nominating Committee chair position; and an annual fee of $4,000 for service as the lead independent director. Annual fees are paid ratably on a quarterly basis. Meeting fees are also paid on a quarterly basis.

(2)	At the 2007 Annual Meeting of Stockholders, each director in the table above, except Robert L. Chapman, Jr., received a number of restricted stock units equal to $18,000 divided by $2.03, the fair market value of the Common Stock on the last trading day immediately preceding the 2007 Annual Meeting of Stockholders. The table above reflects the aggregate grant date fair value of the restricted stock units computed in accordance with Statement of Financial Accounting Standards No. 123R, “Share-based Payments” (“SFAS 123R”). See Note 17 of the Company’s financial statements for year ended December 31, 2007 for a discussion of the assumptions underlying the valuation of equity awards. At the end of 2007, the aggregate number of outstanding restricted stock units held by each director in the table above was: Mr. Ardizzone 10,546, Mr. Bates 10,546, Mr. Bickell 10,240, Mr. Chapman 0, Mr. Gilson 10,546, Mr. Hurley 10,546, Mr. Sibley 10,546 and Mr. Speaks 10,546.

(3)	In accordance with resolutions passed by the Board, each non-employee director receives automatic formula-based awards of stock options to purchase 30,000 shares of the Common Stock upon initial appointment to the Board of Directors and on each third anniversary thereof. During 2007, Messrs. Speaks and Bickell each received three year anniversary grants of stock options to purchase 30,000 shares of the Common Stock on May 17, 2007 and October 18, 2007, respectively. On December 10, 2007, Mr. Robert L. Chapman, Jr. received a grant of stock options to purchase 30,000 shares of the Common Stock in connection with his initial appointment to the Board of Directors. On May 17, 2007, October 18, 2007 and December 10, 2007, the Company’s stock price was $2.00, $0.80 and $0.72, respectively. All Director stock options grants during 2007 were made pursuant to the Company’s 1996 Incentive Stock Plan. The table above reflects the aggregate grant date fair value of the options computed in accordance with SFAS 123R. See Note 17 of the Company’s financial statements for year ended December 31, 2007 for a discussion of the assumptions underlying the valuation of equity awards. At the end of 2007, the aggregate number of outstanding stock options held by each director in the table above was: Mr. Ardizzone 140,000, Mr. Bates 90,000, Mr. Bickell 60,000, Mr. Chapman 30,000, Mr. Gilson 90,000, Mr. Hurley 50,000, Mr. Sibley 90,000 and Mr. Speaks 90,000.

(4)	See “Proposal 2 — Election of Directors” for additional details regarding Mr. Chapman’s appointment to the Board of Directors.

(5)	Mr. Hurley served as a Director until his retirement in May 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following Compensation Discussion and Analysis reviews the Company’s and Compensation and Plan Administration Committee’s (the “Committee”) executive compensation program, policies and decisions with respect to the Company’s executive officers listed in the Summary Compensation Table below (the “named executive officers”). For fiscal year 2007, the named executive officers consisted of:

•	Jordan M. Copland, Interim Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary of the Company;

•	Thomas Costabile, President and Chief Operating Officer of EDC;

•	Matthew K. Behrent, Executive Vice President, Corporate Development of the Company;

•	Roger J. Morgan, Executive Vice President, International Operations of EDC;

•	James Caparro, Former Chief Executive Officer and President of the Company and EDC; and

•	John V. Madison, Former Executive Vice President, Business Development, Sales and Marketing of EDC.

Executive Compensation Philosophy and Objectives

Philosophy:  The Compensation philosophy of the Company is to structure the Company’s various compensation programs in a way that assists the Company in attracting and retaining a talented employee group and senior management team as well as a Board of Directors. The Company’s compensation programs must also consider the returns generated to its shareholders. The Company strives for internal compensation equity among employees and differentiates based on factors including seniority, experience, performance, and value to the Company, all within the fabric of the performance of the Company’s Common Stock and operations as a whole.

Compensation Objectives:  The Committee bases its executive compensation programs on the same objectives that guide the Company in establishing all of its compensation programs:

•	Compensation should be based on the level of job responsibility, individual performance, and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and stockholder returns, because such employees are more able to affect the Company’s results.

•	Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, the Company must remain competitive with the pay of other premier employers who compete with the Company for talent.

•	Compensation should reward performance. Our programs should deliver top-tier compensation given top-tier individual and Company performance; likewise, where individual performance falls short of expectations and/or Company performance lags the industry, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced.

•	Compensation should foster success in the relevant industry measured both in the short-term as well as the long-term. While the Company is currently focused on the manufacturing and distribution of entertainment products, previously it was involved in various aspects of the telecommunications and technology industry, and certain executives were primarily focused on the Company’s acquisition strategy. Employees at higher levels have an increasing proportion of their compensation tied to longer-term performance because they are in a position to have greater influence on longer-term results.

•	To be effective, performance-based compensation programs should enable employees to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company’s achievement of its strategic and operational goals. No matter how comprehensive a performance measure may be in theory, if in practice employees cannot easily understand how it works or how it relates to their daily jobs, it will not be an effective motivator.

•	Compensation and benefit programs should be egalitarian. While the programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

Use of Market Data and Compensation Consultant:  In 2006, the Company relied on outside independent consultants to collect, analyze and provide comparable market data. Other than as described below, the Company did not rely on outside independent consultants in 2007.

In 2007, the Committee retained Greg Flores, a compensation consultant with experience in the entertainment industry, to assist it in establishing certain retention bonuses for key executive officers. See “Retention Bonuses” and “Employment and Severance Agreements” below for more detail regarding the retention bonuses. Mr. Flores reported directly to the Committee. He has performed no other work for the Company and has no relationship with any of the Company’s officers or directors. In addition, the Committee consulted informally, but without retaining, Pearl Meyer & Partners to provide input on compensation and bonus issues, as well as the technical aspects of executive pay programs. Pearl Meyer & Partners has provided compensation consulting services to the Committee in prior years.

The Committee’s Processes

The Committee has established a number of processes to assist it in ensuring that the Company’s executive compensation programs are achieving its objectives. Among those are:

•	Assessment of Company Performance. The Committee uses Company-wide performance measures in establishing total compensation ranges. The Committee considers various measures of Company and industry performance, including earnings per share, net income, EBITDA, market capitalization and other financial measures to assess Company performance. In a period where Company performance is declining substantially, the Company-wide performance measures will typically supersede the assessment of individual performance and make it less likely that executive bonuses are paid. The size of the bonus pool is also adjusted to reflect the Company’s market performance both independently and in comparison to its peer group.

•	Assessment of Individual Performance. Individual performance has an impact on the compensation of all employees, including the named executive officers. Once the size of the bonus pool has been established, the Committee receives a performance assessment and compensation recommendation for each executive officer from the CEO. The Committee also exercises its independent judgment to determine the appropriateness of the CEO’s recommendations. The performance evaluation of the named executive officers is based on achievement of management objectives and expectations established throughout the year, including meeting or exceeding Board approved revenue and EBITDA forecasts by the executive and his or her organization, his or her contribution to the Company’s performance, and other leadership accomplishments. In addition to these financial objectives, the CEO is evaluated on integrity, leadership, judgment, vision, operational management, Board relations and external relations. The Committee determines the CEO’s bonus.

•	Total Compensation Review. The Committee annually reviews each executive officer’s base pay, bonus, and level of current equity incentives. In addition to these primary compensation elements, the Committee reviews the perquisites and other compensation and payments that would be required under various severance and change-in-control scenarios. Following the 2007 review, the Committee determined that these elements of compensation were reasonable in the aggregate, particularly given the Company’s current financial results and declining industry.

In addition to the processes described above, the compensation of those of the Company’s executive officers who joined the Company in connection with the EDC acquisition was structured as part of the terms of the EDC acquisition through the negotiation of employment agreements and other arrangements relating to ownership of the EDC subsidiary, certain of which were revised in 2007 as further described below. While the Committee’s compensation objectives and processes were taken into account during these negotiations, the overall goals of the acquisition and post-closing integration of the EDC business with the Company’s existing operations were taken into consideration as well.

Changes relating to Executive Officers During 2007

In November 2007, the Company announced that James Caparro, then President and Chief Executive Officer of the Company, had transitioned from the position of President and Chief Executive Officer to the newly created position of Non-Executive Chairman of EDC. Mr. Caparro continued to serve as Non-Executive Chairman of EDC for the remainder of fiscal 2007 and through March 2008. In connection with this transition, Mr. Caparro and the Company entered into a mutual separation agreement that provided for payment to Mr. Caparro of eight semi-monthly payments of $31,250, a single payment of $62,500 on or before March 15, 2008 and a lump sum payment of $687,500 in January 2008, and payment of certain accrued benefits and continued health care coverage through October 31, 2008.

In connection with Mr. Caparro’s transition, Jordan M. Copland was appointed to the position of Interim Chief Executive Officer of the Company and Chief Executive Officer of EDC. Mr. Copland continued in his positions as Chief Financial Officer, Treasurer and Secretary of the Company as well. Thomas Costabile was promoted by the Company to the position of President of EDC, also continuing in his current position as Chief Operating Officer of EDC. Finally, Matthew K. Behrent was promoted to the position of Executive Vice President, Corporate Development. No changes were made to the terms of employment of Messrs. Copland, Costabile and Behrent in November 2007. Following these changes, in December 2007, (1) Mr. Copland’s employment agreement was amended, (2) the Company entered into an employment agreement with Mr. Behrent and (3) the Company and EDC entered into an agreement with Mr. Costabile supplementing his original employment agreement dated May 9, 2005.

The Committee approved the employment agreement for Mr. Behrent to confirm certain terms of his continued employment, including his new title and duties, to provide for his relinquishment of any contractual right to receive stock options upon future acquisitions or dispositions, to provide certain severance and change in control protections to him consistent with terms negotiated with other executive officers and to provide for a retention bonus as described below. Taking into account the Company’s review of strategic alternatives for the EDC business in 2007 which could result in a change in control transaction, the Committee believed it appropriate to provide Mr. Behrent with full severance and change in control provisions as well as a retention bonus, to ensure that he remains with the Company through any such strategic transaction. Similarly, Mr. Copland’s agreement was amended to address certain inadvertent errors made in his original agreement in the definitional provisions, and to conform certain provisions, including those regarding termination, severance and a retention bonus, to the provisions included in Mr. Behrent’s employment agreement. Finally, the Company provided Mr. Costabile with a supplement to his original employment agreement to reflect his additional role as President of EDC and to provide him with a retention bonus.

Effective December 1, 2007, John V. Madison and EDC entered into a mutual separation agreement which provided that Mr. Madison’s last day of employment as Executive Vice President, Business Development, Sales and Marketing of EDC was January 11, 2008. In addition, the agreement provided for a lump sum payment of $125,000 and continued health care costs through November 1, 2008.

See “Employment and Severance Agreements” starting on page 55 for further detail regarding the terms of these agreements and the retention bonuses described below.

Retention Bonuses

The employment agreement and amended agreements entered into with Messrs. Behrent and Copland during fiscal 2007 provide for the payment of a retention bonus to each executive if they remain with the Company through September 1, 2008 or, in the case of a change in control occurring prior to September 1, 2008, remain employed by the Company or any successor to the Company for a ninety-day period following such change in control or September 1, 2008, whichever comes first. The amended employment agreement entered into with Mr. Costabile during fiscal 2007 provides for the payment of a retention bonus if Mr. Costabile remains with the Company through November 1, 2008 or, in the case of a change in control occurring prior to November 1, 2008, remains employed by the Company or any successor to the Company for a ninety-day period following such change in control or November 1, 2008, whichever comes first. The Committee, with the assistance of Greg Flores, an outside compensation consultant, structured the retention bonuses to help ensure that these executives, who are critical to the continued operation of the Company, remain employed during the Board’s review of strategic alternatives. In order for any such effort to be successful, existing management must be actively involved in both the continued operation of the business and in the strategic alternative analysis. The retention bonus provides added incentive for these executives to stay actively involved.

Components of Executive Compensation for 2007

For 2007, the compensation of the named executive officers contained the same primary components as were provided to other levels of management — base salary and cash bonus award potential.

The following is a discussion of the Committee’s considerations in establishing each of the compensation components for the named executive officers in 2007.

Base Salary

Base salary is the guaranteed element of a named executive officers’ annual cash compensation. The value of base salary reflects the named executive officers’ long-term performance, skill set and the market value of that skill set. In reviewing base salaries for 2007, the Committee considered the following factors:

•	The corporate “merit budget,” meaning the Company’s overall budget for base salary increases. No merit increases were given to the named executive officers during 2007, primarily as a result of cost containment initiatives given the Company’s financial performance for the year and the declining demand for the Company’s products.

•	Internal relativity, meaning the relative pay differences for different job levels.

•	Individual performance. Historically, base salary increases have been driven by individual performance assessments. As noted above, no individual performance increases were given to the named executive officers during 2007. Given the Company’s current financial and industry conditions, individual performance did not play as significant a role in setting compensation during fiscal 2007. However, as a result of performance assessments during fiscal 2007, Messrs. Behrent, Copland and Costabile assumed new roles and Mr. Caparro and Mr. Madison left the Company.

•	Consideration of the mix of overall compensation.

Cash Incentive Bonuses

The Company has historically maintained a cash incentive bonus program tied to Company financial performance in order to better align employees’ performance with the Company’s performance for the current year. Cash incentive bonuses for all management employees worldwide are determined by the Committee in light of such performance. Recognizing that the Company is in a declining and challenging market, it remains management’s responsibility to help establish and meet Company goals approved by the Board. For fiscal 2007, after evaluating the declining market and overall business environment, the Committee elected not to implement the approved performance-based executive bonus plan for the year, but maintained discretion to pay bonuses for individual performance.

At the end of fiscal 2007, the Committee reviewed the overall performance of all named executive officers and elected not to pay any cash incentive bonuses.

Equity Incentives — EDC Profits Interests

Upon the completion of the 2005 acquisition of the U.S. and central European CD and DVD manufacturing and distribution operations from Universal Music Group, EDC issued profits interests units to certain executives, including Messrs Caparro, Costabile, and Morgan. Half of these units are Tier 1 Profits Interests, one quarter are Tier 2 Profits Interests and one quarter are Tier 3 Profits Interests, and the total amount of all profits interests are similarly allocated among the tiers. Holders of the profits interests as a group are entitled to up to 27.56% of certain distributions made by EDC, which distributions are subject to the Board of Directors’ discretion and other conditions. The profits interests are designed to work like options, and they vest over a two-year period or upon a change in control of EDC. Employment agreements and the profits interests granted to management of EDC were negotiated as part of the negotiation of the acquisition of EDC. The profits interest structure was used instead of stock options because at the time of the acquisition, a limited liability company could not grant options without tax risks. EDC was structured as a limited liability company to maximize the utilization of the Company’s tax loss carryforwards. As such, the profits interest structure was created to incentivise management in lieu of stock options.

As a consequence of the profit interest structure, Messrs Caparro, Costabile and Morgan have not been issued any stock options or restricted stock in the Company. See “Outstanding Equity Awards and Fiscal Year End” below for additional information regarding the EDC profits interests and units held by Messrs Caparro, Costabile and Morgan.

Equity Incentives — Stock Options

Stock options align employee incentives with stockholders because options have value only if the stock price increases over time. The Company’s 10-year options, granted at the market price on the date of grant, help focus employees on long-term growth. In addition, options are intended to help retain key employees because they typically vest over time (usually three years) and, if not exercised, are forfeited if the employee leaves the Company. The three-year vesting also helps keep employees focused on long-term performance. The Company does not reprice options; likewise, if the stock price declines after the grant date, the Company does not replace options.

Each year, the Committee reviews key employees’ overall compensation, including the grant of stock options. Due to the Company’s decision to explore strategic alternatives, the steep decline in the price of the Company’s Common Stock and taking into account the other retention mechanisms in place, no option grants were made to any employees, including the named executive officers, during 2007.

Mr. Behrent was contractually entitled to grants of stock options upon certain acquisition or divestiture transactions pursuant to an agreement entered into in 2005. Mr. Bailey, the non-executive Chairman of the Board of the Company has a similar agreement in place as Mr. Behrent. Specifically, Mr. Behrent was entitled to receive options to purchase one share per $333.33 in transaction value (or the equivalent of 30,000 stock options for every $10 million of transaction value) subject to an aggregate cap of 150,000 options. Such options were granted upon disclosure of either the signing or closing of the transaction, whichever occurred first, and were priced based on the closing stock price on the trading day immediately preceding the date of such announcement, i.e., the pre-announcement price. In 2006, Mr. Behrent received options pursuant to these agreements. In 2007, in connection with the negotiation of his employment agreement, Mr. Behrent agreed to the relinquishment of the existing right to receive options upon future acquisitions or dispositions. Further, Mr. Behrent subsequently agreed to the cancellation of all outstanding stock options held by him. Mr. Copland also agreed to the cancellation of all stock options held by him in connection with the amendment of his employment agreement during 2007. The stock options cancelled had exercise prices that were significantly above the market price of the Common Stock at the time of cancellation. No separate consideration was paid for their cancellation. Cancellation allowed the Company to eliminate the compensation expense related to these options.

Employee and Post-Employment Benefits

The Company offers core employee benefits coverage in order to:

•	provide our global workforce with a reasonable level of financial support in the event of illness or injury, and

•	enhance productivity and job satisfaction through programs that focus on work/life balance.

The benefits available are the same for all U.S. employees and executive officers and include medical and dental coverage, short-term and long-term disability coverage (provided that certain long-term disability benefits are provided only to executive officers at the Company’s expense), and life insurance. In addition, the Company’s 401(k) Plan provides a reasonable level of retirement income reflecting employees’ careers with the Company. All U.S. employees, including executive officers, are eligible to participate in these plans. The cost of both employee and post-employment benefits is partially borne by the employee, including each executive officer.

Deferred Compensation Program

The Company maintains a deferred compensation plan pursuant to which certain employees may defer receipt of part or all of their cash compensation. The program allows eligible employees to save for retirement in a tax-effective way at minimal cost to the Company. None of the named executive officers deferred any portion of their salary under the deferred compensation plan in 2007.

Severance Benefits

Severance benefits are provided from time to time to executive officers as a result of negotiations of their employment agreements. The Committee does not have a standard program applicable to all executives, but has negotiated severance or other enhanced benefits for named executive officers upon termination of their employment without cause, for good reason, or due to termination for a period of time subsequent to a change in control. Such arrangements are negotiated from time to time in an effort to provide appropriate incentives to executives joining the Company and are negotiated based on the Committee’s understanding of standard market practice in the entertainment or distribution industry, or, for prior arrangements, other relevant industries and terms available to other executives of the Company. Further, with respect to payments due to termination subsequent to a change in control, the Committee believes such arrangements are appropriate in that they protect income for executives who would likely be involved in due diligence decisions regarding and/or successful implementation of merger and acquisition activity and who are at risk for job loss if a takeover occurs. The Board of Directors believes that it is in the best interest of the Company and its stockholders to maintain such agreements in order for the Board to be able to receive and rely upon the executive’s advice and counsel as to the best interests of the Company and its stockholders without concern that the executive might be distracted or influenced by the personal uncertainties and risks created by merger and/or acquisition proposals or threats. The terms of these arrangements were approved by the Board of Directors as reasonable termination compensation for the named executive officers in order to encourage management to remain with the Company and to continue to devote full attention to the Company’s business during any potential change in control activity. In addition, severance agreements for Mr. Caparro and Mr. Costabile were negotiated as part of the negotiation of the acquisition of EDC.

Upon Mr. Caparro’s transition from his positions of Chief Executive Officer and President of the Company, the Company entered into a mutual separation agreement with him providing for the payment to Mr. Caparro of eight semi-monthly payments of $31,250, a single payment of $62,500 on or before March 15, 2008 and a lump sum payment of $687,500 in January 2008, and payment of certain accrued benefits and continued health care coverage. The mutual separation agreement with respect to Mr. Madison’s termination of employment provided for a lump sum payment of $125,000 and continued health care coverage. These mutual separation agreements replaced the provisions of these named executive officers’ original employment agreements that provided for payments upon termination.

See “Employment and Severance Agreements” below for a detailed description of these negotiated severance benefits and separation payments.

Accounting and Tax Considerations

In connection with the negotiation of compensation arrangements and the structuring of the Company’s compensation packages, the Committee takes into account the accounting and tax impact to the Company of the various structures under consideration. The Committee also considers the application of the Internal Revenue Code’s disallowance of corporate deductions for annual compensation in excess of $1 million paid to certain executive officers of publicly held corporations, i.e. Section 162(m), when structuring compensation levels and forms of compensation. While this cap would be applicable to the Company’s named executive officers, their nonexempt compensation levels for 2007 were below this cap. When appropriate, the Committee intends to use performance based compensation within the meaning of 162(m) to avoid any limit on deductibility.

Section 409A of the Internal Revenue Code is a relatively new federal tax provision. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, the executive would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax pursuant to Section 409A. The Internal Revenue Service has extended the transition relief period for amending plans to comply with Section 409A through December 31, 2008. The Company is continuing to evaluate the impact of Section 409A on its various compensation and benefits plans, programs and arrangements. It will modify them as a result of that evaluation to the extent necessary to comply with Section 409A. All compensation agreements entered into or modified during 2007 were structured to comply with Section 409A.

Compensation Committee Report

The Compensation and Plan Administration Committee (“we” or “the committee”) evaluates and establishes compensation for executive officers and oversees the deferred compensation plan, the Company’s stock plans, and other management incentive, benefit and perquisite programs. Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 45-51 of this proxy statement/prospectus and are satisfied that it fairly and completely represents the philosophy, intent, and actions of the committee with regard to the named executive officers. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement/prospectus for filing with the Securities and Exchange Commission.

Compensation and Plan Administration Committee
Howard W. Speaks, Jr. (Chairman)
Donald S. Bates
Peter W. Gilson

Summary Compensation Table

						Non-Equity
					Option	Incentive Plan
		Salary	Bonus		Awards ($)	Compensation ($)	All Other		Total
Name and Principal Position	Year	($)	($)		(4)	(5)	Compensation ($)		($)

James Caparro(1)	2007	750,022	—		—	—	75,180	(7)	825,202
Former Chief Executive Officer	2006	750,022	—		—	—	318,147	(7)(8)	1,068,169
Jordan M. Copland(1)	2007	325,000	—		—	—	17,400	(9)	342,400
Interim Chief Executive Officer and Chief Financial	2006	12,500	—		859,950	—	—		872,450
Officer
Thomas Costabile	2007	450,008	—		—	—	57,398	(7)	507,406
President and Chief Operating Officer of EDC	2006	450,008	—		—	—	153,147	(10)	603,155
Matthew K. Behrent	2007	260,000	—		—	—	9,365	(11)	269,365
Executive Vice President,	2006	234,615	20,000	(6)	443,938	—	698,553
Corporate Development
Roger J. Morgan(2)	2007	299,595	—		—	—	90,594	(12)	390,189
Executive Vice President	2006	293,865	—		—	225,000	112,940	(13)	631,805
International Operations of EDC
John V. Madison(3)	2007	400,000	—		—	—	18,711	(14)	418,700
Former Executive Vice	2006	392,308	—		—	—	18,079	(14)	410,387
President, Business Development, Sales and Marketing of EDC

(1)	Mr. Caparro served as the Company’s Chief Executive Officer until November 2007 when Mr. Copland was named interim Chief Executive Officer.

(2)	Mr. Morgan is based in the United Kingdom and is paid in pounds sterling. Mr. Morgan’s compensation is reported in U.S. dollars based upon the prevailing exchange rate from pounds sterling to U.S. dollars on December 31, 2007 of $1.9973 per pound.

(3)	Mr. Madison’s position was terminated pursuant to the Mutual Separation Agreement effective December 1, 2007 and his last day of employment was January 11, 2008.

(4)	Amounts in this column reflect the aggregate grant date fair value of the options computed in accordance with SFAS 123R. See Note 17 of the Company’s financial statements for year ended December 31, 2007 for a discussion of the assumptions underlying the valuation of equity awards.

(5)	As discussed in “Cash Incentive Bonuses” in the Compensation Discussion and Analysis, the amounts in this column reflect the cash bonus awards earned by the named executive officers under the annual cash bonus program in respect of their performance in 2006. No cash bonuses were awarded under the cash bonus program in 2007.

(6)	Mr. Behrent received a $20,000 discretionary bonus for his efforts in connection with the sale of the Company’s messaging business.

(7)	Consists of payments for a car allowance, social club fees, matching contributions paid to a defined contribution plan, disability and life insurance premiums, for 2006 for Mr. Caparro also includes $48,754 for relocation costs, and for 2007 for Mr. Costabile also includes $20,015 for the reimbursement of taxes owed by Mr. Costabile as a result of a 2005 distribution with respect to the Class B Units of EDC owned by Mr. Costabile.

(8)	In accordance with the EDC LLC Agreement, also includes $41,118 for the reimbursement of taxes owed by Mr. Caparro as a result of a 2005 distribution with respect to the Class B Units of EDC owned by Mr. Caparro. Also includes $237,125 for additional profits interests granted to Mr. Caparro as a result of anti-dilution provisions in the EDC LLC Agreement triggered by EDC’s acquisition of the shares of Deluxe Global Media Services Blackburn Limited in July 2006. The value of additional profits interests is based on the valuation prepared in connection with the May 2005 acquisition of EDC.

(9)	Consists of payments for a car allowance and matching contributions paid to a defined contribution plan.

(10)	Represents $153,147 for additional profits interests granted to Mr. Costabile as a result of anti-dilution provisions in the EDC LLC Agreement triggered by EDC’s acquisition of the shares of Deluxe Global Media Services Blackburn Limited in July 2006. The value of additional profits interests is based on the valuation prepared in connection with the May 2005 acquisition of EDC.

(11)	Consists of payments for a car allowance, matching contributions paid to a defined contribution plan, and disability and life insurance premiums.

(12)	Consists of payments for a car allowance, social club dues and also includes a $59,190 contribution made to Mr. Morgan’s personal retirement plan.

(13)	Consists of payments for a car allowance, social club fees and also includes a $59,124 contribution made to Mr. Morgan’s personal retirement plan and includes a $20,000 discretionary bonus for his efforts in connection with the integration of Deluxe Global Media Services Blackburn Limited.

(14)	Consists of payments for a car allowance and FICA/Medicare expense.

GRANTS OF PLAN-BASED AWARDS

All other option
		Estimated Future Payouts Under			awards; number of
		Non-Equity Incentive Plan Awards(1)			securities	Exercise or base	Closing Price on
	Grant	Threshold	Target	Maximum	underlying options	price of option	Date of Grant
Name	Date	($)	($)	($)	(#)	awards ($/Sh)	($/Sh)

James Caparro	N/A	—	—	—	—	—	—
Jordan M. Copland	N/A	—	—	—	—	—	—
Thomas Costabile	N/A	—	450,000	900,000	—	—	—
Matthew K. Behrent	N/A	—	—	—	—	—	—
Roger J. Morgan(2)	N/A	—	299,595	599,190	—	—	—
John V. Madison	N/A	—	—	—	—	—	—

(1)	These columns show the range of bonus payouts targeted for 2007 performance under the employment agreements negotiated with the executives during the EDC acquisition. The potential bonus payments are performance driven and therefore completely at risk. No bonuses were earned for fiscal 2007 pursuant to these agreements. In addition, there was no performance-based executive bonus plan in effect for fiscal 2007 with respect to the other named executive officers.

(2)	Mr. Morgan is based in the United Kingdom and is paid in pounds sterling. The estimates of Mr. Morgan’s estimated future payouts under non-equity incentive plan awards is reported in U.S. dollars based upon the prevailing exchange rate from pounds sterling to U.S. dollars on December 31, 2007 of $1.9973 per pound.

Outstanding Equity Awards at Fiscal Year-End

None of the named executive officers held any outstanding equity awards relating to the securities of the Company at the end of fiscal 2007. In 2007, Mr. Copland and Mr. Behrent agreed to the cancellation of all outstanding stock options held by each of them. The stock options cancelled had exercise prices that were significantly above the market price of the Common Stock at the time of cancellation. No separate consideration was paid for their cancellation. Cancellation allowed the Company to eliminate the compensation expense related to these options.

Mr. Caparro holds 5,971 units of profits interests, all of which are fully vested, in the Company’s subsidiary EDC, which represent 36.28% of the total profits interests in EDC. These profits interests were awarded to him as compensation in a prior fiscal year. Mr. Caparro also owns 521 Class B Units of EDC, which were purchased by Mr. Caparro in connection with the EDC acquisition in May 2005 and EDC’s acquisition of Deluxe Global Media Services Blackburn Limited in July 2006. Mr. Costabile holds 2,985 units of profits interests, all of which are fully vested, in the Company’s subsidiary EDC, which represent 18.14% of the total profits interests in EDC. These profits interests were awarded to him as compensation in a prior fiscal year. Mr. Costabile also owns 350 Class B Units of EDC, which were purchased by Mr. Costabile in connection with the EDC acquisition in May 2005. Mr. Morgan holds 375 units of profits interests, all of which are fully vested, in the Company’s subsidiary EDC, which represent 2.28% of the total profits interests in EDC. These profits interests were awarded to him as compensation in a prior fiscal year. Refer to “Equity Incentives — EDC Profits Interests” in the Compensation Discussion and Analysis for additional information about the profits interests and Class B Units.

Option Exercises and Stock Vested

No stock options were exercised by the named executive officers during fiscal 2007 and no shares of restricted stock vested with respect to any named executive officers during fiscal 2007.

Non-Qualified Deferred Compensation

None of the named executive officers deferred any portion of their salary under the Non-Qualified Deferred Compensation Plan in 2007.

Employment and Severance Agreements

Caparro Separation Agreement.  On November 5, 2007, the Company and Mr. Caparro entered into a mutual separation agreement (the “Separation Agreement”). The Separation Agreement provided for Mr. Caparro’s transition from the position of Chief Executive Officer of the Company to a newly created position of Non-Executive Chairman of EDC, to serve in such position through March 2008. Mr. Caparro’s last day of employment as President and Chief Executive Officer of the Company and EDC was November 5, 2007. In his role as Non-Executive Chairman of EDC, Mr. Caparro helped manage the transition process, played an active advisory role in the management of customer relationships and assisted in the evaluation of strategic alternatives for EDC.

Under the Separation Agreement, Mr. Caparro received (a) eight semi-monthly payments of salary of $31,250 commencing in November 2007, (b) a single payment of $62,500 on or before March 15, 2008 and (c) a lump sum payment of $687,500 in January 2008 (collectively, the “Installment Payments”). Mr. Caparro is entitled to receive all accrued and vested benefits owed to him under the Company’s 401(k) and deferred compensation plans in accordance with such plans. Mr. Caparro and any of his dependent family members currently participating in the Company’s health and welfare plan or other health insurance program (the “Health Insurance Program”) are entitled to continue to participate in the Health Insurance Program at the Company’s expense until October 31, 2008, or in the alternative, the Company will pay the cost of continued participation pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 through such date.

The Separation Agreement superseded the terms of Mr. Caparro’s Employment Agreement, entered into on May 9, 2005, other than provisions relating to confidential information, non-competition and non-solicitation and ownership of intellectual property. Under Mr. Caparro’s employment agreement, which was in effect during much of fiscal 2007, Mr. Caparro received an annual base salary of $750,000 and up to $20,000 per year for social club fees. The Separation Agreement did not modify or alter any agreements relating to Mr. Caparro’s ownership of profits interest or units of EDC.

Copland Employment Agreement.  The Company is party to an employment agreement with Mr. Copland, dated December 18, 2006 and amended on December 27, 2007 (as amended, the “Copland Agreement”), which specifies the terms under which Mr. Copland serves as Executive Vice President and Chief Financial Officer of the Company. Mr. Copland also currently serves as Interim Chief Executive Officer, Treasurer and Secretary of the Company. Under the Copland Agreement, Mr. Copland’s annual base salary is $325,000, which is subject to annual review. The Copland Agreement provides for a monthly car allowance of $700. In addition, the Copland Agreement provides for a “retention bonus” in an amount equal to Mr. Copland’s base salary, payable in a lump sum, if he remains employed by the Company through September 1, 2008 or, if a change in control occurs prior to September 1, 2008, and he remains employed by the Company or any successor to the Company following the change in control through the 90-day anniversary of such change in control.

In the event that Mr. Copland’s employment is terminated by the Company without cause or by Mr. Copland with good reason, Mr. Copland is entitled to receive: (i) a lump sum severance payment equal to his then current base salary, unless termination has occurred for good reason as a result of the sale of the assets or equity of EDC and he has received a “retention bonus”, (ii) his accrued but unpaid base salary, (iii) his accrued but unpaid vacation pay, (iv) if he was employed with the Company for at least six months of the bonus year and then participating in the annual bonus plan, a pro-rated annual bonus, payable in accordance with the Company’s normal practices at the end of such bonus year, (v) any other compensation payments or benefits which have accrued and are payable, and (vi) medical and dental coverage for Mr. Copland and his dependents for 12 months.

If Mr. Copland’s employment is terminated within three years after a change in control of the Company (see below for definition of change in control), for any reason other than for cause, Mr. Copland is entitled to receive: (i) a lump sum severance payment equal to 250% of his base salary at the time of termination (or if greater, his base salary prior to the change in control), provided that, if Mr. Copland has received a “retention bonus” payment in the calendar year in which such severance benefit becomes payable, the amount of the severance benefit will be reduced by the amount of such “retention bonus” and if the termination constitutes resignation for good reason as a result of the sale of the assets or equity of EDC, the severance payment will be equal to 100% of Mr. Copland’s base salary, (ii) his accrued but unpaid base salary, (iii) his accrued but unpaid vacation pay, (iv) if he was employed with the Company for at least six months of the bonus year and he is then participating in the Company’s annual bonus plan, a pro-rated annual bonus, payable in accordance with the Company’s normal practices at the end of such bonus year, (v) any other compensation payments or benefits which have accrued and are payable and (vi) medical and dental coverage for Mr. Copland and his dependents for 12 months.

The following table provides the estimated value of the benefits that Mr. Copland would have received had his employment been terminated on the last business day of 2007 under the scenarios described below or had a change in control of either the Company or EDC occurred on the last business day of 2007. The table does not include benefits that are generally available to all salaried employees.

Termination
Benefits and	Termination by the		Resignation For		Following a Change			Change in Control
Payments upon	Company Not For		Good Reason		in Control		Change in Control	of the Company	Disability	Death
Termination	Cause ($)		($)		($)		of EDC ($)	($)	($)	($)

Compensation:

Salary	325,000	(1)	325,000	(1)	812,500	(1)	—	—	—	—

Cash bonus	—		—		—		—	—	—	—

Stock options	—		—		—		—	—	—	—

Profits interests in EDC	—		—		—		—	—	—	—

Benefits and Perquisites:

Contribution to personal retirement plan	—		—		—		—	—	—	—

Healthcare benefits	19,005		19,005		19,005		—	—	—	—

Reimbursement of social club fees	—		—		—		—	—	—	—

Car allowance	—		—		—		—	—	—	—

Total	344,005		344,005		831,505		—	—	—	—

(1)	Payable in a lump sum.

Costabile Employment Agreement.  On May 9, 2005, the Company and Mr. Costabile entered into an employment agreement, which was supplemented by a letter agreement dated December 27, 2007 (as supplemented, the “Costabile Agreement”). The Costabile Agreement specifies the terms under which Mr. Costabile serves as President and Chief Operating Officer of EDC. The Costabile Agreement sets Mr. Costabile’s annual base salary as $450,000, subject to annual review, and provides that he is entitled to receive up to $10,000 per year for social club fees. He is also eligible to participate in the Executive Bonus Plan for EDC pursuant to which Mr. Costabile may earn a bonus of up to 100% of his base salary if EDC performs at 100% of the target established by EDC’s Board. Pursuant to the Costabile Employment Agreement, Mr. Costabile was paid a $200,000 signing bonus, the after-tax proceeds of which he used to purchase Class B Units of EDC during 2005. In addition, under the Costabile Agreement Mr. Costabile was required to invest an additional $200,000 to purchase Class B Units of EDC, which he purchased during 2005. The Costabile Agreement also provides for the payment to Mr. Costabile of a “retention bonus” of $100,000, payable in a lump sum if he remains employed by EDC through November 1, 2008, or, if a change in control as defined in the Costabile Supplement occurs prior to November 1, 2008 (see below for definition of change in control), he remains employed by EDC or any successor to EDC following such change in control through the 90-day anniversary of such change in control.

Under the Costabile Agreement, Mr. Costabile received profits interests in EDC, which represent the right to receive EDC’s distributed profits after the Company has received a return of its equity capital contribution and certain internal rate of return hurdles and other profitability conditions have been met. One-third of the profits interests vested during each of 2005, 2006 and 2007.

If Mr. Costabile’s employment is terminated by the Company without cause or by Mr. Costabile for good reason, Mr. Costabile is entitled to receive (i) an amount equal to twice his base salary at the time of termination plus the amount of his bonus under the Executive Bonus Plan for the prior fiscal year, payable in

24 equal monthly installments, and (ii) continued medical benefits for Mr. Costabile and his dependents for a period of 12 months following termination.

The following table provides the estimated value of the benefits that Mr. Costabile would have received had his employment been terminated on the last business day of 2007 under the scenarios described below or had a change in control of either the Company or EDC occurred on the last business day of 2007. The table does not include benefits that are generally available to all salaried employees.

Termination
Benefits and	Termination by the		Resignation For		Following a Change		Change in Control
Payments upon	Company Not For		Good Reason		in Control	Change in Control	of the Company	Disability	Death
Termination	Cause ($)		($)		($)(1)	of EDC ($)	($)	($)	($)

Compensation:

Salary	900,000	(2)	900,000	(2)	—	—	—	—	—

Cash bonus	—		—		—	—	—	—	—

Stock options	—		—		—	—	—	—	—

Profits interests in EDC	—		—		—	—	—	—	—

Benefits and Perquisites:

Contribution to personal retirement plan	—		—		—	—	—	—	—

Healthcare benefits	14,227		14,227		—	—	—	—	—

Reimbursement of social club fees	—		—		—	—	—	—	—

Car allowance	—		—		—	—	—	—	—

Total	914,227		914,227		—	—	—	—	—

(1)	A change in control of the Company does not entitle Mr. Costabile to any additional benefits upon the termination of his employment. After a change in control of the Company, Mr. Costabile will continue to be eligible to receive the termination benefits set forth elsewhere in this table.

(2)	Payable in 24 equal monthly installments.

Behrent Employment Agreement.  On December 27, 2007, the Company and Mr. Behrent entered into a letter agreement (the “Behrent Agreement”) providing the terms and conditions of his continued employment as Executive Vice President, Corporate Development of the Company. The Behrent Agreement replaced the Severance Agreement entered into between Mr. Behrent and the Company on August 26, 2005. Under the Behrent Agreement, Mr. Behrent’s annual base salary is $260,000, which is subject to annual review. The Behrent Agreement provides for a monthly car allowance of $700. In addition, the Behrent Agreement provides for a “retention bonus” in amount equal to his base salary payable in a lump sum if he remains employed by the Company through September 1, 2008 or, in the event a change in control occurs prior to September 1, 2008, he remains employed by the Company or any successor to the Company following the change in control, through the ninety day anniversary of the change in control.

In the event that Mr. Behrent’s employment is terminated by the Company without cause or by Mr. Behrent with good reason, Mr. Behrent is entitled to receive: (i) a lump sum severance payment equal to his then current base salary, (ii) his accrued but unpaid base salary, (iii) his accrued but unpaid vacation pay, (iv) if he was employed with the Company for at least six months of the bonus year and then participating in the annual bonus plan, a pro-rated annual bonus, payable in accordance with the Company’s normal practices at the end of such bonus year, (v) any other compensation payments or benefits which have accrued and are payable, and (vi) medical and dental coverage for Mr. Behrent and his dependents for 12 months.

If Mr. Behrent’s employment is terminated within three years after a change in control of the Company (see below for definition of change in control), for any reason other than for cause, Mr. Behrent is entitled to receive: (i) a lump sum severance payment equal to 250% of his base salary at the time of termination (or if greater, his base salary prior to the change in control), provided that, if Mr. Behrent has received a “retention bonus” payment in the calendar year in which such severance benefit becomes payable, the amount of the severance benefit will be reduced by the amount of such “retention bonus”, (ii) his accrued but unpaid base salary, (iii) his accrued but unpaid vacation pay, (iv) if he was employed with the Company for at least six months of the bonus year and he is then participating in the Company’s annual bonus plan, a pro-rated annual bonus, payable in accordance with the Company’s normal practices at the end of such bonus year, (v) any other compensation payments or benefits which have accrued and are payable and (vi) medical and dental coverage for Mr. Behrent and his dependents for 12 months.

The following table provides the estimated value of the benefits that Mr. Behrent would have received had his employment been terminated on the last business day of 2007 under the scenarios described below or had a change in control of either the Company or EDC occurred on the last business day of 2007. The table does not include benefits that are generally available to all salaried employees.

Termination
Benefits and	Termination by the		Resignation For		Following a Change			Change in Control
Payments upon	Company Not For		Good Reason		in Control		Change in Control	of the Company	Disability	Death
Termination	Cause ($)		($)		($)		of EDC ($)	($)	($)	($)

Compensation:

Salary	260,000	(1)	260,000	(1)	650,000	(1)	—	—	—	—

Cash bonus	—		—		—		—	—	—	—

Stock options	—		—		—		—	—	—	—

Profits interests in EDC	—		—		—		—	—	—	—

Benefits and Perquisites:

Contribution to personal retirement plan	—		—		—		—	—	—	—

Healthcare benefits	260		260		260		—	—	—	—

Reimbursement of social club fees	—		—		—		—	—	—	—

Car allowance	—		—		—		—	—	—	—

Total	260,260		260,260		650,260		—	—	—	—

(1)	Payable in a lump sum.

Morgan Service Agreement.  On July 19, 2005, the Company and Mr. Morgan entered into a service agreement (the “Morgan Agreement”) which specifies the terms under which Mr. Morgan serves as Executive Vice President International Operations of Glenayre Electronics (UK) Ltd (“Glenayre (UK)”). The Company guarantees all of Glenayre (UK)’s obligations to Mr. Morgan under the Morgan Agreement. The Morgan Agreement sets Mr. Morgan’s annual base salary at £150,000 per year ($299,595 at an exchange rate of 1.9973 as of December 31, 2007). Glenayre (UK) also makes annual contributions equal to 20% of Mr. Morgan’s base salary to Mr. Morgan’s personal retirement plan. Under the Morgan Agreement, Mr. Morgan is also eligible to participate in the Executive Bonus Plan pursuant to which Mr. Morgan may earn a bonus of up to 100% of his base salary. Mr. Morgan may elect to have all or a portion of any bonuses paid into his personal retirement plan, in which case Glenayre (UK) will match 12% of the bonus Mr. Morgan allocates to his personal retirement account.

Under the Morgan Agreement, Mr. Morgan is also reimbursed for 100% of the cost he incurs to maintain a medical insurance policy, and he also receives a £5,000 per year allowance for social club fees and a £15,000 per year car allowance. In addition, Mr. Morgan is the beneficiary of the following insurance policies, the premiums on which are paid by Glenayre (UK): (i) a £600,000 ($1,198,380 at an exchange rate of 1.9973 as of December 31, 2007) group life insurance policy, (ii) a group income protection policy covering 60% of Mr. Morgan’s base salary (during the period Mr. Morgan receives payments under this policy, Glenayre (UK) will continue to contribute an amount equal 20% of Mr. Morgan’s base salary to his personal retirement plan), (iii) personal accident coverage equal to two times his base salary and (iv) business travel insurance.

Under the Morgan Agreement, Mr. Morgan received profits interests in EDC, which represent the right to receive EDC’s distributed profits after the Company has received a return of its equity capital contribution and certain internal rate of return hurdles and other profitability conditions have been met. One-third of the profits interests vested during each of 2005, 2006, and 2007.

If Glenayre (UK) terminates Mr. Morgan’s employment without giving Mr. Morgan 12-months notice (other than termination for gross misconduct) or Mr. Morgan resigns under circumstances that amount to constructive dismissal, then Mr. Morgan is entitled to receive (i) any accrued and unpaid salary, bonus and vacation and (ii) a lump sum payment equal to 95% of the salary and benefits he would have received during the 12-month notice period. The Company may opt to continue providing Mr. Morgan with benefits during the 12-month period in lieu of making a cash payment to him for such benefits.

The following table provides the estimated value of the benefits that Mr. Morgan would have received had his employment been terminated on the last business day of 2007 under the scenarios described below or had a change in control of either the Company or EDC occurred on the last business day of 2007. Because Mr. Morgan is based in the United Kingdom and is paid in pounds sterling, the amounts in the table are based upon the prevailing exchange rate from pounds sterling to U.S. dollars on December 31, 2007 of $1.9973 per pound. Furthermore, the table does not include benefits that are generally available to all salaried employees.

		Resignation as a
		Result of
		Constructive
		Dismissal or upon		Termination
Benefits and	Termination by the	Less Than 12-Months		Following a Change	Change in	Change in
Payments upon	Company Not For	Notice		in Control	Control	Control	Disability	Death
Termination	Cause ($)(1)	($)		($)(2)	of EDC ($)	of the Company	($)	($)

Compensation:

Salary	—	284,615	(3)	—	—	—	—	1,198,380	(4)

Cash bonus	—	—

Stock options	—	—		—	—	—	—	—

Profits interests in EDC	—	—		—	—	—	—	—

Benefits and Perquisites:

Contribution to personal retirement plan	—	56,923		—	—	—	—	59,919

Healthcare benefits	—	2,336	(5)	—	—	—	—	—

Reimbursement of social club fees	—	1,372	(5)	—			—	—

Car allowance	—	28,462	(5)	—	—	—	—	—

Total	—	373,708		—	—	—	—	1,258,299

(1)	This column contains amounts due to Mr. Morgan if his employment is terminated by Glenayre (UK) providing Mr. Morgan with 12-months notice of his termination.

(2)	A change in control of the Company does not entitle Mr. Morgan to any additional benefits upon the termination of his employment. After a change in control of the Company, Mr. Morgan will continue to be eligible to receive the termination benefits set forth elsewhere in this table.

(3)	Payable as a lump sum.

(4)	Payable in a lump sum pursuant to life insurance maintained by the Company. Under a separate accident insurance policy maintained by the Company, Mr. Morgan would be entitled to receive up to $391,820 in payments if he was unable to work as the result of injuries sustained in an accident. Payments under the accident policy are in lieu of payments under the disability insurance policy.

(5)	These amounts assume that Glenayre (UK) opts to continue paying for these benefits for 12-months rather that paying Mr. Morgan 95% of the cost of the benefits.

Madison Separation Agreement.  Effective December 1, 2007, EDC and Mr. Madison entered into a mutual separation agreement (the “Madison Separation Agreement”). The Madison Separation Agreement provided that Mr. Madison’s last day of employment with EDC was January 11, 2008 (the “Separation Date”).

Under the Separation Agreement, Mr. Madison received his current salary, benefits, and all other elements of his current compensation through the Separation Date and a single payment of $125,000. Mr. Madison is entitled to receive all accrued and vested benefits owed to him under the Company’s 401(k) and deferred compensation plans in accordance with such plans through the Separation Date. Mr. Madison and any of his dependent family members currently participating in the Company’s health and welfare plan or other health insurance program (the “Health Insurance Program”) are entitled to continue to participate in the Health Insurance Program at the Company’s expense until November 1, 2008, or in the alternative, the Company will pay the cost of continued participation pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 through such date.

The Separation Agreement superseded the terms of Mr. Madison’s Employment Agreement, entered into on December 15, 2005, other than provisions relating to confidential information, non-competition and non-solicitation and ownership of intellectual property.

Under Mr. Madison’s employment agreement, which was in effect during fiscal 2007, Mr. Madison received an annual base salary of $400,000.

Change in Control Definitions.  For purposes of the Copland and Behrent Agreements and for purposes of Mr. Costabile’s “retention bonus”, a change in control is defined as (a) the acquisition of 25% or more of the Common Stock by any person (as defined in Federal securities laws); (b) the consummation of a merger, consolidation, share exchange or similar transaction of the Company with any other corporation, entity or group, as a result of which the holders of the voting capital stock of the Company immediately prior to such merger, consolidation, share exchange or similar transaction, as a group, would receive less than 50% of the voting capital stock of the surviving or resulting corporation; (c) the consummation of an agreement providing for the sale or transfer (other than as security for obligations of the Company) of substantially all the operating assets of the Company; (d) individuals who, as of the date of the agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or pursuant to a negotiated settlement with any such person to avoid the threat of any such contest or solicitation.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the financial reporting processes, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

The Audit Committee reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States), including the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the independent registered public accounting firm’s written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The Audit Committee also discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audits. The Audit Committee meets periodically with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the review, discussions and disclosures referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K for such year.

Audit Committee
Cliff O. Bickell
Donald S. Bates
Horace H. Sibley

CODE OF ETHICS

The Company has adopted a Code of Ethics (the “Code of Ethics”) which applies to all directors, officers and employees. A copy of the Code of Ethics is posted on the Company’s website at www.edcllc.com under the headings “Investor Center” and “Corporate Governance.” The Company intends to make any disclosures regarding amendments to, or waivers from, the Code of Ethics required under Form 8-K by posting such information on the Company’s website www.edcllc.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company was not party to any reportable related party transactions in 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that directors and officers of the Company and persons who beneficially own more than 10% of the Company’s Common Stock file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock of the Company. Directors, officers and greater than 10%

beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the copies of such reports, and amendments thereto, furnished to the Company and written representations that no other reports were required during 2007, all reports required by Section 16(a) to be filed by its directors, officers and greater than 10% beneficial owners were filed on a timely basis, except that Mr. Ardizzone filed one late Form 4 due to an administrative error.

PROPOSAL THREE: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2008. This selection is being presented to the stockholders for their ratification at the 2008 Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the 2008 Annual Meeting with an opportunity to make a statement if they desire to do so, and the representatives are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2007 and December 31, 2006 and fees billed for other services rendered by Ernst & Young LLP during those periods. All of the services described in the table below were pre-approved by the Audit Committee of the Board of Directors.

	2007	2006

Audit Fees(1)	$1,613,998	$2,257,863
Audit-Related Fees(2)	1,500	315,502
Tax Fees(3)	182,448	53,192
All Other Fees	—	—

	$1,797,946	$2,626,557

(1)	Audit Fees consist of the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for full scope audit procedures regarding stand-alone financial statements for EDC. Amounts also include professional services rendered for the audit of the Company’s internal control over financial reporting.

(2)	Audit Related Fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These fees principally included fees for services rendered in connection with statutory audit of subsidiaries, mergers and acquisition services, and other accounting advisory services.

(3)	Tax services provided by Ernst & Young LLP principally included review of and consultation regarding the Company’s federal, state and foreign tax returns and tax planning.

The Audit Committee’s current practice is to pre-approve all audit services and all non-audit services to be provided to the Company by its independent registered public accounting firm.

The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2008. Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent public accountants is not required by the Company’s by-laws or otherwise. The Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of the Company’s independent registered public accounting firm will be reconsidered by the Audit Committee.

PROPOSALS OF STOCKHOLDERS

The Annual Meeting of Stockholders provides an opportunity each year for stockholders to ask questions of or otherwise communicate directly with members of the Board of Directors on matters relevant to the Company. As such, each of the Company’s directors is requested to attend in person the Annual Meeting of

Stockholders. All of the members of the Company’s Board of Directors attended the 2007 Annual Meeting of Stockholders in person.

In addition, it is the policy of the Company that stockholders may, at any time, communicate with any of the Company’s directors by mailing a written communication to such director, c/o Secretary, Entertainment Distribution Company, Inc., 825 8th Avenue, 23rd floor, New York, New York 10019. All communications received in accordance with these procedures will be reviewed by the office of the Secretary of the Company and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the office of the Secretary of the Company, to be improper for submission to the intended recipient. Examples of stockholder communications that would be considered improper for submission include, without limitation, communications that:

•	do not relate to the business or affairs of the Company or the functioning or constitution of the Board or any of its committees,

•	relate to routine or insignificant matters that do not warrant the attention of the Board,

•	are advertisements or other commercial solicitations, or

•	are frivolous or offensive or otherwise not appropriate for delivery to directors.

To have a proposal intended to be presented at the Annual Meeting of Stockholders to be held in 2009 be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting, a stockholder must deliver written notice of such proposal in writing to the Secretary of the Company no later than April 24, 2009. In addition, the Company’s by-laws provide that if a stockholder desires to submit a proposal for consideration at the 2009 Annual Meeting of Stockholders, or to nominate persons for election as director at that meeting, the stockholder must deliver written notice of such proposal or nomination in writing in the form specified by the Company’s by-laws to the Secretary of the Company no later than June 23, 2009 or such proposal will be considered untimely. The Company’s by-laws further provide that the presiding officer of an annual meeting shall refuse to acknowledge any untimely proposal or nomination. Additionally, under applicable SEC rules the persons named in the proxy statement and form of proxy for the 2009 Annual Meeting of Stockholders would have discretionary authority to vote on any such untimely nomination or proposal.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the 2008 Annual Meeting other than those set forth in the Notice of the 2008 Annual Meeting. However, if any other matters do come before the 2008 Annual Meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The information incorporated by reference in this proxy statement/prospectus as described below is considered to be a part of this proxy statement/prospectus, except for any information that is modified or superseded by information that is included directly in this proxy statement/prospectus or by a document subsequently filed with the SEC. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that EDCI has previously filed with the SEC. They contain important information about EDCI and its financial condition.

EDCI’s SEC Filings	Period

Annual Report on Form 10-K	Year ended December 31, 2007 as filed on March 14, 2008 and subsequently amended pursuant to Form 10-K/A filed on April 25, 2008
Quarterly Report on Form 10-Q	Quarterly period ended March 31, 2008 as filed on May 9, 2008
Current Reports on Form 8-K	Current reports filed on January 7, 2008, March 5, 2008, April 3, 2008, and May 21, 2008.

Also incorporated by reference are additional documents that EDCI may file with the SEC after the date of this proxy statement/prospectus and prior to the date of the annual meeting under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

AVAILABLE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document the Company files with the SEC at the SEC’s facilities located at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. Our SEC filings also are available to the public at the SEC’s website at www.sec.gov or on our website at www.edcllc.com.

The Company has filed a registration statement on Form S-4 to register with the SEC the common stock of EDCI Holdings to be issued in the Reorganization. This proxy statement/prospectus is part of that registration statement and constitutes a prospectus of EDCI Holdings in addition to being a proxy statement of EDCI for the annual meeting.

You should rely only on the information contained in this document or that which the Company has referred you to. The Company has not authorized anyone to provide you with any additional information. This proxy statement/prospectus is dated as of the date listed on the cover page. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date and neither the mailing of this proxy statement/prospectus to stockholders, nor the issuance of shares of EDCI Holdings’ common stock in the Reorganization shall create any implication to the contrary.

FORWARD LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements,” as such term is used in the Private Securities Litigation Reform Act of 1995. Such statements reflect the expectations of management at the time such statements are made. The reader can identify such forward-looking statements by the use of words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intend(s),” “potential,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.

Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” above. All forward-looking statements included in this proxy statement/prospectus are based on information available to us on the date hereof. We assume no obligation to update any forward-looking statements.

LEGAL MATTERS

The validity of the common stock of EDCI Holdings to be issued in the Reorganization and certain other legal matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP.

Richards, Layton & Finger, P.A. has rendered an opinion to EDCI and EDCI Holdings as to the enforceability of the transfer restrictions under Delaware law.

EXPERTS

The consolidated financial statements of Entertainment Distribution Company, Inc. appearing in Entertainment Distribution Company Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of Entertainment Distribution Company Inc. internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of Entertainment Distribution Company Inc. for the three-month periods ended March 31, 2008 and March 31, 2007, incorporated by reference in this Prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 5, 2008, included in Entertainment Distribution Company Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION
BY AND AMONG
EDCI HOLDINGS, INC., EDC MERGER SUB, INC., AND
ENTERTAINMENT DISTRIBUTION COMPANY, INC.

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”), dated as of June 3, 2008, is by and among Entertainment Distribution Company, Inc., a Delaware corporation (the “Company”), EDCI Holdings, Inc., a Delaware corporation (“Holdings”), and EDC Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

WHEREAS, the Company has an authorized capital stock consisting of 200,000,000 shares of common stock, par value $0.02 per share (the “Company Common Stock”), of which 68,694,358 shares are issued and outstanding as of May 27, 2008, and 5,000,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding on the date hereof;

WHEREAS, Holdings has an authorized capital stock consisting of 15,000,000 shares of common stock, par value $0.02 per share (the “Holdings Common Stock”), of which 100 shares are issued and outstanding and are held by the Company on the date hereof, and 1,000,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding on the date hereof (the “Holdings Preferred Stock”);

WHEREAS, Merger Sub has an authorized capital stock consisting of 1,000 shares of common stock (the “Merger Sub Common Stock”), all of which are issued and outstanding and are held by Holdings on the date hereof;

WHEREAS, the Company, Holdings and Merger Sub desire to effect a reorganization of the Company into a holding company structure (the “Reorganization”) by means of the Merger (as defined below), pursuant to which the Company will become a wholly-owned subsidiary of Holdings and stockholders of the Company will exchange their shares of Company Common Stock for shares of Holdings Common Stock;

WHEREAS, the boards of directors of the Company and Merger Sub each desire that, to facilitate the Reorganization, Merger Sub merge with and into the Company (the “Merger”) pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”) on the terms set forth in this Agreement, which is intended to constitute, inter alia, an agreement of merger for the purposes of the DGCL, and the boards of directors of the Company and Merger Sub have each approved this Agreement;

WHEREAS, the Board of Directors of Holdings has approved this Agreement and authorized Holdings to join and be bound by it;

WHEREAS, the Board of Directors of the Company has directed that this Agreement be submitted to a vote of the Company’s stockholders at the annual meeting of stockholders (the “Annual Meeting”); and

WHEREAS, Holdings, as the sole stockholder of Merger Sub, and the Company, as the sole stockholder of Holdings, have each adopted this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the parties hereto agree as follows.

ARTICLE I

THE MERGER

Section 1.01  The Merger; Effect of Merger.  At the Effective Time (as defined in Section 1.2 below), Merger Sub shall be merged with and into the Company pursuant to Section 251 of the DGCL, the separate existence of Merger Sub shall cease, and the Company, as the surviving corporation, shall continue its corporate existence under the laws of the State of Delaware, all with the effect provided in the DGCL. The

Company, as the surviving corporation, shall succeed, insofar as permitted by law, to all rights, assets, liabilities and obligations of Merger Sub in accordance with the DGCL.

Section 1.02  Effective Time.  The Effective Time shall be the time at which a duly executed copy of a Certificate of Merger with respect to the Merger is filed in the office of the Secretary of State of Delaware or such later time specified in such certificate of merger, as applicable, in accordance with the provisions of the DGCL.

Section 1.03  Company Certificate of Incorporation.  The certificate of incorporation, as amended, of the Company, as in effect immediately prior to the Effective Time, shall be and remain the certificate of incorporation, as amended of the Company, as the surviving corporation, following the Effective Time until it shall thereafter be amended as provided by law, except that Article Fourth thereof shall be deleted and replaced in its entirety with the following: “Article Fourth: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.02 per share.”

Section 1.04  Company By-laws.  The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be and remain the by-laws of the Company, as the surviving corporation, following the Effective Time until the same shall thereafter be altered, amended or repealed.

Section 1.05  Company’s Directors and Officers.  The directors and officers, respectively, of the Company immediately prior to the Effective Time shall continue as the directors and officers, respectively, of the Company following the Effective Time, to hold office until their successors have been duly elected and qualified in accordance with the certificate of incorporation and by-laws of the Company as the surviving corporation. The officers of the Company immediately prior to the Effective Time shall become the officers of Holdings following the Effective Time, and shall initially hold the same position or positions with Holdings that they did with the Company immediately prior to the Effective Time.

Section 1.06  Holdings’ Certificate of Incorporation and By-laws.  Prior to the Effective Time, Holdings and the Company shall cause Holdings’ Certificate of Incorporation and By-laws to read in their entirety substantially as set forth in Annex A and B, respectively.

ARTICLE II

CONVERSION OF SHARES

Section 2.01  Company Common Stock.  At the Effective Time, automatically by virtue of the Merger and without any further action by any of the parties hereto or any other person, each ten shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, subject to Section 2.02, one share of Holdings Common Stock upon compliance with the procedures specified in Article III of this Agreement. No shares of Company Common Stock shall be issued or outstanding after the Effective Time, except as set forth in Section 2.02 below.

Section 2.02  Fractional Shares.  Holdings shall not issue any certificates representing fractional shares of its common stock (“Fractional Shares”). In lieu of issuing Fractional Shares, Holdings may either, at its sole option, (i) directly pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of the Company Common Stock, as quoted by The NASDAQ Stock Market on the date the Reorganization becomes effective (the “Effective Date”), multiplied by the fractional share amount, or (ii) make arrangements with the Exchange Agent or with its transfer agent to aggregate all fractional shares otherwise issuable in the Reorganization and sell these whole shares as soon as possible after the Effective Date at the prevailing market prices on the open market on behalf of those holders, and then pay each such holder his, her or its pro rata portion of the sale proceeds.

Section 2.03  Merger Sub Common Stock.  At the Effective Time, automatically by virtue of the Merger and without any further action by any of the parties hereto or any other person, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into one share of Company Common Stock and, as a result thereof, Holdings shall become the sole stockholder of the Company.

Section 2.04  Holdings Common Stock.  At the Effective Time, automatically by virtue of the Merger and without any further action by any of the parties hereto or any other person, each share of Holdings Common Stock issued and outstanding and held by the Company immediately prior to the Effective Time shall be cancelled and cease to be issued or outstanding.

Section 2.05  Stock Option Plan.  At the Effective Time, Holdings shall assume and continue the Company’s 1996 Incentive Stock Plan (the “Plan”), be substituted as the “Company” under the terms and provisions of the Plan and assume all rights and obligations of the Company under the Plan as theretofore in effect and all stock options outstanding thereunder (the “Outstanding Options”). The Plan and the Outstanding Options shall, pursuant to their terms, thereafter apply to shares of Holdings Common Stock in the same manner as they theretofore applied to shares of Company Common Stock. Prior to the Effective Time, the Company shall take such action with respect to the Plan as is appropriate to facilitate performance of the foregoing provisions of this Section 2.05.

ARTICLE III

EXCHANGE OF STOCK CERTIFICATES

Section 3.01  Appointment of Exchange Agent.  At or prior to the Effective Time, Holdings shall appoint an exchange agent (“Exchange Agent”) for the purpose of facilitating the exchange of certificates representing shares of Company Common Stock (“Company Certificates”) for certificates representing shares of Holdings Common Stock (“Holdings Certificates”).

Section 3.02  Exchange of Certificates.  As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Company Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Company Certificates in exchange for Holdings Certificates. Except as provided in Section 2.02, upon proper surrender of each Company Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Company Certificate shall be entitled to receive in exchange therefor a Holdings Certificate representing one share of Holdings Common Stock for each ten shares represented by the surrendered Company Certificate.

Section 3.03  Restriction on Payment of Dividends and Distributions.  No dividends or other distributions declared after the Effective Time with respect to Holdings Common Stock shall be paid to the holder of any unsurrendered Company Certificate until the holder thereof shall surrender such Company Certificate in accordance with Section 3.02. After the surrender of a Company Certificate in accordance with Section 3.02, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Holdings Common Stock represented by such Company Certificate. Notwithstanding the foregoing, to the fullest extent permitted by law, none of Holdings, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 3.04  Issuance of Holdings Certificate in a Different Name.  If any Holdings Certificate is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Company Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a Holdings Certificate in any name other than that of the registered holder of the Company Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

Section 3.05  No Transfers of Common Stock after the Effective Time.  After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time,

Company Certificates representing such shares are presented for transfer, no transfer shall be effected on the stock transfer books of Holdings with respect to such shares and no Holdings Certificate shall be issued representing the shares of Holdings Common Stock exchangeable for such shares of Company Common Stock unless and until such Company Certificate is delivered to the Exchange Agent together with properly completed and duly executed copies of all documents required by Section 3.02 (or such other documents as are satisfactory to Holdings and the Exchange Agent in their sole discretion).

Section 3.06  Lost Company Certificates.  In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Holdings, the posting by such person of a bond in such amount as Holdings may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Company Certificate, a Holdings Certificate representing the shares of Holdings Common Stock deliverable in respect of such Company Certificate pursuant to this Agreement.

ARTICLE IV

CONDITIONS TO REORGANIZATION

Section 4.01  Conditions to Reorganization.  The consummation of the Reorganization is subject to the satisfaction, or (to the extent permitted by law) waiver by the Company, of the following conditions prior to the Effective Time:

(a) Consents.  Any consents, approvals or authorizations that the Company deems necessary or appropriate to be obtained in connection with the consummation of the Reorganization shall have been obtained;

(b) Stockholder Approval.  This Agreement shall have been adopted by the holders of Company Common Stock in accordance with the DGCL;

(c) Delaware Opinion.  The Company shall have received, in form and substance satisfactory to it, an opinion from its counsel with respect to the enforceability of the transfer restrictions contained in Article Thirteenth of the Holdings Certificate of Incorporation; and

(d) Listing.  Holdings Common Stock to be issued and reserved for issuance in connection with the Reorganization shall have been approved for listing by The NASDAQ Capital Market.

ARTICLE V

AMENDMENT, DEFERRAL AND TERMINATION

Section 5.01  Amendment.  Subject to section 251(d) of the DGCL, the parties hereto, by mutual consent of their respective boards of directors, may amend this Agreement prior to the filing of the Certificate of Merger with the Secretary of State of Delaware.

Section 5.02  Deferral.  Consummation of the Reorganization may be deferred by the Board of Directors of the Company or any authorized officer of the Company following the Annual Meeting if said Board of Directors or authorized officer determines that such deferral would be advisable and in the best interests of the Company and its stockholders.

Section 5.03  Termination.  This Agreement may be terminated and the Reorganization abandoned at any time prior to the filing of the Certificate of Merger with the Secretary of State of Delaware, whether before or after adoption of this Agreement by the stockholders of the Company, by action of the Board of Directors of the Company, if the Board of Directors determines that the consummation of the Reorganization would not, for any reason, be advisable and in the best interests of the Company and its stockholders.

ARTICLE VI

MISCELLANEOUS

Section 6.01  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 6.02  Further Assurances.  From time to time on and after the Effective Time, each party hereto agrees that it will execute and deliver or cause to be executed and delivered all such further assignments, assurances or other instruments, and shall take or cause to be taken all such further actions, as may be necessary or desirable to consummate the Reorganization. Merger Sub hereby authorizes and empowers the Company, as the surviving corporation, to execute and deliver all such assignments, assurances and other instruments and to take all such further actions in the name of Merger Sub following the Effective Time.

Section 6.03  Counterparts.  This Agreement may be executed in one or more counterparts and each such counterpart hereof shall be deemed to be an original instrument but all such counterparts together shall constitute but one agreement.

Section 6.04  Description Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

* * * * *

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement on the date first written above.

ENTERTAINMENT DISTRIBUTION COMPANY, INC.,
a Delaware corporation

By:	/s/ Jordan M. Copland
Name:     Jordan M. Copland

Title:	Interim Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer

EDC MERGER SUB, INC.,
a Delaware corporation

By:	/s/ Jordan M. Copland
Name:     Jordan M. Copland

Title:	President

EDCI HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Jordan M. Copland
Name:     Jordan M. Copland

Title:	Interim Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer

ANNEX A

Included as Appendix B to the Proxy Statement/Prospectus

ANNEX B

Included as Appendix C to the Proxy Statement/Prospectus

APPENDIX B

CERTIFICATE OF
INCORPORATION OF
EDCI HOLDINGS, INC.

FIRST: The name of the Corporation is EDCI Holdings, Inc.

SECOND: The registered office of the Corporation is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 16,000,000 consisting of 15,000,000 Common Shares with a par value of $0.02 per share and 1,000,000 Preferred Shares with a par value of $0.01 per share.

The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the Preferred Shares in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The rights in respect of dividends on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms and extent of such voting rights;

(d) Whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority, if any, of payment of shares of that series; and

(h) Any other relative rights, preferences, limitations and powers of that series.

FIFTH: The name and address of the Incorporator are as follows:

NAME	ADDRESS

John R. Collins	c/o Paul Hastings Janofsky & Walker LLP Suite 2400 600 Peachtree ST NE Atlanta, GA 30308

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) Except as otherwise permitted by any provisions of the Certificate of Incorporation relating to the rights of holders of any class or series of shares, having a preference over the Common Shares as to dividends or upon liquidation, to elect additional directors in certain circumstances, the number of directors of the Corporation shall be fixed from time to time by the vote of a majority of the entire Board of Directors, but such number shall in no case be less than three. Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any director then in office.

The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial term of office of (i) Class I Directors shall expire at the annual meeting of stockholders to be held in 2009, (ii) Class II Directors shall expire at the annual meeting of stockholders to be held in 2010 and (iii) Class III Directors shall expire at the annual meeting of stockholders to be held in 2011. Successors to the class of directors whose term expires at each such annual meeting shall be elected for a three-year term. If the authorized number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business. Except as otherwise required by law or permitted by any provisions of the Certificate of Incorporation relating to the rights of holders of any class or series of shares, having a preference over the Common Shares as to dividends or upon liquidation, to elect directors in certain circumstances, any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled only by a majority of the Board of Directors then in office provided that a quorum is present, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of shares, having a preference over the Common Shares as to dividends or upon liquidation, issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article SIXTH, Section 1.

Any director elected by the stockholders, or by the Board of Directors to fill a vacancy, may be removed only for cause by the affirmative vote of the holders of a majority of the voting power represented by all the shares of stock of the Corporation outstanding and entitled to vote for the election of directors, given at a duly called annual or special meeting of stockholders.

(2) In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

(3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders is though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate, and to the by-laws as from time to time in effect; provided, however, that no such by-law shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SEVENTH: (1) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which a director derived an improper personal benefit.

(2) The Corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his acting as a director or officer of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the Corporation shall be required to indemnify an officer or director in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the Board of Directors of the Corporation. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. The right to indemnification conferred by this paragraph (2) of Article Seventh shall be deemed to be a contract between the Corporation and each person referred to herein.

(3) No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any person for or with respect to any acts or omissions of such person occurring prior to such amendment.

EIGHTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by a consent in writing by any such holders.

NINTH: Except as otherwise required by law and subject to the rights of the holders of any class or series of shares issued by the Corporation, having a preference over the Common Shares as to dividends or upon liquidation, to elect directors in certain circumstances, special meetings of the stockholders of the Corporation may be called only by (i) the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, (ii) the Chairman of the Board, if one is elected or (iii) the President. Only those matters set forth in the notice of the special meeting may be considered or acted upon at such special meeting, unless otherwise provided by law.

TENTH: The Corporation reserves the right to repeal, alter or amend this Certificate of Incorporation in the manner now or hereafter prescribed by statute. No repeal, alteration or amendment of this Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office and thereafter approved by the stockholders. For purposes of the foregoing sentence and in addition to any other vote required by law, the affirmative vote of the holders of shares of capital stock having at least 80% of the votes which could be cast by the holders of all shares of capital stock entitled to vote thereon (or such greater proportion as may be required by law), voting together as a single class, at a duly constituted meeting of stockholders called expressly for such purpose, shall be required to repeal, alter or amend any provision of, or adopt any provision inconsistent with, Section 1 of Article SIXTH or Article EIGHTH or NINTH or this Article TENTH.

ELEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class or creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

THIRTEENTH: Restrictions on Transfers.

13.1 Definitions.  As used in this Article Thirteenth, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):

“5% Transaction” means any Transfer described in clause (a) or (b) of Section 13.2.

“Agent” has the meaning set forth in Section 13.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase Securities of the Corporation, and (iv) any Stock.

“EDCI” means Entertainment Distribution Company, Inc., a Delaware corporation.

“Excess Securities” has the meaning given such term in Section 13.5.

“Expiration Date” means the beginning of the taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, unless the Board of Directors shall fix an earlier date in accordance with Section 13.11.

“Five-Percent Stockholder” means a Person or group of Persons that is a “5-percent stockholder” of the Corporation pursuant to Treasury Regulation § 1.382-2T(g).

“Percentage Stock Ownership” means the percentage Stock Ownership interest of any Person or group (as the context may require) for purposes of section 382 of the Code as determined in accordance with Treasury Regulation § 1.382-2T(g), (h), (j) and (k) or any successor provision.

“Person” means any individual, firm, corporation or other legal entity, and includes any successor (by merger or otherwise) of such entity.

“Pre-existing 5% Stockholder” means (i) any Person that has filed a Schedule 13D or 13G with respect to EDCI prior to April 2, 2008 and (ii) any “5-percent owner” or “higher tier entity” of any Person described in clause (i) within the meaning of Treasury Regulation § 1.382-2T(f)(10) and 1.382-2T(f)(14).

“Prohibited Distribution” has the meaning given such term in Section 13.6.

“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article Thirteenth.

“Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).

“Purported Transferee” has the meaning set forth in Section 13.5.

“Reorganization” means the transaction in which shares of common stock of EDCI are exchanged for Stock of the Corporation.

“Securities” and “Security” each has the meaning set forth in Section 13.8.

“Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

“Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of Code § 382 and the regulations thereunder.

“Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382, of the Corporation or any direct or indirect subsidiary thereof.

“Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a person, other than the Corporation, that alters the Percentage Stock Ownership of any Person or group. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)). For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Stock by the Corporation.

13.2 Restrictions on Transfers.  Any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date, shall be prohibited and void ab initio (a) if the transferor is a Five-Percent Stockholder or (b) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or group of Persons would become a Five-Percent Stockholder or (2) the Percentage Stock Ownership in the Corporation of any Five-Percent Stockholder would be increased; provided, that the foregoing shall not prohibit a Pre-existing 5% Stockholder from acquiring additional shares of Stock representing up to one-half of 1% of the outstanding shares of Stock immediately following the Reorganization (and taking into account in calculating the number of additional shares acquired, any shares exchanged in the Reorganization for shares of common stock of EDCI acquired by such Pre-existing 5% Stockholder on or after April 2, 2008).

13.3 Exceptions.

(a) Notwithstanding anything to the contrary herein, if a Transfer by (but not to) a Pre-existing 5% Stockholder otherwise would be prohibited by Section 13.2, such Transfer shall not be prohibited under Section 13.2 if both of the following conditions are met: (i) such Transfer does not increase the Percentage Stock Ownership of any Five-Percent Stockholder or create a new Five-Percent Stockholder, in each case, other than a Public Group (including a new Public Group created under Treasury Regulation § 1.382-2T(j)(3)(i)), and (ii) the Stock that is the subject of the Transfer was acquired by such Pre-existing 5% Stockholder in the Reorganization.

(b) The restrictions set forth in Section 13.2 shall not apply to an attempted Transfer that is a 5% Transaction if the transferor or the transferee obtains the prior written approval of the Board of Directors or a duly authorized committee thereof. As a condition to granting its approval pursuant to Section 13.3, the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any section 382 limitation on the use of the Tax Benefits. The Board of Directors may exercise the authority granted by this Article Thirteenth through duly authorized officers or agents of the Corporation. Nothing in this Section 13.3 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

13.4 Legend.  Each certificate representing shares of Common Stock issued by the Corporation shall conspicuously bear the following legend:

“THE CERTIFICATE OF INCORPORATION (THE “CERTIFICATE OF INCORPORATION”) OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CORPORATION’S CERTIFICATE OF INCORPORATION) OF ANY STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), THAT IS TREATED AS OWNED BY A FIVE PERCENT STOCKHOLDER UNDER THE CODE AND SUCH REGULATIONS. IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF DELAWARE GENERAL CORPORATION LAW (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CORPORATION’S CERTIFICATE OF INCORPORATION TO CAUSE THE FIVE PERCENT STOCKHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

13.5 Excess Securities.

(a) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 13.5 or Section 13.6 shall also be a Prohibited Transfer.

(b) The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article Thirteenth, including, without limitation, authorizing such transfer agent to require an affidavit from a purported transferee regarding such Person’s actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this Article Thirteenth as a condition to registering any transfer.

13.6 Transfer to Agent.  If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (“Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 13.7 if the Agent rather than the Purported Transferee had resold the Excess Securities.

13.7 Application of Proceeds and Prohibited Distributions.  The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 13.7. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 13.7 inure to the benefit of the Corporation.

13.8 Modification of Remedies for Certain Indirect Transfers.  In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of Delaware Law (“Securities,” and individually, a “Security”) but which would cause a Five-Percent Stockholder to violate a restriction on Transfers provided for in this Article Thirteenth, the application of Section 13.6 and Section 13.7 shall be modified as described in this Section 13.8. In such case, no such Five-Percent Stockholder shall be required to dispose of any interest that is not a Security, but such Five-Percent Stockholder and/or any Person whose ownership of Securities is attributed to such Five-Percent Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Five-Percent Stockholder, following such disposition, not to be in violation of this Article Thirteenth. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 13.6 and 13.7, except that the maximum aggregate amount payable either to such Five-Percent Stockholder or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Stock shall be paid out of any amounts due such Five-Percent Stockholder or such other Person. The purpose of this Section 13.8 is to extend the restrictions in Sections 13.2 and 13.6 to situations in which there is a 5% Transaction without a direct Transfer of Securities, and this Section 13.8, along with the other provisions of this Article Thirteenth, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

13.9 Legal Proceedings.  If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to Section 13.6 (whether or not made within the time specified in Section 13.6), then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 13.9 shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article Thirteenth being void ab initio, (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (c) cause any failure of the Corporation to act within the time periods set forth in Section 13.6 to constitute a waiver or loss of any right of the Corporation under this Article Thirteenth.

13.10 Damages.  Any stockholder subject to the provisions of this Article Thirteenth who knowingly violates the provisions of this Article Thirteenth and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

13.11 Board Authority.

(a) The Board of Directors of the Corporation shall have the power to determine all matters necessary for assessing compliance with this Article Thirteenth, including, without limitation, (i) the identification of Five-Percent Stockholders, (ii) whether a Transfer is a 5% Transaction or a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any Five-Percent Stockholder, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee pursuant to Section 13.7, and (vi) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article Thirteenth. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article Thirteenth for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article Thirteenth. The Board of Directors may delegate all or any portion of its duties and powers under this Article Thirteenth to a committee of the Board of Directors as it deems necessary or advisable.

(b) Nothing contained in this Article Thirteenth shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) accelerate or extend the Expiration Date, (ii) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article Thirteenth, (iii) modify the definitions of any terms set forth in this Article Thirteenth or (iv) modify the terms of this Article Thirteenth as appropriate to prevent an ownership change for purposes of section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration, extension, change or modification unless it concludes in writing that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, and its conclusion is based upon a written opinion of tax counsel to the Corporation. Such written conclusion of the Board of Directors shall be filed with the Secretary of the Corporation and shall be mailed by the Secretary to all stockholders of the Corporation within 10 days after the date of such conclusion.

13.12 Reliance.  The Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer or the chief accounting officer of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article Thirteenth, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely conclusively on (a) the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar schedules), as of any date and (b) its actual knowledge of the ownership of Corporation Securities.

13.13 General Authorization.  The purpose of this Article Thirteenth is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article Thirteenth or any application of any provision thereunder is determined to be invalid, the validity of the remaining provisions shall be unaffected and application of such provision shall be affected only to the extent necessary to comply with such determination.

APPENDIX C

BY-LAWS OF
EDCI HOLDINGS, INC.
(a Delaware Corporation)

ARTICLE I

OFFICES

Section 1.  The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

STOCKHOLDERS

Section 1.  Time and Place of Meetings.  All meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, within or without the State of Delaware, as shall be designated by the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board or the President. In the absence of any such designation, each such meeting shall be held at the principal office of the Corporation.

Section 2.  Annual Meetings.  An annual meeting of stockholders shall be held for the purpose of electing Directors and transacting such other business as may properly be brought before the meeting. The date of the annual meeting shall be determined by the Board of Directors.

Section 3.  Special Meetings.  Except as otherwise required by law and subject to the rights of the holders of any class or series of shares issued by the Corporation, having a preference over the Common Shares as to dividends or upon liquidation, to elect directors in certain circumstances, special meetings of the stockholders of the Corporation may be called only by (i) the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, (ii) the Chairman of the Board, if one is elected or (iii) the President. Only those matters set forth in the notice of the special meeting may be considered or acted upon at such special meeting, unless otherwise provided by law.

Section 4.  Notice of Meetings.  Written notice of each meeting of the stockholders stating the place, date and time of the meeting shall be given not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting, subject to such exceptions as may be permitted by the General Corporation Law of Delaware. The notice of any special meeting of stockholders shall state the purpose or purposes for which the meeting is called.

Section 5.  Quorum.  The holders of one-third of the shares of stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by law. If a quorum is not present or represented, the holders of the stock present in person or represented by proxy at the meeting and entitled to vote thereat shall have power, by the affirmative vote of the holders of a majority of such stock, to adjourn the meeting to another time and/or place, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 6.  Voting.  At all meetings of the stockholders, each stockholder shall be entitled to vote, in person or by proxy, the shares of voting stock owned by such stockholder of record on the record date for the meeting. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless (1) the question is one upon which, by express provision of law or of the certificate of incorporation or the by-laws, a different vote is required, in which case such express provision shall govern and control the decision of such question; or (2) the vote relates to the election of directors, who shall be elected by the vote of the holders of a plurality of the stock having voting power present in person or represented by proxy.

Section 7.  Informal Action by Stockholders.  Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by a consent in writing by any such holders.

Section 8.  Advance Notification of Proposals at Stockholder’s Meetings.  If a stockholder desires to submit a proposal for consideration at an annual or special stockholders’ meeting, or to nominate persons for election as directors at any stockholders’ meeting duly called for the election of directors, written notice of such stockholders’ intent to make such a proposal or nomination must be given and received by the Secretary of the Corporation at the principal executive offices of the Corporation either by personal delivery or by United States mail not later than (i) with respect to an annual meeting of stockholders, 60 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to a special meeting of stockholders, the close of business on the tenth day following the date on which notice of such meeting is first sent or given to stockholders. Each notice shall describe the proposal or nomination in sufficient detail for the proposal or nomination to be summarized on the agenda for the meeting and shall set forth (i) the name and address, as it appears on the books of the Corporation, of the stockholder who intends to make the proposal or nomination; (ii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such proposal or nomination; and (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder. In addition, in the case of a stockholder proposal, the notice shall set forth the reasons for conducting such proposed business at the meeting and any material interest of the stockholder in such business. In the case of a nomination of any person for election as a director, the notice shall set forth: (i) the name and address of any person to be nominated; (ii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iii) such other information regarding such nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and (iv) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer of the annual or special meeting shall, if the facts warrant, refuse to acknowledge a proposal or nomination not made in compliance with the foregoing procedure, and any such proposal or nomination not properly brought before the meeting shall not be considered.

Section 9.  Advisory Stockholder Votes.  In order for the stockholders to adopt or approve any precatory proposal submitted to them for the purpose of requesting the Board of Directors to take certain actions, a majority of the outstanding stock of the Corporation entitled to vote thereon must be voted for the proposal.

ARTICLE III

DIRECTORS

Section 1.  General Powers.  The business and affairs of the Corporation shall be managed and controlled by or under the direction of a Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.

Section 2.  Number, Qualification and Tenure.  Except as otherwise permitted by any provisions of the Certificate of Incorporation relating to the rights of holders of any class or series, having a preference over the Common Shares as to dividends or upon liquidation, to elect directors in certain circumstances, the number of directors of the Corporation shall be fixed from time to time by the vote of a majority of the entire Board of Directors, but such number shall in no case be less than three. Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any director then in office. Directors need not be stockholders.

The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial term of office of (i) Class I Directors shall expire at the annual meeting of stockholders to be held in 2009, (ii) Class II Directors shall expire at the annual meeting of stockholders to be held in 2010 and (iii) Class III Directors shall expire at the annual meeting of stockholders to be held in 2011. Successors to the class of directors whose term expires at each such annual meeting shall be elected for a three-year term. If the authorized number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from any increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of shares, having a preference over the Common Shares as to dividends or upon liquidation, issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article III, Section 2.

Any director elected by the stockholders, or by the Board of Directors to fill a vacancy, may be removed only for cause by the affirmative vote of the holders of a majority of the voting power represented by all the shares of stock of the Corporation outstanding and entitled to vote for the election of directors, given at a duly called annual or special meeting of stockholders.

Section 3.  Vacancies.  Except as otherwise required by law or permitted by any provisions of the Certificate of Incorporation relating to the rights of holders of any class or series of shares, having a preference over the Common Shares as to dividends or upon liquidation, to elect directors in certain circumstances, any vacancy on the Board of Directors the results from any increase in the number of directors shall be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

Section 4.  Place of Meetings.  The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware.

Section 5.  Regular Meetings.  The Board of Directors shall hold a regular meeting, to be known as the annual meeting, immediately following each annual meeting of the stockholders. Other regular meetings of the Board of Directors shall be held at such time and at such place as shall from time to time be determined by the Board. No notice of regular meetings need be given.

Section 6.  Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman of the Board, the Vice Chairman of the Board or the President, and meetings shall be called by the Secretary on the written request of any Director. Such meeting shall be held at such place or places as shall be stated in the call of the meeting. Notice of any special meeting shall be given at least twenty-four (24) hours previous thereto in any one of the following methods: by oral or telephonic notice, by written notice delivered personally or mailed to each director at his business address, or by telegram, cable or telex; provided, that if notice is given by mail only, it shall be given at least forty-eight (48) hours prior to such meeting. If mailed, such notice shall be deemed to be delivered when deposited in a post office or public letter box so addressed, with postage thereon prepaid and a notice given by means of transmitted or recorded communication shall be deemed to have been given when dispatched or delivered to the appropriate communication company or its representative for dispatch.

Section 7.  Quorum.  At all meetings of the Board or any committee thereof, one-half of the total number of Directors, or members of such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the Directors or the committee members present at any meeting at which there is a quorum shall be act of the Board of Directors or such committee, as the case may be, except as may be otherwise specifically provided by law or the certificate of incorporation or by-laws. If a quorum shall not be present at any meeting of the Board of Directors or any committee thereof, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 8.  Organization.  Each meeting of the Board of Directors shall be presided over by the Chairman of the Board (if there is a Chairman of the Board), or, in the absence of the Chairman of the Board by the Vice Chairman of the Board (if there is a Vice Chairman of the Board), or in the absence of both the Chairman of the Board and the Vice Chairman of the Board by the President, or in the absence of the Chairman of the Board, the Vice Chairman of the Board and the President by a Director chosen by a majority of the Directors present.

Section 9.  Executive Committee.  The Board of Directors, by resolution adopted by a majority of the whole Board, may designate one or more Directors to constitute an Executive Committee, to serve as such, unless the resolution designating the Executive Committee is sooner amended or rescinded by the Board of Directors, until the next annual meeting of the Board or until their respective successors are designated. The Board of Directors, by resolution adopted by a majority of the whole Board, may also designate additional Directors as alternate members of the Executive Committee to serve as members of the Executive Committee in the place and stead of any regular member or members thereof who may be unable to attend a meeting or otherwise unavailable to act as a member of the Executive Committee. In the absence or disqualification of a member and all alternate members who may serve in the place and stead of such member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of any such absent or disqualified member.

Except as expressly limited by the General Corporation Law of the State of Delaware or the Certificate or Incorporation, the Executive Committee shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation between the meetings of the Board of Directors. The Executive Committee shall keep a record of its acts and proceedings, which shall form a part of the records of the Corporation in the custody of the Secretary, and all actions of the Executive Committee shall be reported to the Board of Directors at the next meeting of the Board.

Meetings of the Executive Committee may be called at any time by the Chairman of the Board, the Vice Chairman of the Board, the President or any two of its members. No notice of the meetings need be given. Except as expressly provided in this Section, the Executive Committee shall fix its own rules of procedure.

Section 10.  Other Committees.  The Board of Directors, by resolution adopted by a majority of the whole Board, may designate one or more other committees, each such committee to consist of one or more Directors. Except as expressly limited by the General Corporation Law of the State of Delaware or the Certificate of Incorporation, any such committee shall have and may exercise such powers as the Board of Directors may determine and specify in the resolution designating such committee. The Board of Directors, by resolution adopted by a majority of the whole Board, also may designate one or more additional Directors as alternate members of any such committee to replace any absent or disqualified member at any meeting of the committee, and at any time may change the membership of any committee or amend or rescind the resolution designating the committee. In the absence or disqualification of a member or alternate member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of any such absent or disqualified member, provided that the Director so appointed meets any qualifications stated in the resolution designating the committee. Each committee shall keep a record of proceedings and report the same to the Board of Directors to such extent and in such form as the Board of Directors may required. Unless otherwise provided in the resolution designating a committee, a majority of all of the members of any such committee may select its Chairman, fix its rules or procedure, fix the time and place of its meetings and specify what notice of meetings, if any, shall be given.

Section 11.  Action without Meeting.  Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 12.  Attendance by Telephone.  Members of the Board of Directors, or of any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 13.  Compensation.  The Board of Directors shall have the authority to fix the compensation of Directors, which may include their expenses, if any, of attendance at each meeting of the Board of Directors or of a committee.

ARTICLE IV

OFFICERS

Section 1.  Enumeration.  The officers of the Corporation shall be elected by the Board of Directors and shall consist of a Chief Executive Officer (who shall be either the Chairman of the Board, the Vice Chairman of the Board or the President, as provided in these By-Laws), a President, a Secretary and a Treasurer, and may also include a Chairman of the Board, a Vice Chairman of the Board, a Chief Operating Officer, and such Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers as may be elected by the Board of Directors or otherwise provided in these By-Laws. Any two or more offices may be simultaneously held by the same person, but no person may act in more than one capacity where action of two or more officers is required. The title of any officer may include any additional designation descriptive of such officer’s duties as the Board of Directors may prescribe.

Section 2.  Term of Office.  The officers of the Corporation shall be elected at the annual meeting of the Board of Directors and shall hold office until their successors are elected and qualified or until their earlier death, resignation or removal. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. Any vacancy occurring in any office of the Corporation required by this Article shall be filed by the Board of Directors, and any vacancy in any other office may be filled by the Board of Directors.

Section 3.  Chairman of the Board.  The Board of Directors may, but need not, elect from among its members an officer designated as the Chairman of the Board. If there is a Chairman of the Board and such Chairman of the Board is also designated by the Board of Directors to be the Chief Executive Officer, then the Chairman of the Board shall have all of the duties and authority of the Chief Executive Officer and shall also, when present, preside over meetings of the Board of Directors and the stockholders. If there is a Chairman of the Board but the Chairman of the Board is not also designated as the Chief Executive Officer, then the Chairman of the Board shall, when present, preside over meetings of the Board of Directors and the stockholders and shall have such other duties and authority as may be prescribed from time to time by the Board of Directors or as are provided for elsewhere in these By-Laws.

Section 4.  Vice Chairman of the Board.  The Board of Directors may, but need not, elect from among its members an officer designated as the Vice Chairman of the Board. If there is a Vice Chairman of the Board and such Vice Chairman of the Board is also designated by the Board of Directors to be the Chief Executive Officer, then the Vice Chairman of the Board shall have all of the duties and authority of the Chief Executive Officer and shall also, when present and in the event of the absence of the Chairman of the Board, preside over meetings of the Board of Directors and the stockholders. If there is a Vice Chairman of the Board but the Vice Chairman of the Board is not also designated as the Chief Executive Officer, then the Vice Chairman of the Board shall, when present and in the event of the absence of the Chairman of the Board, preside over meetings of the Board of Directors and the stockholders and shall have such other duties and authority as may be prescribed from time to time by the Board of Directors or the Chairman of the Board or as are provided for elsewhere in these By-Laws.

Section 5.  Chief Executive Officer.  If there is a Chairman of the Board and the Board of Directors designates the Chairman of the Board as the Chief Executive Officer, then the Chairman of the Board shall be the Chief Executive Officer of the Corporation. If there is a Vice Chairman of the Board and the Board of Directors designates the Vice Chairman of the Board as the Chief Executive Officer, then the Vice Chairman of the Board shall be the Chief Executive Officer of the Corporation. Otherwise, the President shall be the Chief Executive Officer of the Corporation. Subject to the direction and control of the Board of Directors , the Chairman of the Board and the Vice Chairman of the Board, the Chief Executive Officer shall supervise and control the management of the Corporation and shall have such duties and authority as are normally incident to the position of chief executive officer of a corporation and such other duties and authority as may be prescribed from time to time by the Board of Directors, the Chairman of the Board or the Vice Chairman of the Board or as are provided for elsewhere in these By-Laws. The title of the Chairman of the Board, Vice Chairman of the Board or President, as the case may be, serving as the Chief Executive Officer may, but need not, also refer to his or her position as Chief Executive Officer.

Section 6.  Chief Operating Officer.  If there is a Chairman of the Board or a Vice Chairman of the Board and either is also the Chief Executive Officer, then the President shall be the Chief Operating Officer of the Corporation. If the President is the Chief Executive Officer, then the President shall also serve as the Chief Operating Officer unless the Board of Directors shall designate some other officer of the Corporation as the Chief Operating Officer. Subject to the direction and control of the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer and the Board of Directors, the Chief Operating Officer shall supervise and control the operations of the Corporation, shall have such duties and authority as are normally incident to the position of chief operating officer of a corporation and such other duties as may be prescribed from time to time by the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer or the Board of Directors, and, in the event of the absence or disability of the Chief Executive Officer, shall have the authority and perform the duties of the Chief Executive Officer. The title of the President or other officer serving as the Chief Operating Officer may, but need not, also refer to his or her position as Chief Operating Officer.

Section 7.  President.  Unless there is a Chairman of the Board or a Vice Chairman of the Board and either is also the Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation and shall have all of the duties and authority of the Chief Executive Officer. If the President is not the Chief Executive Officer, then the President shall be the Chief Operating Officer and shall have all of the duties and authority of the Chief Operating Officer. If the President shall be the Chief Executive Officer and no other officer shall have been designated by the Board of Directors as the Chief Operating Officer, then the President shall also have all of the duties and authority of the Chief Operating Officer. During any period in which there shall not be a Chairman of the Board or a Vice Chairman of the Board, the President shall have all of the duties and authority of the Chairman of the Board. The President shall preside over meetings of the Board of Directors and the stockholders if there is no Chairman of the Board or Vice Chairman of the Board or, if there is a Chairman of the Board or Vice Chairman of the Board, in the event of their absence. The President shall also have such other duties and authority as may be prescribed from time to time by the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer or the Board of Directors.

Section 8.  Vice President.  The Vice President, and if there be more than one, the Vice President designated by the Board of Directors, shall, in the event of the absence or disability of the President, have the authority and duties of the President (including the duties and authority of the President as either Chief

Executive Officer or Chief Operating Officer or both, if the President serves as such). In addition, each Vice President shall have such other duties and authority as are normally incident to the office of Vice President or as shall be prescribed from time to time by the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer or the Chief Operating Officer.

Section 9.  Secretary.  The Secretary shall keep a record of all proceedings of the stockholders and the Board of Directors, and shall perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice, if any, of all meetings of the stockholders and shall have such other duties and authority as may be prescribed from time to time by the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer or the Chief Operating Officer. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or in the event of the absence or disability of the Secretary any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed it may be attested by the signature of the Secretary or an Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest such affixing of the seal.

Section 10.  Assistant Secretary.  The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election), shall, in the event of the absence or disability of the Secretary, have the duties and authority of the Secretary and shall have such other duties and authority as may from time to time be prescribed by the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the Chief Operating Officer or the Secretary.

Section 11.  Treasurer.  The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the Chief Operating Officer and the Board of Directors, at its regular meetings or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. The Treasurer shall have such other duties and authority as may from time to time be prescribed by the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer.

Section 12.  Assistant Treasurer.  The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the event of the absence or disability of the Treasurer, have the duties and authority of the Treasurer and shall have such other duties and authority as may from time to time be prescribed by the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the Chief Operating Officer or the Treasurer.

Section 13.  Other Officers.  Any officer who is elected or appointed from time to time by the Board of Directors and whose duties and authority are not specified in these By-Laws shall have such duties and authority as may be prescribed from time to time by the Board of Directors, the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer or the Chief Operating Officer.

ARTICLE V

CERTIFICATES OF STOCK

Section 1.  Form.  The shares of the Corporation shall be represented by certificates; provided, however, that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Certificates of stock in the Corporation, if any, shall be signed by or in the name of the Corporation by the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the President or a Vice President and by the Treasurer or an Assistant

Treasurer or the Secretary or an Assistant Secretary of the Corporation. Where a certificate is countersigned by a transfer agent, other than the Corporation or an employee of the Corporation, or by a registrar, the signatures of the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the President or a Vice President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were such officer, transfer agent or registrar at the date of its issue.

Section 2.  Transfer.  Except as provided in the Certificate of Incorporation of the Company, upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate of stock or uncertificated shares in place of any certificate therefor issued by the Corporation to the person entitled thereto, cancel the old certificate and record the transaction on its books.

Section 3.  Replacement.  In case of the loss, destruction or theft of a certificate for any stock of the Corporation, a new certificate of stock or uncertificated shares in place of any certificate therefor issued by the Corporation may be issued upon satisfactory proof of such loss, destruction or theft and upon such terms as the Board of Directors may prescribe. The Board of Directors may in its discretion require the owner of the lost, destroyed or stolen certificate, or his legal representative, to give the Corporation a bond, in such sum and in such form and with such surety or sureties as it may direct, to indemnify the Corporation against any claim that may be made against it with respect to a certificate alleged to have been lost, destroyed or stolen.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1.  The corporation shall indemnify its directors and officers, and may indemnify its agents and employees, to the full extent now or hereafter permitted under the Certificate of Incorporation of the Corporation and under the General Corporation Law of the State of Delaware; provided, however, that the corporation shall be required to indemnify an officer or director in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the corporation.

Section 2.  Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation under this article.

Section 3.  The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this Article shall not be deemed exclusive or any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Section 4.  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not he would be entitled to indemnity against such liability under the provisions of this Article.

Section 5.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE VII

GENERAL PROVISIONS

Section 1.  Fiscal Year.  The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 2.  Corporate Seal.  The corporate seal shall be in such form as may be approved from time to time by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 3.  Waiver of Notice.  Whenever any notice is required to be given under law or the provisions of the Certificate of Incorporation or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

ARTICLE VIII

AMENDMENTS

Section 1.  These By-Laws may be altered, amended or repealed or new By-Laws may be adopted by the Board of Directors. The fact that the power to amend, alter, repeal or adopt By-Laws has been conferred upon the Board of Directors shall not divest the stockholders of the same powers.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

General Corporation Law

Both EDCI and EDCI Holdings are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Certificate of Incorporation and By-Laws

Our certificate of incorporation and by-laws provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Liability Insurance

Our directors and officers are covered under directors’ and officers’ liability insurance policies maintained by the Company.

II-1

Item 21.	Exhibits and Financial Statement Schedules.

1.	Exhibits.

Number		Description

2.1		Agreement and Plan of Reorganization, dated as of June 3, 2008 (included as Appendix A to the Proxy Statement/Prospectus).
3.1		Certificate of Incorporation of EDCI Holdings, Inc. (included as Appendix B to the Proxy Statement/Prospectus).
3.2		By-laws of EDCI Holdings, Inc. (included as Appendix C to the Proxy Statement/Prospectus).
4	.1*	Specimen of common stock certificate of EDCI Holdings, Inc.
5	.1*	Opinion of Paul Hastings Janofsky & Walker LLP as to the legality of the securities being registered.
8	.1*	Opinion of Paul, Hastings, Janofsky & Walker LLP as to certain U.S. federal income tax matters.
15.1		Acknowledgement of Ernst & Young LLP.
23.1		Consent of Paul Hastings Janofsky & Walker LLP (included in Exhibits 5.1 and 8.1).
23.2		Consent of Ernst & Young LLP.
23.3		Consent of Richards, Layton & Finger, P.A. (included in Exhibit 99.2).
24	.1*	Power of Attorney.
99	.1*	Form of Proxy.
99	.2*	Opinion of Richards, Layton & Finger, P.A.

*	Previously Filed

Item 22.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on June 23, 2008.

EDCI HOLDINGS, INC.

By:	/s/ JORDAN M. COPLAND
Name:     Jordan M. Copland

Title:	Interim Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on the dates indicated.

Signature		Title	Date

/s/ Clarke H. Bailey Clarke H. Bailey		Director and Chairman	June 23, 2008

* /s/ Ramon D. Ardizzone		Director

* /s/ Donald S. Bates		Director

* /s/ Cliff O. Bickell		Director

* /s/ Robert L. Chapman, Jr.		Director

* /s/ Peter W. Gilson		Director

* Horace H. Sibley		Director

* /s/ Howard W. Speaks, Jr.		Director

*By:	/s/ Clarke H. Bailey Clarke H. Bailey Attorney-in-Fact		June 23, 2008

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